As filed with the Securities and Exchange Commission on May 8, 2002

                        Registration No. 333-
                                             ------------

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             -----------------------

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                     ---------------------------------------

                                BRIGHTCUBE, INC.

              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)

           NEVADA                          7372                   87-0431036
(State or Other Jurisdiction of (Primary Standard Industrial    (IRS Employer
Incorporation or Organization)  Classification Code Number)  Identification No.)


                                240 CENTER STREET
                          EL SEGUNDO, CALIFORNIA 90245
                                 (310) 535-4555

    (Address, including zip code, and telephone number, including area code, of registrant's principal executive office and principal place of business)

                                 ERIC C. HOWARD
                             CHIEF FINANCIAL OFFICER
                                240 CENTER STREET
                          EL SEGUNDO, CALIFORNIA 90245
                            TELEPHONE: (310) 535-4555
                            FACSIMILE: (310) 535-4675

                     ---------------------------------------

  (Name, address, including zip code, and telephone number, including area code, of agent for service)

                     ---------------------------------------

                                 with copies to:

             STEPHEN A. WEISS, ESQ.            JOHN C. KIRKLAND, ESQ.
             Greenberg Traurig, LLP            Greenberg Traurig, LLP
                200 Park Avenue           2450 Colorado Avenue, Suite 400E
            New York, New York 10166        Santa Monica, California 90404
           Telephone: (212) 801-9200          Telephone: (310) 586-7700
           Facsimile: (212) 801-6400          Facsimile: (310) 586-7800

                     ---------------------------------------

  Approximate date of proposed sale to the public: From time to time following effectiveness of this Registration Statement.

                     ---------------------------------------
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement in the same offering: [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                        ---------------------------------------

                             CALCULATION OF REGISTRATION FEE

-----------------------  ------------  -----------------  ---------------  -------------
TITLE OF EACH                          PROPOSED MAXIMUM       MAXIMUM        AMOUNT OF
CLASS OF SECURITIES      AMOUNT TO BE   OFFERING PRICE       AGGREGATE     REGISTRATION
TO BE REGISTERED         REGISTERED(5)     PER SHARE      OFFERING PRICE        FEE
-----------------------  ------------  -----------------  ---------------  -------------

Common Stock(1)            30,265,000  $            0.17  $     5,145,050  $      473.34
-----------------------  ------------  -----------------  ---------------  -------------
Common Stock, issuable
upon exercise of
warrants(2)(4)              2,290,000  $          0.1057  $       242,100  $       22.27
-----------------------  ------------  -----------------  ---------------  -------------
Common Stock, issuable
upon exercise of
warrants(3)(4)              1,000,000  $          0.1785  $       178,500  $       16.42
-----------------------  ------------  -----------------  ---------------  -------------
     Total                 33,555,000                                      $      512.03
-----------------------  ------------  -----------------  ---------------  -------------

---------------
(1) Estimated pursuant to Rule 457(c), based on the average of the bid and asked price as of May 6, 2002, solely for the purpose of calculating the registration fee.
(2) The number of shares of common stock that could be acquired upon exercise of all outstanding warrants issued to the Selling Stockholders.
(3) The number of shares of common stock that could be acquired upon exercise of warrants issued to the Placement Agent in connection with the sale of our common stock pursuant to the prospectus of which is a part of this registration statement. See "Plan of Distribution."
(4) Estimated pursuant to Rule 457(i) solely for the purpose of calculating the registration fee.
(5) Pursuant to Rule 416, this registration statement also covers an indeterminable amount of additional securities that may be issued or offered in connection with any stock split, stock dividend or similar transaction.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

     The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                    Subject to Completion, Dated May 8, 2002

                                   PROSPECTUS

                                BRIGHTCUBE, INC.

                        33,555,000 shares of common stock

     We are offering up to 30,000,000 shares of our common stock, from time to time in one or more offerings. We have engaged vFinance Investments, Inc. as our exclusive placement agent to sell 30,000,000 our shares of common stock on a "best efforts" basis. There is no minimum number of shares which may be sold, and our common stock may be offered and sold separately or together in one or more series of issuances. See "Plan of Distribution" beginning on page 44. Each time we sell shares of our common stock:

          -    we will provide a prospectus supplement;

          - the prospectus supplement will inform you about the specific terms of that particular offering and prior sales of our common stock since the date of this document, and

          - the prospectus supplement will also add, update or change information contained in this document, as needed.

     You should read this document and any prospectus supplement carefully before you invest.

     This prospectus also includes 2,290,000 additional shares of our common stock issuable upon exercise of warrants held by certain of our investors. We will receive approximately $242,100 if all such warrants are exercised although we could receive approximately $54,000 less than that amount should cashless exercise provision in certain of those warrants be utilized. We will bear the costs relating to the registration of the securities be registered in this prospectus (other than selling commissions, if any). See "Selling Stockholders."

     This prospectus also includes 1,000,000 shares of common stock that could be acquired upon exercise of warrants which may be issued to our placement agent in connection with the sale of our common stock pursuant to this prospectus. See "Plan of Distribution."

     This prospectus also includes 265,000 shares of common stock which were previously issued to vFinance Investments, Inc. in connection with certain bridge loans. See "Management's Discussion and Analysis of Financial Condition and Results of Operation-Liquidity and Capital Resources."

     Our common stock is traded on the over-the-counter bulletin board, or OTC BB, under the Symbol "BRCU." On May 6, 2002 the reported closing price of our common stock was $0.17 per share.

     INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     You should only rely on the information contained in this prospectus in deciding whether to purchase the securities. We have not authorized anyone to provide you with information different from that contained in this prospectus. The information contained in the prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of securities.

                           VFINANCE INVESTMENTS, INC.

                   The date of this prospectus is May [ ], 2002

     This preliminary prospectus is subject to completion prior to this offering. Among other things, this preliminary prospectus describes our company as we currently expect it to exist at the time of the offering.

                                     TABLE OF CONTENTS
                                     -----------------


                                                                                       PAGE
                                                                                       ----
SUMMARY                                                                                   2
RISK FACTORS                                                                              5
FORWARD LOOKING STATEMENTS                                                               11
USE OF PROCEEDS                                                                          12
MARKET FOR COMMON STOCK                                                                  13
SELECTED FINANCIAL DATA                                                                  14
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS                                                                               15
BUSINESS                                                                                 21
MANAGEMENT                                                                               28
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS                                           35
SELLING STOCKHOLDERS                                                                     38
PRINCIPAL STOCKHOLDERS                                                                   40
DESCRIPTION OF CAPITAL STOCK                                                             42
PLAN OF DISTRIBUTION                                                                     44
LEGAL MATTERS                                                                            46
EXPERTS                                                                                  46
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE                                        46
INFORMATION NOT REQUIRED IN PROSPECTUS                                                 II-1
SIGNATURES                                                                              S-1
EXHIBIT INDEX                                                                           E-1
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS                                              F-1

                                     SUMMARY

     This summary highlights some information from this prospectus. It may not contain all of the information that is important to you. To understand this offering fully, you should read the entire prospectus carefully, including the risk factors and the financial statements.

                                ABOUT OUR COMPANY

     We are a developer and provider of technology, products, services and papers for the professional art, proofing and photography markets. Our award-winning proprietary line of digital papers allows our customers to digitally print high quality art and photography. When used with our complete end-to-end print-on-demand system for the art market, called the "BRIGHTCUBE SOLUTION(TM)," we believe that we are able to provide a single solution for the dissemination and printing of professional quality images.

     Utilizing a digital image bank of art and photography images provided by Devon Publishing Group and other premiere publishers, the BRIGHTCUBE SOLUTION consists of proprietary hardware which receives high-resolution images over the Internet and allows storefronts and service centers to print these images, on-demand on high-end wide-format inkjet printers, to produce high quality fine art and open edition prints.

     We have two primary business units:

          - Consumables, consisting of the sale of digital papers and other products optimized for digital output, and
          - Technology, which consists primarily of the BRIGHTCUBE SOLUTION; which we believe represents a unique, superior quality print-on-demand service for the art market.

     Our business strategy is focused on substantially increasing sales of our digital papers through four significant distribution channels:

          -    our network of BRIGHTCUBE SOLUTION dealers,
          -    to wholesalers and distributors,
          - to large original equipment manufacturers of printer hardware or bulk purchasers, under private labeled brands, and
          -    through a retail website that we maintain, www.photoinkjet.com.

     In addition to revenues derived from paper sales, we receive a portion of a license fee payable on each image transmitted through the BRIGHTCUBE SOLUTION.

     Our principal executive offices are located at 240 Center Street, El Segundo, California, 90245, or we may be reached at (310) 535-4555. We also maintain web sites at www.brightcube.com and www.brightcubesolution.com. The content of these web sites does not constitute a part of this prospectus.

                                  THE OFFERING


Common stock offered in this prospectus:       30,000,000 shares(1)

Common stock currently outstanding:            87,906,995 shares(2)

Common stock outstanding after this offering:  117,906,995 shares(1) (2)

Proceeds:                                      The proceeds of the offering, if any, will be used to
                                               retire approximately $1,325,000 of 12% bridge
                                               notes issued in 2002, and $500,000 to retire a bridge
                                               loan owed to a significant stockholder and the
                                               balance for working capital and general corporate
                                               purposes. See "Use of Proceeds" and other
                                               information included in this prospectus for a
                                               discussion of how we expect to use the net
                                               proceeds.

Risk factors:                                  Investing in our common stock involves a high
                                               degree of risk. See "Risk Factors" and other
                                               information included in this prospectus for a
                                               discussion of factors you should carefully consider
                                               before deciding to invest in our common stock.

OTC BB trading symbol                          "BRCU"

--------------------------------

(1) Does not include up to 3,290,000 shares of common stock issuable to the Selling Stockholders upon exercise of warrants and 265,000 shares of common stock which were previously issued in connection with certain bridge loans.

(2) The number of our shares of common stock outstanding both prior and after the offering does not include: 14,523,845 shares of common stock reserved for issuance upon exercise of outstanding options; 24,470,990 shares of common stock reserved for issuance upon exercise of outstanding warrants; and 1,000,000 shares of common stock that could be acquired upon exercise of warrants which may be issued to our placement agent in connection with the sale of our common stock pursuant to this prospectus.

                          SUMMARY FINANCIAL INFORMATION

     The following table summarizes our consolidated statement of operations data for the periods presented. You should read this information in conjunction with "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the related notes appearing elsewhere in this prospectus. Our financial statements are prepared in accordance with United States generally accepted accounting principles, or GAAP. Note that historical results are not necessarily indicative of future results.


                                                    YEARS ENDED DECEMBER 31,
                                                ------------------------------
STATEMENT OF OPERATIONS DATA:                        2001            2000
----------------------------------------------  --------------  --------------

Revenues                                        $   1,568,000   $          --
Cost of Revenues                                    1,006,700              --
Gross Profit                                          561,300              --
Loss from continuing operations                   (11,442,900)             --
Loss from discontinued operations                    (385,400)    (11,074,300)
Net Loss                                          (11,828,300)    (11,074,300)
Net Loss allocable to common stockholders       $ (11,828,300)  $ (11,431,300)
Loss per common share:
Basic and diluted for continuing
operations                                      $       (0.16)  $          --
Basic and diluted for discontinued operations           (0.01)          (0.35)
                                                --------------  --------------

Basic and diluted net (loss) per common share   $       (0.17)  $       (0.35)
                                                --------------  --------------

Basic and diluted weighted-average
common shares outstanding                          70,016,600      32,788,300
------------------------------------------------------------------------------


                                                --------------  --------------
                                                 DECEMBER 31,    DECEMBER 31,
                                                     2001           2000
                                                --------------  --------------

          BALANCE SHEET DATA:
Cash and Cash Equivalents                       $     237,200   $   3,787,300
Working capital (deficiency)                         (615,200)      2,295,500
Total assets                                        5,563,700      14,721,700
Short-term portion of Note Payable                    345,000         345,000
Payable to Stockholders                               620,500          31,600
Long-term portion of Note Payable                          --         345,000
Total stockholders' equity                          3,507,200      12,322,400
------------------------------------------------------------------------------

                                  RISK FACTORS

     Much of the information included in this prospectus includes or is based upon estimates, projections or other "forward looking statements." Such forward-looking statements include any projections or estimates made by us and our management in connection with our business operations. While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein.

     Such estimates, projections or other "forward looking statements" involve various risks and uncertainties, as outlined below. We caution the reader that, in some cases, important factors have affected, and in the future could materially affect, actual results and may cause actual results to differ materially from the results expressed in any such estimates, projections or other "forward looking statements." Factors that may affect our future performance are set forth in this section and in the discussion in "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 15 of this prospectus. Also see our discussion of "Forward Looking Statements" beginning on page 11 of this prospectus.

     Our securities may be considered speculative and prospective investors should consider carefully the risk factors set out below and our limited cash balances.

WE HAVE INCURRED SIGNIFICANT HISTORICAL LOSSES AND MAY CONTINUE TO INCUR LOSSES.

     Through our fiscal year ended December 31, 2001, we incurred accumulated losses of approximately $27,554,200. In order to achieve profitability, we will be required to significantly increase our revenues. However, to do so, we may need to add additional employees and invest in capital equipment. If our revenue growth is slower than we anticipate, or our operating expenses exceed our expectations, we may continue to incur losses or they may be significantly greater. We may never achieve profitability. Primarily as a result of our recurring losses and limited cash balances, our independent certified public accountants modified their report on our December 31, 2001 financial statements to include an uncertainty paragraph wherein they expressed substantial doubt about our ability to continue as a going concern.

WE ARE MUCH LIKE A START-UP COMPANY AND HAVE A LIMITED OPERATING HISTORY ON WHICH TO EVALUATE OUR POTENTIAL FOR FUTURE SUCCESS.

     We refocused on our business model in December 2000 with the acquisition of Extreme Velocity Group, Inc., or EVG, and therefore are much like a start-up company. We have only a limited operating history upon which you can evaluate our business and prospects, and have yet to develop sufficient experience regarding actual revenues to be received from our products and services. You must consider the risks and uncertainties frequently encountered by early stage companies in new and rapidly evolving markets, such as e-commerce and digital imaging. If we are unsuccessful in addressing these risks and uncertainties, our business, results of operations and financial condition will be materially and adversely affected.

OUR FUTURE REVENUES ARE UNPREDICTABLE AND OUR QUARTERLY OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY.

     We have no significant revenue history with respect to our recently launched products and services. We cannot forecast with any degree of certainty the amount of revenue to be generated by any of our product or service lines. In addition, we cannot predict the consistency of our quarterly operating results. Factors which may cause our operating results to fluctuate significantly from quarter to quarter include:

     -    our ability to attract new and repeat customers;
     -    our customers' ability to attract new and repeat customers;
     - our ability to keep current with the evolving preferences of our target market;
     -    our ability to manage the number of items listed for our services;
     -    our ability to protect our proprietary technology;
     - the ability of our competitors to offer new or enhanced features, products or services;
     -    the growth of the digital imaging market as projected;
     -    the level of use of the Internet and online services;
     -    consumer confidence in the security of transactions over the Internet;

     - unanticipated delays or cost increases with respect to product and service introductions;
     - the costs, timing and impact of our marketing and promotion initiatives; and
     - unanticipated delays in the development and distribution of our digital papers.

     Because of these and other factors, we believe that year-to-year comparisons of our results of operations are not good indicators of our future performance. If our operating results fall below the expectations of securities analysts and investors in some future periods, then our stock price may decline.

WE  WILL  NEED  ADDITIONAL  CAPITAL.

     We currently anticipate that our available funds will be sufficient to meet our anticipated needs for working capital, capital expenditures and business operations until May 24, 2002. Thereafter, we will need to raise additional capital. As additional funds are raised through this offering or the issuance of other equity or convertible debt securities, the percentage ownership of our existing stockholders will be reduced, stockholders may experience additional dilution and such securities may have rights, preferences and privileges senior to those of our common stock. There can be no assurance that, if required, additional financing will be available on terms favorable to us, or at all. If adequate funds are not available or are not available on acceptable terms when required we may not be able to fund expansion, continue to offer products and services, take advantage of unanticipated acquisition opportunities, develop or enhance services or products or respond to competitive pressures. Such inability could have a material adverse effect on our business, results of operations and financial condition and future prospects.

WE  ARE  GROWING  RAPIDLY, AND EFFECTIVELY MANAGING OUR GROWTH MAY BE DIFFICULT.

     We are currently experiencing a period of significant expansion with a number of products. In order to execute our business plan, we must continue to grow significantly. This growth will strain our personnel, management systems and resources. To manage our growth, we must implement operational and financial systems and controls, attract and retain senior management and recruit, train and manage new employees. We cannot be certain that we will be able to integrate new executives and other employees into our organization effectively. If we do not manage growth effectively, our business, results of operations and financial condition will be materially and adversely affected.

THERE  ARE  A  LIMITED  NUMBER  OF  PAPER MILLS CAPABLE OF PRODUCING OUR PAPERS.

     Our line of digital papers is manufactured by independent paper mills and coating mills to our specifications. There are only a limited number of mills capable of producing such papers. We believe that our current relationships with the mills are strong and that should we lose a mill we will be able to replace its production with that from another mill. However, due to the limited number of these mills such replacement cannot be guaranteed. Therefore the loss of a mill could damage our ability to have our papers produced. Even if we are able to replace the output from a mill, we would most certainly face a short-term supply problem until we would be able to get a new mill up and running. We require most of our mills to enter into exclusive production agreements on our paper lines. If we were required to switch mills it may be difficult to renegotiate such agreements. Without those agreements the confidentiality of our proprietary formulations for the coatings applied to those papers could be jeopardized. This could cause serious damage to our business.

OUR PAPERS ARE SUBJECT TO A SHORT LIFE SPAN AND THEIR DESIGN AND PRODUCTION IS DEPENDANT ON KEY PERSONNEL.

     The market for digital papers has evolved quickly and the pace of change is expected to increase in the future. We are therefore required to continually update our designs and create new designs. If we fail to do so, our ability to sell our papers will decline rapidly. The design and production is dependant on key personnel who research and develop the coatings applied to these papers. These personnel also have critical relationships with our suppliers. The loss of any of these individuals could severally damage our ability to design and sell our paper line.

THE INTRODUCTION OF NEW AND BETTER PAPERS BY OUR COMPETITORS COULD DAMAGE OUR ABILITY TO SELL THESE PAPERS.

     Should our competitors introduce new products or papers superior to our product line, we may not be able to sell as much paper as anticipated. The competition over paper is based largely on the gamut (range of colors produced on a particular paper) and the length of time a paper can maintain an image without significant fading in the colors. These attributes are achieved mostly through the coating applied to the papers. Should our competitors produce better coatings our paper could become obsolete.

     Additionally, we are able to maintain high margins on our paper as we sell to high-end niche markets. We believe we can maintain such margins by continually introducing new products. However, should significant competition enter our markets such margins could be impacted.

OUR NETWORK OF FRAME SHOP DEALERS HAS BEEN DECLINING SINCE YEAR-END FISCAL YEAR 2000.

     As part of our acquisition of EVG we acquired their network of independent frame shop member contracts. These frame shops subscribed to our services and paid us a monthly fee. Since December 31, 2000, this network has been in decline due to cancellations among the dealers. The cancellations resulted largely from our change of focus away from offering the dealers exclusive zip code based distribution rights to artwork sold through our e-commerce site, www.frameyourart.com. As a result of the declining membership base, we performed an analysis of our long lived assets and concluded that a $4,711,800 impairment write down of goodwill was necessary in 2001. We do not expect to receive any significant amount of revenue from the dealer network going forward.

WE DEPEND ON OUR KEY PERSONNEL TO OPERATE OUR BUSINESS, AND WE MAY NOT BE ABLE TO HIRE ENOUGH ADDITIONAL MANAGEMENT AND OTHER PERSONNEL AS OUR BUSINESS GROWS.

     Our performance is substantially dependent on the continued services and on the performance of our executive officers and other key employees. The loss of the services of any of these executive officers or key employees could materially and adversely affect our business. We currently do not have any "key person" insurance on any of our executive officers or key employees. Additionally, we believe we will need to attract, retain and motivate talented management and other highly skilled employees to be successful. Competition for employees who possess knowledge of our industry and our target markets is intense. We may be unable to retain our key employees or attract, assimilate and retain other highly qualified employees in the future.

SECURITY  IS  CRITICAL  TO  OUR  TECHNOLOGY  DIVISION.

     Our Image Bank, which is critical to the BRIGHTCUBE SOLUTION, consists of digital images obtained mainly from third parties that own the rights to the use of such images. The owners of these images give us the images because, among other reasons, they are comfortable that such images will be secure and not be available for unrestricted use. All images are encrypted before transmission and immediately erased in each remote location after use by our system. We have had security assessments performed and based on these assessments and the design of the we believe that the system is reasonably secure. However, should the security of our system be compromised we may have difficulty maintaining and growing our Image Bank.

OUR  TECHNOLOGY  DIVISION  IS  DEPENDANT  ON  THE  AVAILABILITY  OF  BROADBAND
CONNECTIONS.

     The BRIGHTCUBE SOLUTION consists of, in part, a remote piece of hardware that resides in each of our customer's locations. This hardware is connected to our servers through a high-speed broadband Internet connection, such as a digital subscriber line (DSL) or cable modems. The BRIGHTCUBE SOLUTION cannot function without such connections. The availability of high-speed connections varies through the United States and internationally. We believe that such connections are becoming widely available but if this not the case then it will be difficult to grow the BRIGHTCUBE SOLUTION.

OUR TECHNOLOGY DIVISION IS DEPENDENT ON THE AVAILABILITY OF DIGITAL IMAGES.

     The BRIGHTCUBE SOLUTION allows our end-users to print images from our Image Bank. The images contained in the Image Bank are critical to the appeal of the system. Most of the images are owned by third parties such as the Devon Publishing Group. Our ability to grow the BRIGHTCUBE SOLUTION'S revenue is dependent on, among other things, being able to maintain and grow the Image Bank. While we currently do not believe the availability of such images is a problem, should that change, the value of the BRIGHTCUBE SOLUTION could be significantly reduced or limited. Additionally, should the cost of digitizing images become too great we would have a difficult time obtaining images at a reasonable cost.

WE MAY FAIL TO ESTABLISH AN EFFECTIVE INTERNAL SALES ORGANIZATION.

     To date, we have relied to a significant extent on outside parties to develop new customer opportunities. We believe that the growth of revenues will depend on our ability to establish an aggressive and effective internal sales organization. We will need to increase this sales force in the coming year in order to execute our new business plan. Our ability to increase our sales force involves a number of risks and uncertainties, including competition and the length of time for new sales employees to become productive. If we do not develop an effective internal sales force, our business will be materially and adversely affected.

WE  MAY  NOT  BE  ABLE  TO  COMPETE  SUCCESSFULLY.

     The markets in which we are engaged are new, rapidly evolving and intensely competitive, and we expect competition to intensify further in the future. We currently or potentially compete with a number of other companies, including some large manufacturers and distributors of paper, photography equipment and a number of other small services, including those that serve specialty markets. A potential competitor could develop paper technology or print-on-demand technology that is competitive or superior to ours.

WE  MAY  FAIL  TO  ESTABLISH  AND  MAINTAIN  STRATEGIC  RELATIONSHIPS.

     We have established in the past, and intend to establish in the future strategic alliances to increase the number of customers using our products and services. In the future, we may not be able to enter into these relationships on commercially reasonable terms or at all. Even if we enter into strategic alliances, our partners may not attract significant numbers of users. Therefore, our infrastructure may not generate the anticipated level of revenue. Our inability to enter into new distribution relationships or strategic alliances and expand our existing ones could have a material and adverse effect on our business. We also plan on entering into strategic partnerships to market and distribute our papers and the Brightcube Solution(TM). Failure to do so could limit and damage our ability to penetrate our target markets.

OUR LONG-TERM SUCCESS DEPENDS ON THE DEVELOPMENT OF THE DIGITAL AND E-COMMERCE MARKETS, WHICH IS UNCERTAIN.

     Our future revenues and profits substantially depend upon the widespread acceptance and use of the Internet as an effective medium of commerce by consumers and for digital image delivery. Rapid growth in the use of the web and commercial online services is a recent phenomenon. Demand for recently introduced services and products over the web and online services is subject to a high level of uncertainty. The development of the web and online services as a viable commercial marketplace is subject to a number of factors, including the following:

          - e-commerce is at an early stage and buyers may be unwilling to shift their purchasing from traditional vendors to online vendors;
          - insufficient availability of telecommunication services or changes in telecommunication services could result in slower response times;
          - adverse publicity and consumer concerns about the security of e-commerce transactions on the Internet could discourage its acceptance and growth; and
          - concerns regarding the quality of images produced by inkjet printers could limit the appeal of our paper and print-on-demand systems.

OUR  OPERATIONS  ARE  DEPENDENT ON THE ABILITY TO PROTECT OUR OPERATING SYSTEMS.

     We maintain substantially all of our computer systems at Qwest Communications, Inc. Our operations are dependent in part on their ability to protect its operating systems against physical damage from fire, floods, earthquakes, power loss, telecommunications failures, break-ins or other similar events. Furthermore, despite their implementation of network security measures, their servers are also vulnerable to computer viruses, break-ins and similar disruptive problems. The occurrence of any of these events could result in interruptions, delays or cessations in service to their users, which accordingly could have a material adverse effect on our business, results of operations and financial condition.

WE FACE RISKS ASSOCIATED WITH GOVERNMENT REGULATION OF AND LEGAL UNCERTAINTIES SURROUNDING THE INTERNET.

     Any new law or regulation pertaining to the Internet, or the application or interpretation of existing laws, could increase our cost of doing business or otherwise have a material and adverse effect on our business, results of operations and financial condition. Laws and regulations directly applicable to Internet communications, commerce and advertising are becoming more prevalent. The law governing the Internet, however, remains largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws governing intellectual property, copyright, privacy, obscenity, libel and taxation apply to the Internet. In addition, the growth and development of e-commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad.

WE MAY FACE INTERRUPTION OF PRODUCTION AND SERVICES DUE TO INCREASED SECURITY MEASURES IN RESPONSE TO TERRORISM.

     Our business depends on the free flow of products and services through the channels of commerce. Recently, in response to terrorists' activities and threats aimed at the United States, transportation, mail, financial and other services have been slowed or stopped altogether. Further delays or stoppages in transportation, mail, financial or other services could have a material adverse effect on our business, results of operations and financial condition. Furthermore, we may experience an increase in operating costs, such as costs for transportation, insurance and security as a result of terrorist activities and potential activities. We may also experience delays in receiving payments from payers that have been affected by the terrorist activities and potential activities. The U.S. economy in general is being adversely affected by the terrorist activities and potential activities and any economic downturn could adversely impact our results of operations, impair our ability to raise capital or otherwise adversely affect our ability to grow our business.

ANTI-TAKEOVER PROVISIONS AND OUR RIGHT TO ISSUE PREFERRED STOCK COULD MAKE A THIRD-PARTY ACQUISITION OF US DIFFICULT.

     We are a Nevada corporation. Anti-takeover provisions of Nevada law could make it more difficult for a third party to acquire control of us, even if such change in control would be beneficial to stockholders. Our articles of incorporation provide that our Board of Directors may issue preferred stock without stockholder approval. The issuance of preferred stock could make it more difficult for a third party to acquire us. All of the foregoing could adversely affect prevailing market prices for our common stock.

LIMITED TRADING VOLUMES AND SHARES ELIGIBLE FOR FUTURE SALE BY OUR CURRENT STOCKHOLDERS MAY ADVERSELY AFFECT OUR STOCK PRICE.

     To date, we have had a very limited trading volume in our common stock. As long as this condition continues, the sale of a significant number of shares of common stock at any particular time could be difficult to achieve at the market prices prevailing immediately before such shares are offered. In addition, sales of substantial amounts of common stock, including shares issued upon the exercise of outstanding options and warrants, under Securities and Exchange Commission Rule 144 or otherwise could adversely affect the prevailing market price of our common stock and could impair our ability to raise capital at that time through the sale of our securities. In addition to the shares of our common stock being registered for resale pursuant to this prospectus, we are obligated to register an aggregate of 39,814,023 additional shares of our common stock for resale under the Securities Act if so demanded by Intellect Capital Group LLC, a Delaware limited liability company, or ICG, pursuant to an agreement with ICG. To date, no such demand has been made; however upon completion of such registration, a substantial number of additional securities will be placed into the public market with the potential adverse consequences described above. In addition, 18,192,600 restricted shares were issued to the stockholders of EVG upon the acquisition of EVG. If ICG demands registration of its shares, the former EVG stockholders have the option of attaching these shares to be registered. A large portion of these shares became freely tradable under Rule 144, promulgated under Securities Act of 1933, in December 2001. In addition, should Albert Marco, our CEO and majority stockholder of EVG, be terminated without cause within 18 months of his employment (December 2000), we are obligated to provide the EVG stockholders piggyback registration rights.

DILUTION  OF  COMMON  STOCKHOLDERS;  CONTROLLING  STOCKHOLDER.

     The sale of a substantial number of shares of our common stock in the public market, or the prospect of such sales, could materially and adversely affect the market price of our common stock. We are authorized to issue up to 200,000,000 shares of common stock. To the extent of such authorization, our

Board of Directors will have the ability, without seeking stockholder approval, to issue additional shares of common stock in the future for such consideration as our Board of Directors may consider sufficient. The issuance of additional common stock in the future will reduce the proportionate ownership and voting power of our common stock held by existing stockholders.

     We are also authorized to issue up to 500,000 shares of preferred stock, the rights and preferences of which may be designated in series by our Board of Directors. To the extent of such authorization, such designations may be made without stockholder approval. We issued 900 shares of our Series B Preferred Stock in a private placement financing in June 2000. Such shares were convertible automatically into common stock, on or before July 7, 2000, in an amount equal to 50% of our then-outstanding common stock following the conversion (on a fully-diluted basis). As a result of this initial issuance of Series B Preferred Stock, the holder of the 900 shares of Series B Preferred Stock became a controlling stockholder at year-end 2001. At July 8, 2000 we had 33,825,266 shares of common stock outstanding on a fully-diluted basis and therefore if all of the Series B Preferred Stock had been converted on that date, the holder of the Series B Preferred Stock would have owned and controlled 50% of our fully-diluted stock. However, on July 8, 2000, we did not have enough shares of authorized common stock to convert all of the Series B Preferred Stock. On July 8, 2000, we issued 27,914,023 shares of common stock in conversion of the Series B Preferred Stock. Pursuant to the terms of the May 22, 2000 letter agreement between the holder of the Series B Preferred Stock and us, we incurred penalties of $13,122,959 as a result of the inability to convert the remainder of the Series B Preferred Stock. These penalties were waived by the holder in exchange for the issuance of warrants to purchase an aggregate of 11,900,000 shares of our common stock at an exercise price of $1.65 per share. The warrants may be exercised or exchanged on a two-for-one basis for shares of our common stock. The conversion has diluted, and the exercise of these warrants will dilute, the interests of our other stockholders. We also have an aggregate of 38,994,835 shares reserved for issuance upon exercise of stock options and warrants (including the 11,900,000 shares described above) outstanding as of March 31, 2002.

     In December 2000, we acquired Extreme Velocity Group, Inc., or EVG, a provider of Internet and imaging solutions to the business-to-business art market. In connection with the merger, we issued approximately 18.2 million shares of common stock, including approximately 3.2 million shares held in escrow for indemnification obligations of the former EVG stockholders and subsequently authorized for released in December 2001 but actually released in April 2002, in exchange for all outstanding shares of EVG.

     Sales in the public market of substantial amounts of our common stock, including sales of common stock issuable upon exercise of options and warrants, could depress prevailing market prices for our common stock. Even the perception that such sales could occur might impact market prices for the common stock. The existence of outstanding options and warrants may prove to hinder our future equity financings. In addition, the holders of such options and warrants might exercise them at a time when we would otherwise be able to obtain additional equity capital on terms more favorable to us. Such factors could materially and adversely affect our ability to meet our capital needs.

ACQUISITIONS  MAY  DISRUPT  OR OTHERWISE HAVE A NEGATIVE IMPACT ON OUR BUSINESS.

     In December 2000, we merged with EVG, a provider of digital papers and Internet services to the art market. In connection with the merger, we issued approximately 18.2 million shares of our common stock in exchange for all outstanding shares of EVG. Of the 18.2 million shares issued to the former EVG stockholders, 3.2 million shares were held in a twelve month escrow to cover any indemnification obligations of the former EVG stockholders and subsequently released in December 2001. In addition, we paid $800,000 in cash to a company owned by Albert Marco, the principal stockholder of EVG and our current Chief Executive Officer, as payment for services, goods, certain accounts payable and funding provided to EVG. We also assumed a $690,000 line of credit. In anticipation of the closing of the merger, we reduced our Campbell, California staff from 44 persons to 20 persons. In November 2001, we sold the remainder of these operations to Canon USA, Inc. As of March 15, 2002, we do not have any staff in Campbell, California. This reduction, which impacted all departments of Brightcube, eliminated duplication in operations and personnel after the merger was consummated and reduced our expenditures. Amounts paid for severance did not have a material affect on the financial statements.

     We may acquire or make investments in other complementary businesses, products, services or technologies on an opportunistic basis when we believe they will assist us in carrying out our business strategy. Growth through acquisitions has been a successful strategy used by other companies. If we buy another company, then we could have difficulty in assimilating that company's personnel and operations. In addition, the key personnel of the acquired company may decide not to work for us. An acquisition could distract our management and employees and increase our expenses. Furthermore, we may have to incur debt or issue equity securities to pay for any future acquisitions the issuance of which could be dilutive to our existing stockholders.

OUR  COMMON  STOCK  PRICE  IS  LIKELY  TO  BE  HIGHLY  VOLATILE.

     The market price of our common stock is likely to be highly volatile as the stock market in general, and the market for Internet-related and technology companies in particular, has been highly volatile. Investors may not be able to resell their shares of our common stock following periods of volatility because of the market's adverse reaction to volatility. The trading prices of many technology and Internet-related companies' stocks have reached historical highs within the last two years and have reflected valuations substantially above historical levels. During the same period, these companies' stocks have also been highly volatile and have recorded historical lows. We cannot assure you that our stock will trade at the same levels as other Internet stocks or that Internet stocks in general will again reach their high market prices.

     Factors that could cause such volatility may include, among other things:

          - actual or anticipated fluctuations in our quarterly operating results;
          -    announcements of technological innovations;
          -    changes in financial estimates by securities analysts;
          -    conditions or trends in the Internet industry; and
          -    changes in the market valuations of other Internet companies.

     In addition, our stock is currently traded on the OTC BB and it is uncertain that we will be able to successfully apply for listing on the AMEX, the NASDAQ National Market, or the Nasdaq SmallCap Market in the foreseeable future due to the trading price for our common stock, our working capital and revenue history. Failure to list our common stock on the AMEX, the NASDAQ National Market or the NASDAQ SmallCap Market will impair the liquidity of our stock.

                           FORWARD LOOKING STATEMENTS

     We may from time to time make written or oral statements that are "forward looking," including statements contained in this prospectus and other filings with the Securities and Exchange Commission and in reports to our stockholders or other regulatory authorities. These statements include statements regarding our intent, belief and current expectations about our strategic direction, prospects and future results. We have described some of the important factors that affect these statements as we discussed each subject. These matters are inherently difficult to predict. These statements are made on the basis of our views and assumptions, as of the time the statements are made, regarding future events and business performance. There can be no assurance, however, that our expectations will necessarily come to pass. Actual results may differ materially from what is presented in this prospectus.

     For an enterprise doing business with customers in many different geographic regions and many different lines of business, a wide range of factors could materially affect our future developments and performance, including the following:

          - Changes in company-wide or business-group strategies, which may result in changes in the types, mix or geographic location of businesses in which we are involved;
          - Changes in U.S., global or regional economic conditions, which may affect the sales of our products or services, our relationships with our suppliers and the performance of our employees;
          - Changes in global financial and equity markets, including significant interest rate fluctuations, which may impede our access to, or increase the cost of, external financing for our operations and investments;
          - Increased competitive pressures which may, among other things, affect our performance and lead to increased expenses in such areas as marketing, research and development and sales;
          - Increased security measures in response to terrorist activities and potential activities may increase our operating costs and cause us significant delays; and
          - This list of factors that may affect future performance and the accuracy of forward-looking statements are illustrative, but by no means exhaustive. Accordingly, all forward-looking statements should be evaluated with the understanding of their inherent uncertainty.

                                 USE OF PROCEEDS

     Except as otherwise provided in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities, if any, as follows:

          - $1,325,000, plus accrued interest, to retire 12% bridge loans due in November and December of 2002, issued in February and March of 2002 (accrued interest on this debt was $12,400 at March 31, 2002);
          - $500,000, plus accrued interest, to retire all or a portion of our bridge loan owed to Intellect Capital Group, LLC, a significant stockholder of our Company (accrued interest on this debt was $33,500 at March 31, 2002); and
          - the balance for working capital and general corporate purposes, which may include research and development expenses and expansion of our sales and marketing efforts.

     The principal purposes of this offering are to increase our operating and financial flexibility. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds we will have upon completion of this offering. Accordingly, our management will have broad discretion in the application of net proceeds, if any. The indebtedness owed to a significant stockholder is evidenced by a 12% bridge loan due upon demand after November 30, 2002.

     The description above represents our best estimate of the uses of the net proceeds to be received in this offering, based on current planning and business conditions. We believe that our existing revenue, capital resources and the net proceeds of this offering will be sufficient to maintain our current and planned operations for a period of at least 12 months from the date of this prospectus. If we do not receive any proceeds from the sale of securities under this prospectus we may be forced to seek alternative financing, if available, or to severely curtail of cease operations.

     Proceeds not immediately needed will be invested in bank certificates of deposit, insured bank deposit accounts or similar investments.

                             MARKET FOR COMMON STOCK

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     Our common stock has been traded on the OTC BB under the trading symbol "LOFT" since March 1, 1999 and under the trading symbol "BRCU" since December 8, 2000. Prior to March 1, 1999 our common stock was traded even less frequently in the public market. The following table sets forth, for the periods indicated, the high and low bid prices for our common stock as reported by various OTC BB market makers. The quotations reflect inter-dealer prices and may not reflect adjustments for retail mark-ups, mark-downs, or commissions and may not reflect actual transactions.


-----------------------------------------  ------  -------
                  2000                      HIGH     LOW
-----------------------------------------  ------  -------
First Quarter (January 1 to March 31)      $3.625  $ 1.718
-----------------------------------------  ------  -------
Second Quarter (April 1 to June 30)        $2.937  $ 1.312
-----------------------------------------  ------  -------
Third Quarter (July 1 to September 30)     $2.625  $ 1.000
-----------------------------------------  ------  -------
Fourth Quarter (October 1 to December 31)  $1.500  $ 0.500
-----------------------------------------  ------  -------
                  2001                      HIGH    LOW
-----------------------------------------  ------  -------
First Quarter (January 1 to March 31)      $0.343  $ 0.078
-----------------------------------------  ------  -------
Second Quarter (April 1 to June 30)        $0.400  $ 0.120
-----------------------------------------  ------  -------
Third Quarter (July 1 to September 30)     $0.350  $ 0.250
-----------------------------------------  ------  -------
Fourth Quarter (October 1 to December 31)  $0.260  $ 0.060
-----------------------------------------  ------  -------
                   2002                     HIGH    LOW
-----------------------------------------  ------  -------
First Quarter (January 1 to March 31)      $0.340  $0.0600
-----------------------------------------  ------  -------

     As of March 15, 2002, there were approximately 400 holders of record of our common stock, which figure does not take into account those stockholders whose certificates are held in the name of broker-dealers or other nominees.

DIVIDEND POLICY

     To date, we have never declared or paid any cash dividends on our capital stock. We currently intend to retain any future earnings for funding growth and therefore, do not expect to pay any dividends in the foreseeable future.

                             SELECTED FINANCIAL DATA

     Set forth below are statements of operations data for the years ended December 31, 2001 and 2000, respectively. You should read this information in conjunction with our Consolidated Financial Statements and related Notes appearing elsewhere in this prospectus.

STATEMENT OF OPERATIONS DATA:                                            2001           2000
-------------------------------------------------------------------------------------------------

Revenues                                                             $  1,568,000   $         --
Cost of Revenues                                                        1,006,700             --
-------------------------------------------------------------------------------------------------
Gross profit                                                              561,300             --
-------------------------------------------------------------------------------------------------
Operating Results
Sales and marketing                                                     1,184,700             --
General and administrative, including goodwill impairment loss of
$4,711,800 in 2001                                                     10,427,800             --
-------------------------------------------------------------------------------------------------
Total operating expenses                                               11,612,500             --
-------------------------------------------------------------------------------------------------
Loss from operations                                                  (11,051,200)            --
-------------------------------------------------------------------------------------------------
Other income (expense):
    Interest income                                                        26,700             --
    Interest & other expense                                             (542,200)            --
    Other income                                                          126,200             --
-------------------------------------------------------------------------------------------------
Total other income (expense)                                             (389,300)            --
-------------------------------------------------------------------------------------------------
Loss before income taxes                                              (11,440,500)            --
Income tax expense                                                          2,400             --
-------------------------------------------------------------------------------------------------
Loss from continuing operations                                       (11,442,900)            --
Loss from discontinued operations                                        (978,500)   (11,074,300)
Gain on disposal of discontinued operations                               593,100             --
-------------------------------------------------------------------------------------------------
Net loss                                                              (11,828,300)   (11,074,300)
Deemed dividend on Redemption of Series A Preferred Stock                      --       (357,000)
-------------------------------------------------------------------------------------------------
Net loss allocable to common stockholders                            $(11,828,300)  $(11,431,300)
-------------------------------------------------------------------------------------------------
Loss per common share:
Basic and diluted for continuing operations                          $      (0.16)  $         --
Basic and diluted for discontinued operations                               (0.01)         (0.35)
                                                                     -------------  -------------
Basic and diluted net loss per common share                          $      (0.17)  $      (0.35)
                                                                     -------------  -------------
Basic and diluted weighted-average common shares outstanding           70,016,600     32,788,300
                                                                     -------------  -------------

           -----------------------------------  --------------  -------------
                                                  DECEMBER 31,   DECEMBER 31,
           BALANCE SHEET DATA:                       2001           2000
           -----------------------------------  --------------  -------------
           Cash and Cash Equivalents            $     237,200   $   3,787,300
           -----------------------------------  --------------  -------------
           Working capital (deficiency)              (615,200)      2,295,500
           -----------------------------------  --------------  -------------
           Total assets                             5,563,700      14,721,700
           -----------------------------------  --------------  -------------
           Short-term portion of Note Payable         345,000         345,000
           -----------------------------------  --------------  -------------
           Payable to Stockholders                    620,500          31,600
           -----------------------------------  --------------  -------------
           Long-term portion of Note Payable               --         345,000
           -----------------------------------  --------------  -------------
           Total stockholders' equity               3,507,200      12,322,400
           -----------------------------------  --------------  -------------

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with "Selected Financial Data" and the consolidated financial statements and notes included elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under "Risk Factors" and elsewhere in this prospectus.

GENERAL

     We are a developer and provider of technology, products, services and papers for the professional art and photography markets. Utilizing our Image Bank, the BRIGHTCUBE SOLUTION(TM) consists of proprietary hardware which receives high-resolution images over the Internet and allows storefronts and service centers to print these images, on-demand on high-end wide-format inkjet printers, to produce fine art and open edition prints of incredibly high quality.

     We now have two primary business units:

          - Consumables, consisting of the sale of digital papers and other products optimized for digital output, and
          - Technology, which consists of our dealer networks along with the BRIGHTCUBE SOLUTION; which we believe represents a unique, superior quality print-on-demand service.

HISTORY

     We were founded in 1993 as Western Image Technology, Inc., a California corporation, and later changed our name to AltaVista Technology, Inc. In July 1998, we sold our URL, AltaVista.com, to Digital Equipment, now Compaq Computer, and thereafter changed our name to Photoloft.com Inc., or Photoloft. Through February 1999, revenues were derived primarily through the sale of advertising. Beginning in February 1999, we began focusing on increasing e-commerce sales and advertising sales. This continued to be the Company's focus through the first half of 2000 at which point we began focusing on providing private label sites to other businesses that wanted their own photo sharing sites and by powering other digital imaging applications. These services generated revenue through revenue splits with our clients and hosting fees.

     On December 20, 2000 we changed our name to Brightcube, Inc. after the acquisition of EVG by PhotoLoft. PhotoLoft provided the digital imaging software and hosting infrastructure business lines, known as ASP Services, and EVG provided the digital paper (Consumables division) and dealer networks division (now called the Technology division). In December 2000 we changed our focus to that of a developer and provider of digital imaging infrastructure, technology, products, services and papers for the professional art and photography markets. We utilized several web sites, a line of digital papers (Consumables), digital imaging software and hosting infrastructure and a subscription based dealer network to enable our clients to store, deliver and print images. During 2001, we introduced the BRIGHTCUBE SOLUTION, sold the ASP Services (Photoloft) division and experienced a significant decline in dealer memberships to our dealer network of frame shops subscribing to the www.frameyourart.com network.

CRITICAL ACCOUNTING POLICIES

     In December 2001, the SEC requested that all registrants list their three to five most "critical accounting policies" in their Management's discussion and analysis. The SEC indicated a "critical accounting policy" is one which is both important to the portrayal of the company's financial condition and results and requires management's most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. Our significant accounting policies are described in Notes to the consolidated financial statements included as Exhibit 99.9 to our From 10-KSB for the year ended December 31, 2001. We believe that the following accounting policies fit the definition of critical accounting policies:

Revenue  Recognition

     Our revenue recognition is significant because our revenue is a key component of our results of operations and affects the timing of certain expenses such as commissions. Our revenues are currently derived principally from the sale of hardware and digital images through the BRIGHTCUBE SOLUTION and the sale of consumables products related to the fine art and digital market. During 2001 we also had subscription revenues derived from numerous customers located principally in metropolitan areas throughout the United States and billed to credit cards on a monthly basis. The subscription revenues are not expected to be significant during 2002 and beyond. Generally, the credit cards were billed at the end of a month of service. Product revenues from the sale of digital paper, related products and images or download of the image are recognized when delivered to the customer (generally upon shipment or download), provided no significant obligations remain and collectibility is likely. However, collectibility is an estimate based on our experience and knowledge of each specific account. Should collectibility decline unexpectedly, our cash flows would suffer. We provide for an allowance for product returns when the related sale is recorded. Historically, product returns have been insignificant. See "Allowance for Doubtful Accounts."

Allowance  for  Doubtful  Accounts

     We grant credit to our customers after undertaking an investigation of credit risk for all significant amounts. We periodically provide for an allowance for doubtful accounts at a level deemed appropriate to adequately provide for known and inherent risks related to such amounts. The allowance is based on reviews of loss, adjustments history, current economic conditions and any specific information that we may have on customers. We use the best information available to us in making such determinations. While we believe that our reserves are adequate, if our information turns out to be incomplete or inaccurate, our allowance for doubtful accounts could be insufficient and our operating results could suffer.

Inventory  Valuation

     We establish valuation allowances for any obsolete or defective inventory periodically. Such reserves are based on management's experience and knowledge of any problems with our inventory. We believe that our inventory is currently stated at the lower of cost or market or net realizable value. If our experience or knowledge is inadequate, the value of our inventory could be overstated and our operating results could suffer.

Valuation of Long-lived assets, including Goodwill and Other Intangibles

     We assess the impairment of goodwill and identifiable intangible assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors we consider important which could trigger an impairment review include the following:

          - significant underperformance relative to expected historical or projected future operating results;
          - significant changes in the manner of our use of the acquired assets or the strategy for our overall business;
          -    significant negative industry or economic trends.

     When we determine that the carrying value of goodwill and other intangible assets, and property and equipment, may not be recoverable based upon the existence of one or more of the above indicators of impairment, we measure any impairment based on a projected discounted cash flow method using a discount rate determined by our management to be commensurate with the risk inherent in our current business model. Subsequent to our acquisition of EVG, we experienced significant decreases in actual and forecasted revenue of the acquired operations, principally due to a declining membership base in our Dealer Network, which indicated that the recorded values of the long-lived assets were impaired. As a result, we performed an analysis of our long-lived assets and concluded that a $4,711,800 write-down of goodwill, representing the entire balance of goodwill pertaining to the Dealer Network, was necessary during the year ended December 31, 2001. We retained a third party valuation firm to assist in the valuation of the Consumables business segment and determined that the remaining net goodwill, amounting to $3,768,000 as of December 31, 2001, was not impaired. This valuation was based on a discounted cash flow analysis over fiver years including a terminal value at the end of the period, and utilizing a 30% discount rate, a 40% income tax rate and an exit cash flow multiple of five. There are many assumptions and estimates underlying the determination of an impairment loss. Another estimate using different, but still reasonable, assumptions could produce a significantly different result. On January 1, 2002, Statement of Financial Accounting Standards, or SFAS, No. 142, "Goodwill and Other Intangible Assets" became effective, and as a result, we will cease to amortize this goodwill. We had recorded approximately $1,368,100 of goodwill amortization during 2001 and would have recorded $538,300 in goodwill amortization during 2002. In lieu of amortization, we are required to perform an initial impairment review of our goodwill in 2002 and an annual impairment review thereafter. As a result of the write-down of goodwill during 2001 noted above, we do not expect to record an impairment charge upon completion of the initial impairment review. However, there can be no assurance that at the time the review is completed a material impairment charge will not be recorded.

INCOME TAXES

     As of December 31, 2001, we had a gross deferred tax asset of $6,887,400, principally arising from net operating loss carry forwards available to offset future taxable income. As management cannot determine that it is more likely than not that we will realize the benefit of these assets, a 100% valuation allowance has been established.

     As a result of our historical losses, we have significant deferred tax assets that could be utilized if we become profitable and are required to pay income taxes. However, pursuant to the "change in ownership" provisions of the Tax Reform Act of 1986, utilization of our net operating loss carryover may be limited if a cumulative change of ownership of more than 50% occurs within any three-year period. While an ownership change may have occurred as a result of certain share transactions more fully described in our consolidated financial statements, we have not determined if such a change in ownership has occurred or the amount of the loss carryover limitation, if any. We believe that our current business model will ultimately lead to profitability and that the deferred tax asset will have value, but due to our lack of profitable historical operating history, potential limitations on usage of operating losses and general uncertainty, we provide for a 100% valuation allowance against our entire deferred tax asset. Should our operating results and analysis of "change in ownership" provisions indicate that our profitability is more likely than not to lead to the utilization of all or a portion of the deferred tax asset, we will immediately reverse a portion of our valuation allowance. Subsequent revisions to the estimated net realizable value of the deferred tax asset could cause our provision for income taxes to vary significantly from period to period, although our cash tax payments would remain unaffected until the benefit of the net operating loss is utilized.

RESULTS OF OPERATIONS

     Based on our decision to discontinue the ASP Services division, our Consolidated Statements of Operations discloses the results of those operations as a single line item called Loss From Discontinued Operations for all periods presented. On December 20, 2000, we acquired Extreme Velocity Group, Inc. and implemented certain parts of our current business strategy, in particular the Technology (formerly known as Dealer Networks) and Consumables business units. Prior to that acquisition our operations consisted solely of the ASP Services division. As the results of the comparable period in 2000 were the results only from the ASP Services division, a year to year comparison below does not make sense.

     Revenues for fiscal 2001 were $1,568,000 (not including revenues from discontinued operations of $505,800). As discussed in the Financial Statements (Note 14), management decided to discontinue the ASP Services segment during May 2001. Our revenue growth was not as rapid as anticipated due to the delay of certain product releases, primarily the release of new papers. Additionally, our initial paper line, while of excellent quality and well received, was limited. Numerous customers requested a complete product line in order to reduce the number of vendors supplying their inventory. We then began to develop a complete line of digital papers. This line is expected to be in place in May of 2002. For the fiscal year 2001, the principal components of revenue were generated from the Technology ($435,600) and the Consumables ($1,132,400) divisions. During 2001, we experienced a significant decline in our Dealer Network membership base, due to a change in our focus away from the e-commerce market, and do not anticipate focusing on this business in the near future. Also, our expected increase in consumables sales were delayed due to certain production problems on a new paper line, which we believe have now been corrected as we began receiving our initial production runs of these products in August 2001. Our revenue was also negatively impacted by a general economic slowdown in the third quarter that was particularly pronounced in September and October 2001. Specifically, the BRIGHTCUBE SOLUTION was to be launched in October with the major introduction to take place at a trade show in October that was cancelled as a result of the September 11, 2001 incidents. Therefore, the actual launch date was postponed until November and December of 2001, and therefore, we did not see a significant amount of revenue from the BRIGHTCUBE SOLUTION in 2001.

     The gross profit for fiscal 2001 was $561,300, or 36% of revenues for the period, (excluding gross profit from discontinued operations of $310,900). $216,000 of this relates to the Consumables division and $345,300 was generated from the Technology division.

     Sales and marketing expenses for fiscal 2001 were $1,184,700. Substantially all of the sales and marketing expense resulted from the promotion of the Technology and Consumables products. Specifically, expenses were incurred to advertise both a new paper line and the BRIGHTCUBE SOLUTION. In order to promote these products, we advertised in trade magazines, mainly within the art industry, and attended several trade shows. We also began shipping a significant number of complimentary samples of our papers to potential customers to demonstrate our products. In the previous years, we did not incur comparable expenses, as the Technology and Consumable segments had not yet been acquired. The Technology segment incurred $678,200 of sales and marketing expenses for the year ended December 31, 2001. The Consumables division incurred $506,500 in sales and marketing expenses for the same period.

     General and administrative expenses for fiscal 2001 were $10,427,800. Included in general administrative expenses is a goodwill impairment loss of $4,711,800, resulting from the write-down of goodwill pertaining to the Technology division and our dealership network in particular, which experienced a significant decline in memberships. Other items included in the general and administrative costs were amortization of goodwill and other intangibles ($1,419,000), accounting ($540,000) and legal expenses ($533,100), including the costs associated with being a publicly traded company, rent ($228,000), depreciation ($245,500), administrative personnel, and compensation relating to stock option and warrant grants ($682,100). Beginning in December of 2000 and continuing until January 2001, we significantly reduced headcount, mainly at the Campbell, California location. These headcount reductions were the result of moving our corporate headquarters from Campbell, California to El Segundo, California, the integration of the EVG acquisition with reduction of certain redundant positions and through other efforts to reduce expenditures. We expect the majority of the general and administrative expenses to continue after the disposition of the ASP Services division, as the ASP Services discontinued operations included the majority of the costs associated with the Campbell, California office. We had recorded approximately $1,368,100 of goodwill amortization in 2001 and will cease to amortize goodwill in 2002 as a result of our implementation of SFAS No. 142.

     The following general and administrative expenses were incurred by the Technology division: $56,500 depreciation expense, $397,300 amortization costs, $151,200 accounting services, $149,300 legal fees, and $63,800 rent expense.

     The following general and administrative expenses were incurred by the Consumables division for the year ending December 31, 2001: $189,000 depreciation expense, $1,021,700 amortization costs, $388,800 accounting fees, $383,800 in legal fees, and $164,200 in rent expense.

     Other income (expense) in 2001 consisted of interest income of $26,700, other income of $126,200 and interest and other expense of ($542,200). Interest income earned is a result of the cash remaining from the Company's private placement of its equity securities in 2000. Other income consists principally of $119,000 earned in connection with web site development services performed in return for magazine advertisement and trade show booth space credits pursuant to a non-cash exchange. Interest and other expense relates primarily to $475,000 of interest expense incurred in connection with the issuance of warrants attached to a Bridge Loan received in July 2001.

     Net loss for fiscal 2001 was $11,828,300, reflecting both continuing ($11,442,900) and discontinued ($385,400) operations, an increase of $754,000 from a net loss of $11,074,300 for fiscal 2000, which reflects only the discontinued operations. The fiscal year 2001 net loss includes a goodwill impairment loss of $4,711,800 which was not incurred in 2000. The Technology segment's loss before income taxes was $6,235,900 for the year ended December 31, 2001. The Consumables division's loss before income taxes was $5,207,000 for the year ended December 31, 2001.

     During 2001 our total assets decreased from $14,721,700 at December 31, 2000 to $5,563,700 at December 31, 2001. The majority of this decrease is attributable to the goodwill impairment loss of $4,711,800 and a $3,550,100 decrease in cash and cash equivalents. Cash decreased as a result of working capital necessary to fund our operations as a result of continuing operating losses.

     Our total liabilities also decreased from $2,399,300 at December 31, 2000 to $2,056,500 at December 31, 2001, due mainly to payment of accrued expenses and payment on the debt of $690,000 assumed with the EVG acquisition, which was partially offset by an increase in loans payable to stockholders.

LIQUIDITY AND CAPITAL RESOURCES

     Our capital requirements are dependent on several factors, including market acceptance of our services, the amount of resources devoted to investments in our technology and products, the resources devoted to marketing and selling our services and other factors. If we are to enjoy continued growth, we must work to stay at the forefront of technology and continue to grow in sales. This may necessitate an increase in capital expenditures. In addition, we will continue to evaluate possible investments in businesses, products and technologies and plan to expand our sales and marketing programs

     We anticipate that we will require approximately $3 to $5 million in additional capital funding during 2002 to grow as contemplated. We will seek such financing from this offering and from other equity or debt financing sources. We cannot assure you that we will be able to obtain additional financing in 2002. We currently anticipate that our available funds will be sufficient to meet our anticipated needs for working capital, capital expenditures and business operations until May 24, 2002. The sufficiency of these funds following May 24, 2002 is dependent on our ability to increase revenues and control expenditures. If additional financing is not available when required or is not available on acceptable terms, we may be unable to develop or enhance our products or services or take advantage of business opportunities or respond to competitive pressures. In addition, our ability to meet our obligations could be adversely affected. The sale of common stock in offering and from the sale of any other additional equity or convertible debt securities will result in additional dilution to our stockholders.

     If we are unable to generate required resources, our ability to meet our obligations and to continue our operations will be adversely affected. If we are unsuccessful in generating resources from one or more of the anticipated sources and unable to replace any shortfall with resources from another source, we may be able to extend the period for which available resources would be adequate by deferring the creation or satisfaction of various commitments, deferring the introduction of various services or features or entry into various markets and otherwise cutting back operations. Such a scaling back of operations would involve two phases. The first phase would involve reducing our current burn rate by approximately 30% by reducing our number of employees particularly in the web design and administrative departments and related overhead. The second phase would involve substantially reducing our engineering and sales departments. Our current work force is already very lean and any further reduction could significantly limit our ability to function properly.

     Net cash used in operating activities during fiscal 2001 was $5,803,300, a decrease of $1,516,900, compared to $7,320,200 during fiscal 2000. The net cash used in operating activities in fiscal 2001 primarily reflects the net effect of the loss for the period and the cash used in the discontinued operations segment, which excluded non-cash compensation expense relating to stock option and warrant grants of $682,100, a non-cash goodwill amortization expense of $1,368,100 and a goodwill impairment loss of $4,711,800.

     Net cash provided by investing activities during fiscal 2001 was $997,300, an increase of $1,057,500 compared to net cash used in investing activities of $60,200 during fiscal 2000. The net cash provided by investing activities during the 2001 primarily reflects the sale of the ASP discontinued services to a third party for $1,020,000, less the purchase of computer equipment. The net cash used in investing activities in fiscal 2000 primarily reflects purchases of property and equipment of $306,500, offset by $250,000 cash received from payments of principal on the note receivable relating to the purchase of common stock by an investor in 1999.

     Net cash provided by financing activities was $1,255,900 during fiscal 2001, primarily reflecting approximately $1,325,000 of cash received from the issuance of stock in a private placement, net of stock issuance costs, and borrowings from stockholders. These cash proceeds were partially offset by the repayment of a note payable to a bank and the establishment of a restricted cash account.

     To date, we have funded our operations primarily through private placements of equity securities. At March 31, 2002, we had cash and cash equivalents of $348,300 (excluding restricted cash of $258,800). At December 31, 2001, we had cash and cash equivalents of $237,200 (excluding restricted cash of $345,000) as compared to $3,787,300 at December 31, 2000. The working capital deficiency as of December 31, 2001 was ($615,200). Our positive working capital as of December 31, 2000 was $2,295,500. Primarily as a result of significant recurring losses and limited cash balances, our independent certified public accountants modified their report on our December 31, 2001 financial statements to include an uncertainty paragraph wherein they expressed substantial doubt about our ability to continue as a going concern.

     In April 2001, City National Bank informed us that we were out of compliance with a loan covenant which requires that we maintain cash balances of at least 1.75 times the loan balance. As a result, City National Bank transferred $517,500 into a restricted account. Once our cash balances exceed the minimum requirements, the funds will be released. As of December 31, 2001, our loan balance was $345,000. As required by our loan covenants, $345,000 was held in a restricted account as of December 31, 2001 as collateral for repayment of the loan.

     During July 2001, we obtained a bridge loan from ICG, in the amount of $500,000 at an annual 8% interest rate. The funds were used for general working capital purposes and had a 15 day demand notice call provision. On July 14, 2001 we negotiated a forbearance agreement with ICG providing us with a 30 day period during which ICG would not call the loan in exchange for a warrant for the purchase of 1,875,000 shares of common stock with a $0.30 exercise price per share and a cashless exercise provision. As further discussed below, we renegotiated this bridge loan in February of 2002.

     In August 2001, we accepted $1,325,000 in new equity investment from several accredited investors and issued 6,750,000 shares of common stock to these investors. We filed a registration statement with the Securities and Exchange Commission during November 2001 registering those shares.

     In November 2001, we received $1,020,000 from sale of the ASP Services division. $180,000 of the total consideration was deposited in an escrow account to be held for fourteen months to secure satisfaction of certain contingencies by us, if any.

     During February and March 2002, we entered into a nine-month bridge loan, the "Bridge Loan", with outside investors for gross proceeds of $1,325,000 ($1,145,700 in net proceeds after placement agent fees and other expenses). Under the terms of the bridge loan we issued warrants for the purchase of 1,325,000 shares of common stock at an exercise price of $0.09 per share. The estimated value of these attached warrants was $128,300. We are also obligated to issued warrants to purchase 2,500,000 shares of common stock at an exercise price of $0.06 per share per month, up to a maximum of warrants for the purchase of 10,000,000 shares of common stock, we are past due in repayment of the bridge loans, which are due in full nine months from the dates of closing. In addition to the placement agent expenses paid in cash, the Company issued 265,000 shares of common stock (with an estimated value of $82,200) and warrants to purchase an additional 265,000 shares of common stock at an exercise price of $0.09 per share (with an estimated value of $23,200) as additional placement agent fees.

     In February 2002, the Promissory Note, dated July 16, 2001, in the amount of $500,000, regarding a bridge loan from ICG was amended as a requirement of the investors in the Bridge Loan. Under the terms of the amendment ICG will: (i) in the event of repayment of less than the entire amount then outstanding under the new bridge loan described above, ICG will subordinate its payment rights such that ICG shall receive $1 for every $2 paid to the note holders under the Bridge, (ii) ICG shall not transfer the note, and (iii) ICG shall not demand payment on loan for nine months from the date of the last closing of the Bridge or November 30, 2002, whichever is sooner. In the event we file for any form of bankruptcy, this Forbearance will cease to apply. In return, we (i) issued a warrant to purchase 500,000 shares of common stock at an exercise price of $0.09 per share, consistent with the terms provided to the Investors in the Bridge Loan, with an estimated value of $43,700, (ii) the interest rate described in the earlier ICG Promissory Note was amended from 8.0% to 12.0% per annum as of February 19, 2002 and (iii) repriced the 1,875,000 warrants issued previously to ICG from $.30 to $0.09 per share, resulting in $18,500 of additional interest charges. Additionally, ICG will participate pro rata with the investors in the Bridge Loan on any of the warrants that may be issued if we are past due in repayment.

                                    BUSINESS

     We are a developer and provider of technology, products, services and papers for the professional art, proofing and photography markets. Our award-winning proprietary line of digital papers allows our customers to digitally print high quality art and photography. When used with our complete end-to-end print-on-demand system for the art market, called the "BRIGHTCUBE SOLUTION(TM)," we believe that we are able to provide a single solution for the dissemination and printing of professional quality images.

     Utilizing our Image Bank provided by Devon Publishing Group and other premiere publishers and artists, the BRIGHTCUBE SOLUTION consists of proprietary hardware which receives high-resolution images over the Internet and allows storefronts and service centers to print these images, on-demand on high-end wide-format inkjet printers, to produce extremely high quality fine art and open edition prints.

     We have two primary business units:

          - Consumables, consisting of the sale of digital papers and other products optimized for digital output, and
          - Technology, which consists primarily of our BRIGHTCUBE SOLUTION; that we believe represents a unique, superior quality print-on-demand service for the art market.

DIGITAL PAPERS AND PRODUCTS

     We develop and distribute a proprietary line of papers designed for high-end professional inkjet printing for the art and photographic markets. Most of our digital papers are designed and marketed internally but produced on a contract basis by outside paper mills. The papers are designed specifically for professional imaging applications on inkjet printers. We design the coatings that are applied to the papers produced by the mills and specify the types and weights of the papers to be used. We have two basic types of papers: photographic papers and art papers. The paper coatings applied to the papers are critical in achieving proper gamut, which is the range of colors that a paper will display, and archivability, which is the amount of time the papers will hold an image without a noticeable loss of color.

     We utilize several mills for the production of our papers and several coating plants for coating the paper purchased from the mills. We have relationships with manufacturers worldwide, including major mills and distributors. We have signed exclusive agreements with each of our major mills and distributors to prohibit them from selling to our customers independently. We consider these agreements an important part of our business as it is essential to control our supply chain. While we believe that there are other mills and coating plants that could supply our paper, should one of these mills or coating plants be unable or unwilling to provide our paper, if we lose access to any of our existing mills, we could face a severe short-term supply shortage.

     We seek to distribute our papers through four channels:

          -    our network of BRIGHTCUBE SOLUTION dealers,
          -    to wholesalers and distributors,
          - to large original equipment manufacturers of printer hardware or bulk purchasers, under private labeled brands, and
          -    through a retail website that we maintain, www.photoinkjet.com.

     We also distribute papers developed by others and sell inkjet printers and related supplies from a variety of suppliers.

     Our papers are designed to maximize the gamut (range of color) available from a particular image. Each paper is matched with a computerized color profile that optimizes the output from each specific printer type to ensure the highest quality print. In addition, the papers are designed to ensure long-term archivability, and reduce the distortion that often appears when images are viewed in different lighting. An inherent problem with most inkjet prints is that the color tends to fade relatively quickly. Our papers help overcome this problem through our proprietary coatings applied to the papers. The development of these papers is largely dependant on our in-house research and development team that has numerous years of experience in the development and marketing of such papers. The loss of any member of our internal team could significantly adversely impact our ability to develop new papers and coatings.

     Our papers are designed to ensure maximum "gamut" (range of color) and printability. Each paper is matched to a proprietary color calibration software application that optimizes the output from each specific printer type to ensure the highest quality print. These prints are capable of exceeding the quality and color gamut of a traditional silver halide photographic print.

     We have spent a considerable amount of research and development time on unique paper coatings. We have conducted hundreds of test variations that have resulted in several coatings and variations on those coatings being applied on a variety of substrates. We believe that this testing has provided us with extensive knowledge on how different formulas react with various substrates. We are capitalizing on this knowledge with development of new papers targeted toward several large OEMs, as well as resolving specific customer problems/requirements for these companies.

     We believe that our strengths in consumable digital papers and other products center around:

          - our experience in developing digital inkjet coatings and the reputation for success with the papers its management team has designed,
          -    our relationships with paper mills,
          -    our expanding relationships with a large OEM client base, and
          - our reputation and experience which position us as problem solvers for these large customers.

THE BRIGHTCUBE SOLUTION

     We have also developed and are actively selling a print-on-demand solution to remotely deliver art images to be printed in retail locations. Our product is called the BRIGHTCUBE SOLUTION and consists of:

          - an Image Bank, powered by our digital imaging software and hosting solutions, that provides a library of digital art images which users can access over the Internet at the user's location; and
          - a hardware device at each dealer or user location, called the Brightcube Box, that allows for easy and secure printing on a connected wide format inkjet printer.

     On April 10, 2001, with further revisions on May 18, 2001, we signed an agreement with Devon Publishing Group, one of the largest art publishers in the United States, allowing us to electronically distribute certain of Devon's proprietary images through the BRIGHTCUBE SOLUTION in exchange for approximately 50% of any image fees earned on images printed through the BRIGHTCUBE SOLUTION, but not including any sales of paper. In addition, Devon Publishing Group will assist us in the sales of the BRIGHTCUBE SOLUTION to their existing clientele.

     An image that is selected from our online Image Bank is encrypted, sent from our servers over the Internet to the dealer's location and printed directly on a wide format inkjet printer without being stored on the dealer's computer. Users are able to determine the print size and paper type, which include fine art, gloss, poster, and canvas papers, on which each image is printed. The Brightcube Box includes a Raster Image Processor (RIP) that configures the printer for high-resolution image printing results with almost no used interaction. Therefore, the gallery's printer is able to output professional quality prints at similar or lower cost then other printing methods and significantly reduce inventory carrying costs while increasing speed of delivery and selection.

     We believe the BRIGHTCUBE SOLUTION is a compelling value proposition for the art retailer, reducing production, inventory and handling costs, while increasing the number of images carried. Not only is the BRIGHTCUBE SOLUTION a stand-alone revenue stream, but it also provides us with the means to create an additional distribution channel for our digital papers. We receive from our retail customers an image license fee per image transmitted, which we split on a 50/50 basis with Devon Publishing Group or other owners of the image, on most images printed. The actual image fee varies per image and in some cases we do not charge for the use of an image to encourage the use of the BRIGHTCUBE SOLUTION. We also sell the retailers the paper used to produce the prints as well as any additional supplies such as ink. Devon Publishing Group has also agreed to use its existing sales force to sell the BRIGHTCUBE SOLUTION to their current customers. In return, we will allow Devon Publishing Group to be our exclusive licensing agent for our Image Bank. They will contribute their own images and license other images from additional publishers. We believe that our relationship with Devon Publishing Group will rapidly accelerate our penetration rate of the market as they are a well-established and large player in the market.

     The primary market for the BRIGHTCUBE SOLUTION is art galleries and frame shops, which represent approximately $7 billion in annual art sales at wholesale (Source: Unity Marketing). This primary target market is composed of approximately 28,000 storefronts in the United States.

     By marketing the BRIGHTCUBE SOLUTION to art galleries, publishers and distributors; we will attempt to lock in a distribution channel for these images and the consumables necessary to print the images, including our digital papers and third party inks. By forming a dedicated distribution channel and controlling a large and established Image Bank, we will seek to distinguish ourselves as not only the first to market but also the leader in distributing digitized images.

     We believe that we are uniquely positioned to offer this end-to-end distribution solution to the art and photography markets due to our ability to host and serve a large number of images, our relationships in the art industry and our specialty digital papers. We believe that having the components of the solution not only provides us with the ability to provide a compelling business proposition to customers, but also will enable us to attract support from top tier industry players such as Epson, Hewlett-Packard, Canon and Devon Publishing Group.

     We earn revenue from the delivery of most images delivered to the customers (from a per image charge which is typically split with the publisher), and the sale of the paper on which the image is printed.

     We have approximately 100 dealers who have signed contracts with us and expect to have 800 or more by the end of 2002. Each dealer is estimated to print on average 30-50 images per month. We have had limited time with which to establish these averages so actual printing rates could vary. We currently estimate that we will earn average revenue of $11-$12 per image printed (paper and image charges).

INDUSTRY BACKGROUND

     The worldwide market for inkjet hardware, media and chemistry was $27 billion in 2000 and is expected to increase to more than $40 billion by 2005 (Source: I.T. Strategies). The coated inkjet media market segment, in which our specialty consumables (inks and wide format digital papers) compete, was $3.6 billion in 2000 and is expected to grow to $6.2 billion by 2003, a cumulative annual growth rate of 20% (Source: CAP Ventures).

     The wholesale art market, which includes 60,000 frame shops, art galleries and card stores, and 110,000 interior designers, was estimated to be $7 billion in 2000 (Source: Unity Marketing). According to I.T. Strategies the digital art market segment, of which the BRIGHTCUBE SOLUTION is a part, is projected to grow to $1.5 billion by the end of 2005.

     Our strategy is to address specialty market categories within the broader market. The market categories we are addressing, consists of the high-end specialty coated papers for art work and photographs. This market approximated $1 billion at wholesale in 2000 (calculated based on available information on OEM paper purchases - see below), but is growing at approximately 40% per year. By concentrating in the specialty market categories we are seeking to avoid dealing in commodity type papers that have lower margins and face extensive competition. We are also able to distinguish our products within our targeted categories by providing innovative papers for new applications such as our handmade papers for the art market. These new applications have less competition and provide higher margins and growth rates.

     CAP Ventures estimates that Original Equipment Manufactures, or OEMs, possess approximately 55% of the market with the remaining market held by numerous wholesalers and distributors. The major OEMs in this market include printer manufacturers/distributors such as Canon, Epson and Hewlett Packard. We have commenced discussion with several large OEMs interested in private labeling our consumables. These opportunities represent very large potential volume sales but have very long sales cycles and require relationships and superior products. We have entered into one significant OEM relationship and believe we are moving quickly along the sales cycles on several large targets. However, there can be no assurances that we will be able to enter into additional OEM arrangements, or that those relationships will be profitable.


     Brightcube has positioned itself to profit from the intersection of two market forces overtaking the art and photography markets: specifically, digital imaging and inkjet printing technology. With the advent of digital imaging, images are captured, stored and delivered digitally allowing for digital printing as well as remote location printing (print-on-demand). These images have historically, depending on the market, been printed using film or traditional printing methods. Today, superior quality prints that exceed the quality standards of silver halide film and traditional lithography art work printing can be produced using inkjet printers and quality digital papers, without the production costs, minimum edition requirements, inventory carrying costs and other expenses associated with traditional methods.

STRATEGY

     Our business strategy is focused on expanding the use of our superior high quality digital papers which provide us with the potential of achieving recurring, high margin revenue streams from our four distribution outlets, including our dealer network. In order to maximize the markets for our digital papers we have developed networks and distribution channels; the flagship
distribution channel being our proprietary the BRIGHTCUBE SOLUTION.   By
focusing on the digital paper and digital image delivery systems, we believe that we are positioned to capture a significant portion of the rapidly expanding market being created by the convergence of superior inkjet technologies and the adoption of digital imaging with a capture, storage and distribution medium.
We are currently negotiating deals with several large companies to provide private label products to these companies. Such arrangements would provide high volume deals and introduction of our specialty products into mass consumer markets.

MARKETING AND PROMOTION

     Our marketing is centered on access to each of our sales channels. For our Technology division, we are targeting very defined market segments that are readily identified such as frame shops and art galleries. For these market segments we target the sale of our papers and other products.

     Our marketing efforts are focused on direct marketing, trade publications and trade shows. The direct marketing is carried out to attract initial customers through telemarketing and direct mail with contacts coming mainly from industry lists and other leads. These lists are obtained from a variety of sources. We also receive leads from our partners such as Devon Publishing Group. The trade publications have been successful in generating brand awareness and establishing our position in the industry. We believe that this type of marketing is very efficient and effective, because it is very targeted, in addition to being relatively economical compared to major mainstream publications. Finally, targeted trade shows have been successful in lead generation, sales and brand awareness

     Our sales force has two components, independent contractors and inside commissioned sales people. We currently have two independent contractors who focus on specific market segments in which they have experience. They are typically compensated based on product sold with a small monthly draw against commissions. Our inside sales people receive a base salary as well as commission on product sold. They focus on leads provided from a variety of sources and work with our existing customers to whom they have established relationships.

ADMINISTRATIVE OPERATIONS

     Our administrative functions are provided almost entirely in-house. We use outside accountants for our audit and tax reporting functions and outside law firms for a variety of legal matters. Certain technology hosting-solutions are provided by third parties.

SYSTEMS

     The equipment that supports our hosting infrastructure is located in a secured individual cage space, meaning that the equipment is surrounded by a locked metal cage, at a web site hosting facility operated by Qwest Communications, Inc., or Qwest, and Data Pipe. Qwest also provides our hosting infrastructure with its connection to the Internet and houses some of our equipment.

     Our hosting infrastructure and our servers in particular are based on proven, existing technology such as Microsoft products. These servers share the obligation of supporting our web sites in such a manner that when one is overburdened, it shifts the excess obligation another server. This provides substantial assurances that our infrastructure will remain accessible to users. We have a staff of approximately two to three individuals that maintain these systems. These individuals rotate their schedules to provide 24 hours technical support on the system.

COMPETITION

     There are several competitors in the digital paper market including Epson, Kodak, Legion Paper, Hahnemuhle and others. These competitors offer good quality products and have substantially greater human and financial resources than us. However, we believe these competitors are not as focused on the digital market as we are; as we have been in the forefront of developing digital papers for companies such as Legion Paper and others. We believe that with our expertise and focus on digital papers we will be able to significantly increase our business despite these formidable competitors. If any of these companies elect to focus on our niche market and develop digital papers and image delivery systems comparable or superior to ours, our business and prospectus would be materially and adversely affected. In some cases we also directly source papers from other manufacturers with little or no changes made to their design. We are therefore dependant on being able to find and source these products at competitive prices.

     We believe that we are one of the few companies to gather all of the necessary components to provide true print-on-demand to the art and professional photography market via the BRIGHTCUBE SOLUTION. While certain other companies have attempted to market technology allowing for on-demand printing in the art market, they have all consisted of closed systems that do not allow for dynamic images banks and did not print with the same quality as the BRIGHTCUBE SOLUTION. By obtaining a wide variety of current images by continually developing and expanding relationships with artists and art publishers, providing the technology to deliver and print the images and distributing quality inkjet papers, we are able to provide the entire end-to-end solution to our customers. Currently, there are certain companies offering portions of this system but not the entire solution. Although there are numerous companies offering digital printing services to publishers we do not believe that any of them offer on-demand printing in the higher end portion of our market.

INTELLECTUAL PROPERTY

     "Brightcube" and "Brightcube Solution" are trademarks and service marks owned by us. Registration of the marks "Brightcube" and "Brightcube Solution" are currently pending before the United States Patent and Trademark Office.

     Our performance and ability to compete depend to a significant degree on our proprietary knowledge. We rely or intend to rely on a combination of patent and trade secret laws, non-disclosure agreements and other contractual provisions to establish, maintain and protect our proprietary rights. In February 2000, we filed for a patent (United States Patent Application 09/495,635) with the Patent and Trademark Office for an Internet-based color calibration method system.

     At present we have performed hundreds of tests developing specialty coatings for both dye and pigment based substrates. Brightcube has spent a considerable amount of research and development time on unique paper coatings. We have conducted hundreds of test variations that have resulted in a primary base coating presently being applied to a variety of digital papers. This testing has provided Brightcube with a tremendous amount of knowledge on how different formulas react with various substrates. We are capitalizing on this knowledge with development of new papers, as well as resolving specific customer problems/requirements for these companies.

     We regard the protection of our copyrights, service marks, trademarks, trade dress and trade secrets as critical to our future success and rely on a combination of copyright, trademark, service mark and trade secret laws and contractual restrictions to establish and protect our proprietary rights in products and services. We have entered into confidentiality and invention assignment agreements with our employees and contractors, and nondisclosure agreements with our suppliers and strategic partners in order to limit access to and disclosure of our trade secrets and proprietary information. There can be no assurance that these contractual arrangements or the other steps taken by us to protect our intellectual property will prove sufficient to prevent misappropriation of our technology or to deter independent third-party development of similar technologies. While we intend to pursue registration of our trademarks and service marks in the and internationally, effective trademark, service mark, copyright and trade secret protection may not be available in every country in which our services are made available online.

     We also rely on certain technologies that we license from third parties, such as the suppliers of key database technology, the operating system and specific hardware components for our products and services. There can be no assurance that these third party technology licenses will continue to be available to us on commercially reasonable terms. The loss of such technology could require us to obtain substitute technology of lower quality or performance standards or at greater cost, which could materially adversely affect our business, results of operations and financial condition.

     Although we do not believe that we infringe on the proprietary rights of third parties, there can be no assurance that third parties will not claim infringement by us with respect to past, current or future technologies. We expect that participants in our markets will be increasingly subject to infringement claims as the number of services and competitors in our industry segment grows. Any such claim, whether meritorious or not, could be time-consuming, result in costly litigation, cause service upgrade delays or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements might not be available on terms acceptable to us or at all. As a result, any such claim could have a material adverse effect upon our business, results of operations and financial condition.

GOVERNMENTAL REGULATION

     Our company, operations and products and services are all subject to regulations set forth by various federal, state and local regulatory agencies. We take measures to ensure our compliance with all such regulations as promulgated by these agencies from time to time. The Federal Communications Commission sets certain standards and regulations regarding communications and related equipment.

     There are currently few laws and regulations directly applicable to the Internet. It is possible that a number of laws and regulations may be adopted with respect to the Internet covering issues such as user privacy, pricing, content, copyrights, distribution, antitrust and characteristics and quality of products and services. The growth of the market for online commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on those companies conducting business online. Tax authorities in a number of states are currently reviewing the appropriate tax treatment of companies engaged in online commerce, and new state tax regulations may subject us to additional state sales and income taxes.

     Several states have also proposed legislation that would limit the uses of personal user information gathered online or require online services to establish privacy policies. The Federal Trade Commission has also initiated action against at least one online service regarding the manner in which personal information is collected from users and provided to third parties. Changes to existing laws or the passage of new laws intended to address these issues, including some recently proposed changes, could create uncertainty in the marketplace that could reduce demand for our products and services or increase the cost of doing business as a result of litigation costs or increased service delivery costs, or could in some other manner have a material adverse effect on our business, results of operations and financial condition. In addition, because our services are accessible worldwide and we facilitate sales of goods to users worldwide, other jurisdictions may claim that we are required to qualify to do business as a foreign corporation in a particular state or foreign country. Our failure to qualify as a foreign corporation in a jurisdiction where it is required to do so could subject us to taxes and penalties for the failure to qualify and could result in our inability to enforce contracts in such jurisdictions. Any such new legislation or regulation, or the application of laws or regulations from jurisdictions whose laws do not currently apply to our business, could have a material adverse effect on our business, results of operations and financial condition.

EMPLOYEES

     As of March 15, 2002, we had 33 full time employees, including 8 in marketing, advertising and sales and customer support.

     We have several key employees who are critical to the success of our business. Loss of any of these employees could severally harm our business. Albert Marco, our Chief Executive Officer, is critical to the strategy and ongoing leadership of Brightcube. Ralph Roessler, our President of Consumable Products, develops our digital papers and has critical relationships with several of our customers and suppliers. Elizabeth Wenner, our Vice President of Business Development, is critical to our marketing and business development. Eric C. Howard, our Chief Financial Officer, is in charge of our financial matters including financial reporting, daily accounting activities, investor relations and our efforts to obtain adequate financing for the Company.

     We believe that our future success will depend in part on our continued ability to attract, integrate, retain and motivate highly qualified technical and managerial personnel, and upon the continued service of our senior management and key technical personnel. The competition for qualified personnel in our industry and geographical location is intense, and there can be no assurance that we will be successful in attracting, integrating, retaining and motivating a sufficient number of qualified personnel to conduct our business in the future. From time to time, we also employ independent contractors to support our research and development, marketing, sales and support and administrative organizations. We have never had a work stoppage, and no employees are represented under collective bargaining agreements. We consider our relations with our employees to be good.

LEGAL PROCEEDINGS

          From time to time we are a party to various lawsuits that arise in the ordinary course of business. In the opinion of management, these lawsuits, in the aggregate, are not expected to have a material adverse effect on our financial condition.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     Our board of directors is comprised of five directors. All directors hold office until the next annual meeting of stockholders following their election or until their successors have been elected and qualified. Executive officers are appointed by and serve at the pleasure of the Board of Directors.

     The following is a list of our current executive officers and directors:

NAME                        AGE                 POSITION
--------------------------  ---  --------------------------------------
Terren S. Peizer (1)(2)      42  Chairman and Director
--------------------------  ---  --------------------------------------
Albert L. Marco(1)           43  Chief Executive Officer and Director
--------------------------  ---  --------------------------------------
Jack Marshall (2)            40  Director
--------------------------  ---  --------------------------------------
Elizabeth Wenner             42  Vice President of Business Development
--------------------------  ---  --------------------------------------
Ralph Roessler               43  President of Consumable Products
--------------------------  ---  --------------------------------------
Bernard F. Girma (1)         53  Director
--------------------------  ---  --------------------------------------
Richard A. Anderson (1)(2)   32  Director
--------------------------  ---  --------------------------------------
Eric C. Howard               29  Chief Financial Officer
--------------------------  ---  --------------------------------------

--------------------------------
(1)  Member of the Compensation Committees
(2)  Member of the Audit Committee

     Terren S. Peizer joined our Board and was elected Chairman in June 2000. He is Chairman and CEO of Intellect Capital Group, LLC, a Los Angeles-based firm that provides investment and intellectual capital to developmental and emerging growth technology companies. Mr. Peizer also serves as Chairman and CEO of a privately held biotechnology company. From February 1997 to February 1999, Mr. Peizer served as President and Vice Chairman of Hollis-Eden Pharmaceuticals. From 1993 to 1997, he served as Chairman and Chief Executive Officer of Beachwood Financial Company, Inc., an investment holding company that specialized in venture capital and developmental phase and small capitalization company investing. From 1990 to 1993, Mr. Peizer served as Chairman and Chief Executive Officer of Financial Group Holdings, Inc., an investment holding company. From 1985 to 1990, Mr. Peizer served as a senior member of the investment banking firm of Drexel Burnham Lambert, Inc. in its High Yield Bond Department. Mr. Peizer received his B.S.E. in Finance from the Wharton School of Finance and Commerce.

     Albert L. Marco has served as our Chief Executive Officer and a member of our Board of Directors since December 20, 2000. He has over 20 years of experience in developing and operating business models. Prior to joining Brightcube, he was the founder and majority stockholder of Extreme Velocity Group which he started in 1999. From 1986 to 1999 he founded and operated Marco Fine Arts, a fine art publisher and atelier. Prior to Mr. Marco Fine Arts, Mr. Marco was the founder and operator of several other businesses, including a trial graphics firm and food service company. Mr. Marco has been profiled in many notable publications including the New Yorker magazine, Art on Paper, Art Business News, Southwest Art Magazine, Art Trends, Art World News, Los Angeles Business Journal and Decor Magazine.

     Jack Marshall, Vice Chairman, co-founded Photoloft in 1993. Mr. Marshall served as Chief Executive Officer and Chairman from 1993 until July 2000. Prior to starting Photoloft, Mr. Marshall had assignments at Texas Instruments, Honeywell, and Megatest a privately held maker of semiconductor test equipment. In 1988, Mr. Marshall co-founded Softland Systems, a maker of custom database solutions for the oil and gas exploration industry. Mr. Marshall received his bachelor's degree in electrical engineering and computer engineering from Michigan State University and has taught electric circuit analysis at Highland Community College in Illinois. He has also completed several masters level courses in computer engineering at Santa Clara University and is a frequent speaker on digital photography.

     Elizabeth Wenner was an early Internet pioneer and founder of Artlister.com, with over five years of successful online art operations. She sold Artlister.com to EVG in 1999 at which point she became a vice president of EVG. She has more than 15 years of retail management experience, including such positions as multi-state manager for Pier 1 Imports, Scan Design Furniture and Fine Art Gallery Director for Gallery Southwest. Ms. Wenner is a graduate of Canada College, Redwood City, California and Richmond College in London, England.

     Ralph Roessler was the founder of Paper Technologies Inc. (PTI), a developer and distributor of fine art papers where he applied his engineering and scientific knowledge toward the digital printing market. He founded PTI in 1985 and operated the company until he sold PTI to Legion Paper in 1997, becoming President of Legion West Paper until joining EVG in September of 2000. Mr. Roessler has a BS Electrical Engineering from Duke University, and an MBA from San Diego State University.

     Bernard F. Girma has served as a member of our Board of Directors since July 2000. Mr. Girma is presently the President of DigiTech Strategy in Laguna Hills, California, a digital imaging management consulting firm. Mr. Girma has over 30 years experience with a wide range of digital imaging technologies including electrostatic, inkjet, laser, thermal transfer and dye sublimination. From 1996 to September 1999, he served as the President and Chief Executive Officer of Vivid Image Technology, a leading digital imaging company in large format scan to print applications, including photo enlargement and specialty-printing applications. He served as President and Chief Executive Officer of Newgen Systems Corporation, a privately held manufacturer and marketer of printers for the printing and publishing industries, from February 1996 to October 1996, where he successfully completed a merger of Newgen with a publicly traded company. From March 1991 to December 1995, he served in various executive capacities, including Vice President, Strategic Planning and Vice President and General Manager, Printing Division, with CalComp, Inc., where he established critical corporate alliances with Canon, Kodak and Adobe. Mr. Girma was the cofounder and past chairman of the Digital Printing and Imaging Association, and currently serves on the boards of two large privately held digital imaging service companies in the United States and Europe. He received a bachelor of science degree in mechanical engineering from University of Lyon in Lyon, France.

     Richard A. Anderson has served as a member of our Board of Directors since October 2000. His career has been concentrated in business development, strategic planning and financial management. He has served as a Managing Director and Chief Financial Officer of Intellect Capital Group, LLC., a Los Angeles-based firm that provides investment and intellectual capital to developmental and emerging growth technology companies and as Chief Financial Officer of a privately held biotechnology company, since October 1999. Prior to that, Mr. Anderson was employed by PricewaterhouseCoopers, where he served as a Director and founding member of its Transaction Support Group in Los Angeles. While at PricewaterhouseCoopers, he was also involved in operational and financial due diligence, valuations and transaction structuring primarily for companies in the high technology and media industries.

      Eric C. Howard, Chief Financial Officer, has served in this role since January 2001. Until May 2001, he also served as a Vice President with ICG, which he joined in April 2000. Prior to that, he was employed by Arthur Andersen, LLP as a Manager in their Mergers and Acquisitions Advisory Services. While at Arthur Andersen, in addition to mergers and acquisitions he was also involved in numerous financial audits and other consulting engagements. Mr. Howard has his bachelor's degree in Business Economics and Political Science from the University of California - Santa Barbara.

BOARD PRACTICES AND COMMITTEES

     The Compensation Committee of the Board of Directors determines the salaries and incentive compensation of our officers and provides recommendations for the salaries and incentive compensation of our other employees. The Compensation Committee also administers our stock option plan. In January 2001, Terren Peizer, Albert Marco, Richard Anderson and Bernard Girma were appointed to this Committee.

     The Audit Committee of the Board of Directors reviews, acts on and reports to the Board of Directors with respect to various auditing and accounting matters, including the selection of our independent auditors, the scope of the annual audits, fees to be paid to the auditors, the performance of our independent auditors and our accounting practices. In January 2001, Terren Peizer, Richard Anderson and Jack Marshall were appointed to this Committee.

     The Board of Directors does not have either a Nominating or a Finance Committee.

EXECUTIVE COMPENSATION

Directors

     Directors who are also employees of Brightcube receive no compensation for serving on the Board of Directors. With respect to directors who are not employees, we intend to reimburse such directors for all travel and other expenses incurred in connection with attending meetings of the Board of Directors and any committees of the Board. Non-employee directors are also eligible to receive and have received grants of non-qualified stock options under our stock option plan, and we intend to establish a non-employee director stock option plan which will provide for initial option grants of a fixed number of shares of our common stock to non-employee directors and successive annual option grants to such non-employee directors covering an additional fixed number of shares to provide us with an effective way to recruit and retain qualified individuals to serve as members of the Board of Directors.

Executive  Officers

     The following table sets forth the compensation awarded or paid to, or earned by, our Chief Executive Officer and all our other executive officers who earned in excess of $100,000 in salary and bonus (collectively the "Named Executives") for services rendered to us during the year ended December 31, 2001:

                        SUMMARY COMPENSATION TABLE (1)(2)

-----------------------------------------------------------------------
                                                 Long Term Compensation
                                    Annual       Securities Underlying
Name and Principal Position      Compensation       Options/SARS (#)
------------------------------  --------------  -----------------------
                                Year   Salary
------------------------------  ----  --------  -----------------------
Albert L. Marco, Chief          2001  $240,000                       --
Executive Officer (4)           2000        --                1,500,000
------------------------------  ----  --------  ---------  ------------
Edward Mac Beth                 2000  $110,760                1,500,000
President and Chief Operating               --                       --
Officer (5)
------------------------------  ----  --------  ---------  ------------
Brian Dowd                      2000  $ 81,880                  400,000
Chief Financial Officer (6)
------------------------------  ----  --------  ---------  ------------
Jack Marshall                   2001  $240,000                       --
Vice Chairman and Chief         2000  $250,375                1,551,000
Executive Officer (3)           1999  $120,000                1,173,000
------------------------------  ----  --------  ---------  ------------
Ralph Roessler                  2001  $100,000                       --
President of Consumable         2000        --                  500,000
Products (4)
------------------------------  ----  --------  ---------  ------------
Elizabeth Wenner                2001  $100,000
Vice President of Business      2000        --                  500,000
Development and Secretary (4)
------------------------------  ----  --------  ---------  ------------
Eric C. Howard                  2001  $100,000                  500,000
Chief Financial Officer         2000        --                       --
------------------------------  ----  --------  ---------  ------------

--------------------------------
(1) Information set forth herein includes services rendered by the Named Executives while employed by Brightcube Inc.
(2) The columns for "Bonus," "Other Annual Compensation," "Restricted Stock Awards," "LTP Payouts" and "All other Compensation" have been omitted because there is no compensation required to be reported. All options were granted at market value.
(3)  Mr. Marshall resigned as CEO in June 2000.
(4) Mr. Marco, Mr. Roessler and Ms. Wenner joined us in December 2000 with the consummation of the EVG acquisition.
(5)  Mr. MacBeth resigned as President and COO in February 2001.
(6)  Mr. Dowd resigned as Chief Financial Officer in January 2001.

     Other than as set forth in the tables below, no Executive Officer or Director was paid or earned compensation from us for performing his or her duties during the fiscal years ended December 31, 2001, 2000 and 1999.

                         OPTIONS TO PURCHASE SECURITIES

STOCK OPTION INFORMATION

Option  Grants  During  Year  Ended  December  31,  2001

     The following table sets forth information regarding options granted to the Named Executives in the year ended December 31, 2001:

                       Number of        Percent of Total
                      Securities       Options Granted to
                  Underlying Options   Employee in Fiscal   Exercise Price
Name                  Granted (#)             Year             Per Share     Expiration Date
----------------  -------------------  -------------------  ---------------  ---------------
Jack Marshall                      --                  --                --               --
----------------  -------------------  -------------------  ---------------  ---------------
Albert L. Marco                    --                  --                --               --
----------------  -------------------  -------------------  ---------------  ---------------
Ralph Roessler                     --                  --                --               --
----------------  -------------------  -------------------  ---------------  ---------------
Elizabeth Wenner                   --                  --                --               --
----------------  -------------------  -------------------  ---------------  ---------------
Eric C. Howard               500,0000                  24%  $          0.34  November 2011
----------------  -------------------  -------------------  ---------------  ---------------

                   OPTION EXERCISES AND YEAR-END OPTION VALUES

     The following table sets forth certain information with respect to the Named Executives concerning exercisable and unexercisable stock options held by them as of December 31, 2001. None of these executive officers exercised options to purchase common stock in 2001.

          AGGREGATE OPTION EXERCISES IN 2001 AND YEAR END OPTION VALUES

                           Number of Unexercised     Value of Unexercised In-the-
                           Options at Year End(#)    Money Options at Year End (1)
                         --------------------------  -----------------------------
       NAME              Exercisable  Unexercisable  Exercisable    Unexercisable
-----------------------  -----------  -------------  ------------  ---------------
Albert L. Marco              500,000      1,000,000            -                -
-----------------------  -----------  -------------  ------------  ---------------
Jack Marshall              1,151,583        399,626            -                -
-----------------------  -----------  -------------  ------------  ---------------
Ralph Roessler               166,667        333,333            -                -
-----------------------  -----------  -------------  ------------  ---------------
Elizabeth Wenner             166,667        333,333            -                -
-----------------------  -----------  -------------  ------------  ---------------
Eric Howard                  125,000        375,000            -                -
-----------------------  -----------  -------------  ------------  ---------------

--------------------------------
(1) Based on a per share fair market value of our common stock equal to $0.151 per share, the fair market value based on the closing market price as of 12/31/01.

     During March 2002, the Board of Directors granted options to purchase common stock to management, outside board members, and various other employees as part of a 2002 compensation package. Management and several employees received a total of 5,340,000 options to purchase common stock at $0.11 per share, vesting over three years. Outside Board members received 2,200,000 options with the same exercise price vesting over one year.

2001 STOCK OPTION PLAN

     The number of shares available for options under the plan was originally 3,800,000. This number was increased in June 2000 to 13,750,000 and again in March 2002 to 20,000,000. The plan is administered by the Compensation Committee of the board. Subject to the provisions of the Plan, the Compensation Committee has authority to determine the employees, directors and consultants of the Company who are to be awarded options and the terms of such awards, including the number of shares subject to such option, the fair market value of the common stock subject to options, the exercise price per share and other terms.

     If the employment with the Company of the holder of an incentive stock option is terminated for any reason other than as a result of the holder's death or disability or for "cause" as defined in the Plan, the holder may exercise the option to the extent exercisable on the date of termination of employment, until the earlier of the option's specified expiration date and 90 days after the date of termination. If an option holder dies or becomes disabled, both incentive and non-qualified stock options may generally be exercised, to the extent exercisable on the date of death or disability, by the option holder or the option holder's survivors until the earlier of the option's specified termination date and one year after the date of death or disability.

     We have not registered the 2001 or the previous 1999 Plan (under which no additional shares are being issued), or the shares subject to issuance thereunder, pursuant to the Securities Act of 1933. Absent registration, such shares, when issued upon exercise of options, would be "restricted securities" as that term is defined in Rule 144 under the Securities Act of 1933. The Company currently intends to register these plans and intends to file registration statements during fiscal year 2002. Optionees have no rights as stockholders with respect to shares subject to options prior to the issuance of shares pursuant to the exercise thereof. Options issued to employees under the plan shall expire no later than ten years after the date of the grant. An option becomes exercisable at such time and for such amounts as determined at the discretion of the Board of Directors or the Compensation Committee at the time of the grant of the option. An optionee may exercise a part of the option from the date that part first becomes exercisable until the option expires. The purchase price for shares to be issued to an employee upon his exercise of an option is determined by the Board of Directors or the Compensation Committee on the date the option is granted. The purchase price is payable in full in cash, by promissory note, or by delivery of shares of our common stock (which must have been previously held for six months) when the option is exercised. The plan provides for adjustment as to the stock dividend, stock split, stock combination or other reorganization of or by Brightcube, Inc.

EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL ARRANGEMENTS

     Albert L. Marco. In December 2000, we entered into an employment agreement with Mr. Marco to serve as Chief Executive Officer, reporting to the Board of Directors, for a period of three years. The employment agreement provides that Mr. Marco will receive an annual base salary of $240,000 and a discretionary bonus based on attaining certain revenue targets in 2001. We did not meet such targets in 2001. Mr. Marco was also granted an option to purchase 1,500,000 shares of our common stock, at an exercise price equal to $0.34 per share, vesting over three years. During the term of his employment agreement, we may terminate Mr. Marco at any time with or without cause, The term "cause" is defined in the executive employment agreement as: (i) conviction of a felony or misdemeanor which in our opinion involves moral turpitude; (ii) willful misconduct, wanton misconduct or gross negligence; (iii) engage in an activity that constitutes a conflict of interest with us; (iv) fraud, misappropriation of funds or embezzlement; (iv) breach of fiduciary duty to us; (v) material breach of the employment contract; with or (vi) fail to substantially perform the responsibilities and duties of his position provided that he is given 15 days to cure the failure after receiving written notice. If Mr. Marco is terminated without cause within 18 months of the commencement of his employment contract, he will receive an amount equal to the his base salary for the remaining life of the contract subject to certain limitations. If Mr. Marco is terminated without cause after 18 months he will receive the lesser of (i) his base salary for twelve (12) months or (ii) the base salary for the remaining life of the contract. Any severance will be paid in 24 equal semi-monthly installments. In addition, upon any such termination without cause, Mr. Marco's options shall immediately vest.

     In the event we enter into an agreement with another person or entity, the effect of which is to change the control of the Company, then Mr. Marco shall be exclusively entitled to terminate his executive employment agreement and in such event, we shall pay to him (i) the lesser of (i) his base salary for twelve (12) months or (ii) the base salary for the remaining life of the contract. In addition, upon such termination, the vesting of all options to purchase common stock of Brightcube held by Mr. Marco shall be accelerated so that such options are immediately exercisable.

     In March 2002, Mr. Marco was granted an option to purchase 2,000,000 shares of common stock at an exercise price of $0.11 per share, vesting over three years.

     Elizabeth Wenner and Ralph Roessler. On December 20, 2000, we entered into employment agreements with each of Elizabeth Wenner and Ralph Roessler to serve as our Vice President of Business Development and President of Consumables, respectively. Each employment agreement has a term of three years. The employment agreements provide that Ms. Wenner and Mr. Roessler, as the case may be, will receive an annual base salary of $100,000 and a discretionary bonus based on certain revenue level attained by us in 2001. Such targets were not met in 2001. Each of Ms. Wenner and Mr. Roessler was granted an option to purchase 500,000 shares of our common stock at an exercise price of $0.34 per share, vesting over three years.

     If, within 18 months of the date of these employment agreements, we (a) either (i) terminate Mr. Marco's employment or (ii) demote Mr. Marco from his position as CEO, and (b) terminate either Ms. Wenner or Mr. Roessler without good cause (with good cause defined in the same manner as Mr. Marco's contract), then we will pay Ms. Wenner and Mr. Roessler an amount equal to 12 months of their respective base salary in 24 equal monthly installments. If we terminate either Ms. Wenner or Mr. Roessler after 18 months from the date of their respective employment agreement, or if Mr. Marco has not been terminated or demoted within 18 months of such date, we will pay Ms. Wenner and Mr. Roessler the lesser of an amount equal to six months of their respective base salary or the amount due under the remainder of their respective contract.

     In March 2002, Ms. Wenner and Mr. Roessler were each granted an option to purchase 1,000,000 shares of Common Stock at an exercise price of $0.11 per share, vesting over three years.

     Edward C. Macbeth. In July 2000, we entered into an employment agreement with Edward C. MacBeth. Under the executive employment agreement, Mr. MacBeth was to serve as our President and Chief Operating Officer and perform such duties as may be reasonably assigned to him by the Board of Directors. The executive employment agreement provided for an annual base salary of $240,000, which was to be reviewed at least annually and a nomination to serve as a member of the Board of Directors. Mr. MacBeth was also eligible for a discretionary bonus, as determined by the Board of Directors, based upon performance criteria and milestones to be determined within four months of Mr. MacBeth's employment date. The executive employment agreement also provided that Mr. MacBeth was to receive options to purchase 1,500,000 shares of our common stock. In the event of a merger, consolidation, acquisition, separation or reorganization all of his granted options were to vest immediately.

     In February 2001, we entered into a Separation and General Agreement under which Mr. MacBeth terminated his employment. The terms of this agreement included immediate vesting of options to purchase 500,000 shares of our common stock at an exercise price of $1.38 per share. These options will expire in January 2003.

     Jack Marshall. On May 10, 2000, we entered into a new employment agreement with Jack Marshall which replaced his preexisting employment agreement. Under the new executive employment agreement, Jack Marshall was to serve as our Chief Executive Officer and Vice Chairman and perform such duties as may be reasonably assigned to him by the Board of Directors. This employment agreement expired on April 30, 2002.

     Mr. Marshall resigned as CEO in June 2000 and as of May 2002 is no longer employed by us but remains a member of our Board of Directors.

     In March 2002, Mr. Marshall was granted an option to purchase 200,000 shares of common stock at an exercise price of $0.11 per share, vesting over three years.

     Brian Dowd. On June 26, 2000, we entered into an employment agreement with Brian Dowd. Under the executive employment agreement, Mr. Dowd was to serve as our Chief Financial Officer and perform such duties as may be reasonably assigned to him by the Board of Directors. The executive employment agreement provides for an annual base salary of $150,000 which shall be reviewed at least annually. In January 2001, Mr. Dowd resigned as Chief Financial Officer and Secretary.

     Eric C. Howard. In January 2001, we entered into an agreement with ICG that provided for the services of Eric Howard as our interim Chief Financial Officer until March 1, 2001. Under this agreement, we have provided ICG and Eric Howard with an indemnification for all services rendered to us by Mr. Howard. Upon the expiration of this agreement, we extended the agreement until May 2001 in exchange for reimbursing ICG for Mr. Howard's salary and benefits at a rate of approximately $9,000 per month plus out of pocket expenses. As of May 2001, Eric

Howard was hired by the Company as Chief Financial Officer at an annual salary of $100,000. On November 5 2001, we entered into employment agreements with Mr. Howard as our Chief Financial Officer. The employment agreement has a term of three years. The employment agreements provide that Mr. Howard will receive an annual base salary of $100,000 and a discretionary bonus based on certain revenue level attained by us in 2001. Such revenue levels were not obtained in 2001. Mr. Howard was granted an option to purchase 500,000 shares of our common stock at an exercise price of $0.34 per share, vesting over three years.

     In March 2002, Mr. Howard was granted an option to purchase 1,000,000 shares of common stock at an exercise price of $0.11 per share, vesting over three years.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In March 2000, we issued options to purchase up to 378,344 shares of common stock to Jack Marshall, pursuant to his employment agreement.

     In March 2000, we obtained loans from George Perlegos, a holder of more than 4% of our common stock at that time, and one other stockholder aggregating $115,000. All amounts have been repaid as of November 30, 2000. In May 2000, we received a loan of $50,000 from Kay Wolf Jones, one of our former officers. The loan rate was 10% per month. In June 2000 we repaid the loan to Kay Wolf Jones.

     In March 2000, we sold and issued to an entity related to ICG a warrant to purchase 400,000 shares of our common stock at an exercise price of $0.10 per share. This warrant was issued prior to ICG being a stockholder. These warrants were sold to a third party and subsequently exercised in June 2001.

     On June 8, 2000, pursuant to a Stock Purchase Agreement dated as of April 18, 2000 (the "Agreement"), we issued and sold 900 shares of our Series B Convertible Preferred Stock (the "Series B Preferred Stock") to ICG. The consideration for the Series B Preferred Stock consisted of $9,000 in cash. In conjunction with the Agreement, ICG became an active stockholder, and assisted us with the creation of our strategic plan, building a management team and Board of Directors, identifying and advising on the consummation of strategic relationships, and advising on merger and acquisition activities, our capital formation process and corporate finance and corporate communications. The Series B Preferred Stock was convertible, on or before July 8, 2000, into 50% of our then-outstanding common stock following the conversion (on a fully- diluted basis). As of July 8, 2000, we had 33,825,266 shares of common stock outstanding on a fully-diluted basis. However, on July 8, 2000, we did not have enough shares of authorized common stock to convert all of the Series B Preferred Stock. On that date, we issued 27,914,023 shares of common stock in partial conversion of the Series B Preferred Stock. Pursuant to the terms of May 22, 2000 letter agreement between the holder of the Series B Preferred Stock and us, we incurred penalties of $13,122,959 as a result of the inability to convert the remainder of the Series B Preferred Stock. These penalties have been waived by the holder and the holder has waived its right to receive the additional 5,911,243 shares it was entitled to on July 8, 2000 in exchange for the issuance of warrants to purchase an aggregate of 11,900,000 shares of our common stock at an exercise price of $1.65 per share. The warrants may be exercised, or exchanged on a two-for one basis for shares of our common stock. The conversion has diluted, and the exercise of these warrants will dilute the interests of our other stockholders.

     Pursuant to the Agreement, we elected Terren S. Peizer, the ICG Chairman and Chief Executive Officer, as our Chairman and a member of our Board of Directors. In connection with the Agreement, we entered into a Registration Rights Agreement, dated June 8, 2000, which requires us to register, at our expense, the common stock into which the Series B Preferred Stock is convertible upon the demand of ICG; provided, however, that no such demand could be made prior to December 8, 2000. The Registration Rights Agreement also provides unlimited piggyback registration rights. Certain of our stockholders also entered into an Agreement among stockholders and Company with ICG and us, pursuant to which those stockholders agreed to vote to elect to the Board a candidate to be designated by future investors and a Lock-Up Agreement restricting their transfer of our common stock, which have expired.

     Prior to entering into the Agreement, ICG loaned us $275,000 pursuant to a Loan and Security Agreement dated May 18, 2000. The loan was evidenced by a Promissory Note, and secured by all of our assets. In July, 2000 we repaid this loan. On May 22, 2000, we also entered into a side letter with ICG in which we agreed to (i) file a consent solicitation statement with the Securities Exchange Commission to solicit consents for the purpose of increasing our authorized common stock to 200,000,000 shares and (ii) enter into Stockholder Agreements with certain of our major stockholders in which those stockholders agreed to consent to the increase in our authorized common stock. The side letter provided for financial penalties in the event that we failed to file the consent solicitation statement and obtain approval of the increase by specified dates.

     In July 2000, we paid ICG fees of approximately $630,000 in connection with a private placement of our common stock. These fees were based on the Stock Purchase Agreement entered into between the Company and ICG on June 8, 2000 under which ICG purchased 900 shares of Series B Convertible Preferred Stock.

     In July 2000, we entered into an employment agreement with Ed MacBeth to serve as our President and Chief Operating Officer, under which he was granted an option to purchase 1,500,000 shares of common stock vesting over three years. In February 2001, we entered into a separation agreement with Mr. MacBeth providing for the immediate vesting of 500,000 of these options. These options will remain exercisable through January 2003.

     In December 2000, we acquired all of EVG's common stock in exchange for 18,192,600 restricted common stock of which 3,208,600 shares were placed in a twelve-month escrow account as security for the indemnification obligations of the former EVG stockholders and subsequently released in April 2002. Mr. Marco was the majority stockholder of EVG. In addition, we paid $800,000 to an entity owned by Mr. Marco, now our Chief Executive Officer and a member of our Board of Directors, in settlement of EVG's liabilities to this entity. At the same time we entered into an employment contract with Mr. Marco as our CEO under which he was granted an option to purchase 1,500,000 shares of common stock, vesting over a three-year period. We also entered into employment agreements with Elizabeth Wenner and Ralph Roessler, two minority stockholders and executives of EVG, and granted each of them options to purchase 500,000 shares of common stock, vesting over a three-year period. We currently lease our El Segundo facility from Mr. Marco, for a monthly rent of $13,120, subject to 5% annual increases, plus certain maintenance and operating expenses.

     Albert Marco, the former majority owner of EVG and current minority stockholder of the Company, is a majority owner of Marco Fine Arts ("MFA"). Pursuant to our acquisition of EVG on December 20, 2000, we assumed a non-interest bearing loan of $800,000 owed by EVG to MFA and a $12,000 loan from one of its minority stockholders. The entire balance of both loans were repaid on December 21, 2000 and January 10, 2001, respectively. In connection with the acquisition of EVG, we acquired $100,000 of promotional art prints previously contributed to EVG by MFA for use in future promotions. This amount was included in prepaid expenses and other current assets at December 31, 2000. During 2001, due to a change in strategy to no longer utilize these promotional art prints as a promotional tool, the prepaid amounts related to these promotional art prints lost their value and were subsequently written off.

     In February 2001, we entered into a separation agreement and general release with Joe Harris, Vice President of Marketing, terminating his employment effective February 28, 2001. Under this agreement we paid his normal salary through the end of January and his fourth quarter bonus of $12,500 and forgave his obligation to pay back any of his signing bonus. The signing bonus was $25,000 and required that he work for us for a minimum period of time, which he did not complete. Mr. Harris has not been replaced to date.

     As of December 31, 2001, we owed $104,500 to ICG, for accrued interest on a bridge loan and expenses paid by ICG on our behalf.

     Albert Marco, our CEO, owns the building occupied us in El Segundo, California. We paid approximately $128,700 in rent to Mr. Marco during the fiscal year 2001. As of December 31, 2001, we owed Mr. Marco $11,400 for rent, including a 5% increase adjustment based on our lease agreement.

     During the fiscal year 2001 we paid $133,900 to Marco Fine Arts, a company owned by Mr. Marco. This payment related to various operating expenses paid on the Company's behalf by Marco Fine Arts. As of December 31, 2001, we owed Marco Fine Arts $4,600.

     During July 2001, we obtained a bridge loan from ICG in the amount of $500,000 at an annual 8% interest rate. The funds were used for general working capital purposes and have a 15 day demand notice call provision. On July 14, 2001 we negotiated a forbearance agreement with ICG that provided the Company with a 30 day period during which ICG will not call the loan in exchange for a warrant for the purchase of 1,875,000 shares of common stock with a $0.30 exercise price per share, including a provision for cashless exercise. This bridge was meant to be a short term loan. In February 2002, the Company agreed to reprice the exercise price of the 1,875,000 warrants previously issued from $0.30 to $0.09 per share in return for amendments to the terms of this bridge loan as required by investors in additional bridge loan we received in February and March of 2002, see below.

     In September 2001, the Company entered into a settlement agreement and general release relating to claims against us from a third party that also provided a benefit to our Board of Directors.

     In January 2002, we entered into a consulting agreement with one of our Directors, for a twelve month period. In exchange for business development, marketing, and product development consulting services, this Director will be paid $2,500 per month as base consulting fees for services in regards to our OEM paper sales and $2,500 per month as a draw against future commissions. Additionally, the Director is to receive 1% to 3% commissions on paper sales to large customers based on his efforts. The Director also was granted non-qualified options to purchase 350,000 shares of our common stock at a price of $0.11 per share. 50% of these options vested immediately upon issuance and the remaining 50% vest quarterly over one year.

     In February 2002, the Promissory Note for the bridge loan from ICG was amended. Under the terms of the amendment ICG will: (i) in the event of repayment of less than the entire amount then outstanding under the new bridge loan described above, ICG shall subordinate its payment rights such that ICG will receive up to $1 for every $2 paid to the note holders under the Bridge,
(ii) ICG shall not transfer the note, and (iii) ICG shall not demand payment on loan for nine months from the date of the last closing of the Bridge or November 30, 2002, whichever is sooner, or in the event we file for any form of bankruptcy. In return, we issued a warrant to purchase 500,000 shares of common stock at an exercise price of $0.09 per shares. Additionally, the interest rate described in the earlier ICG Promissory Note was amended from 8.0% to 12% per annum as of February 19, 2002.

     During March 2002, the Board of Directors approved options to purchase common stock to management, outside board members, and various other employees as part of a 2002 compensation package. Management and several employees will receive in total 5,340,000 options to purchase common stock at $0.11 per share, vesting over three years. Outside Board members will receive 2,200,000 options with the same exercise price vesting over one year.

     We believe that all of the transactions set forth above were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. We intend that all future transactions, including loans, between us and our officers, directors, principal stockholders and their affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors on the Board of Directors, and be on terms no less favorable to us than could be obtained from unaffiliated third parties.

TRANSFER AGENT

     The transfer of our common stock is managed by our transfer agent, Interwest Transfer, 1981 East 4800 South, Suite 100, Salt Lake City, UT 84117 (telephone (801) 272-9294; facsimile (801) 277-3147).

                              SELLING STOCKHOLDERS

     This prospectus also relates to the registration of common stock which may be acquired by the selling stockholders upon exercise of certain warrants acquired by them in connection with various transactions. Our agreements with these stockholders require us to register these shares. All of the shares of common stock listed below are being offered by the selling stockholders for their own accounts. The following table sets forth information with respect to the common stock which may be acquired upon exercise of warrants by the selling stockholders as of May 6, 2002. The selling stockholders provided us the information included in the table below. To our knowledge, each of the selling stockholders has sole voting and investment power over the shares of common stock listed in the table below. Other than as set forth in this prospectus, no selling stockholder, to our knowledge, has had a material relationship with us during the last three years, other than as an owner of our common stock or other securities.

     Additionally, the following table assumes the exercise of all of the warrants owned by the selling stockholders; however, as the selling stockholders can exercise all, some or none of their warrants for shares of common stock, no definitive estimate can be given as to the number of warrants that the selling stockholders will exercise or the number of shares the selling stockholders will sell, if any.

NAME OF SELLING STOCKHOLDER              NUMBER OF SECURITIES       NUMBER OF SECURITIES
                                       BENEFICIALLY OWNED PRIOR TO  REGISTERED FOR SALE
                                              REGISTRATION
-------------------------------------  ---------------------------  --------------------

Theodore & Elizabeth J. Stern (1)                          462,500               462,500
Dickerson Family Trust (1)                                 300,000               300,000
Bomoseen Associates (1)                                    237,500               237,500
Bill & Pamela Hickey (1)                                   100,000               100,000
Norman Getz (1)                                             50,000                50,000
Lang Elliott (1)                                            50,000                50,000
J. Michael Wolfe (1)                                        50,000                50,000
Bryan Smith (1)                                             50,000                50,000
Charles Leighthauser Irrev. Trust (1)                       25,000                25,000
Intellect Capital Group, LLC (1)                           500,000               500,000
vFinance Investments, Inc. (1)                             111,600               111,600
vFinance Investments, Inc. (2)                           1,000,000             1,000,000
vFinance Investments, Inc.                                  63,600                63,600
Eric Rand (1)                                              158,200               158,200
Eric Rand                                                   81,700                81,700
Lakeforest LLC (1)                                          57,120                57,120
Lakeforest LLC                                              35,245                35,245
Corbran LLC (1)                                             57,120                57,120
Corbran LLC                                                 35,245                35,245
Vincent Calicchia (1)                                       48,960                48,960
Vincent Calicchia                                           30,210                30,210
Marc Siegel (1)                                             10,000                10,000
Marc Siegel                                                 10,000                10,000
Hernoch Cohn (1)                                            10,000                10,000
David Stein (1)                                              6,000                 6,000
David Stein                                                  6,000                 6,000
Lou Levenstein (1)                                           6,000                 6,000
Lou Levenstein                                               3,000                 3,000
                                       -------------------------------------------------
                                                         3,555,000             3,555,000
                                       =================================================

--------------------------------
     (1) Represents shares of common stock issuable upon exercise of the warrants held by such Selling Stockholders.
     (2) Represents shares of common stock issuable as upon exercise of warrants that may be issued as placements fees in connection with the shares that may be issued under this prospectus.

     To date, we have had a very limited trading volume in our common stock. Sales of substantial amounts of common stock, including shares issued upon the exercise of outstanding options and warrants, under Securities and Exchange Commission, Rule 144 or otherwise could adversely affect the prevailing market price of our common stock and could impair our ability to raise capital at that time through the sale of our securities.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information regarding beneficial ownership of our common stock as of the date of this prospectus, by:

          - Each person who is known by us to beneficially own more than 5% of our outstanding common stock;
          -    Each of our executive officers and directors; and
          -    All executive officers and directors as a group.

     Common stock not outstanding but deemed beneficially owned because an individual has the right to acquire the shares within 60 days are treated as outstanding when determining the amount and percentage of common stock owned by that individual and by all officers and directors as a group.

     The following table sets forth, as of May 1, 2002, the ownership of our common stock by each of our directors and Named Executive Officers, all of our executive officers and directors as a group, and all persons known by us to beneficially own more than 5% of our common stock.

     Unless otherwise indicated in the footnotes to the table the address of each beneficial owner listed below is c/o 240 Center Street, El Segundo, California, 90245.

     The number of shares beneficially owned by each stockholder is determined under rules promulgated by the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting or investment power and also any shares that the individual has the right to acquire within 60 days after March 15, 2002. The inclusion herein of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. The total number of outstanding shares of common stock at May 1, 2002 was 87,906,995.

                                            NUMBER OF SHARES
NAME AND ADDRESS OF                           BENEFICIALLY
BENEFICIAL OWNER                                  OWNED        PERCENT OF CLASS
--------------------------------------------------------------------------------
Terren S. Peizer                               41,964,023 (1)              47.7%
Albert L. Marco                                18,015,021 (2)              20.5%
Jack Marshall                                   2,769,306 (3)               3.2%
Elizabeth Wenner                                  880,480 (4)               1.0%
Ralph Roessler                                    880,480 (5)               1.0%
Eric C. Howard                                    277,778 (6)                 *
Bernard F. Girma                                  266,667 (7)                 *
Richard A. Anderson                               125,000 (8)                 *

All directors and executive officers as a      65,178,755 (9)              74.1%
group (seven persons)

Infusion Capital Investment Corporation           10,000,000               11.4%
     Winston Salem, NC

Banca Del Gottardo                                 7,496,500                8.6%
     Viale Stefano Franscini
     Lugano, Switzerland

--------------------------------
*  Less  than  one  percent.

     Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock options or warrants held by that person that are currently exercisable or exercisable within 60 days of May 1, 2002 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of each other person.

--------------------------------

(1) Includes shares and warrants beneficially owned by Intellect Capital Group, LLC and shares and warrants beneficially owned by other affiliates holding shares. Mr. Peizer is the Chairman and CEO of Intellect Capital Group, LLC. Includes 375,000 shares of common stock subject to options that are exercisable within 60 day of May 1, 2002.
(2) Includes 916,667 shares of common stock subject to options that are exercisable within 60 days of May 1, 2002.
(3) Includes 1,394,468 shares of common stock subject to options that are exercisable within 60 days of May 1, 2002.
(4) Includes 333,333 shares of common stock subject to options that are exercisable within 60 days of May 1, 2002.
(5) Includes 333,333 shares of common stock subject to options that are exercisable within 60 days of May 1, 2002.
(6) Includes 277,778 shares of common stock subject to options that are exercisable within 60 days of May 1, 2002.
(7) Includes 266,667 shares of common stock subject to options that are exercisable within 60 days of May 1, 2002.
(8) Includes 125,000 shares of common stock subject to options that are exercisable within 60 days of May 1, 2002.
(9) Includes 4,022,246 shares of common stock subject to options that are exercisable within 60 days of May 1, 2002.

                          DESCRIPTION OF CAPITAL STOCK

     The descriptions in this section and in other sections of this prospectus of our securities and various provisions of our articles of incorporation and our bylaws are limited solely to descriptions of the material terms of our securities, articles of incorporation and bylaws. Our articles of incorporation and bylaws have been filed with the SEC as exhibits to this registration statement of which this prospectus forms a part.

     Our authorized capital stock consists of 200,000,000 shares of common stock, par value $.001 per share, and 500,000 shares of preferred stock, par value $.001. As of May 1, 2002, 87,906,995 shares of our common stock were issued and outstanding. This excludes an aggregate of 38,994,835 shares of common stock reserved for issuance upon exercise of stock options and warrants and the stock options and warrants.

COMMON STOCK

     The holders of our common stock are entitled to equal dividends and distributions per share with respect to the common stock when, and if declared by the board of directors from funds legally available therefore. No holder of any shares of our common stock has a pre-emptive right to subscribe for any of our securities, nor are any common stock subject to redemption or convertible into other of our securities. Upon liquidation, dissolution or winding up of the Company, and after payment of creditors and preferred stockholders the assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock. All shares of common stock now outstanding are fully paid, validly issued and non-assessable.

     Each share of common stock is entitled to one vote with respect to the election of any director or any other matter upon which stockholders are required or permitted to vote. Holders of the common stock do not have cumulative voting rights, so the holders of more than 50% of the combined shares voting for the election of directors may elect all of the directors if they choose to do so, and, in that event, the holders of the remaining shares will not be able to elect any members to the board of directors.

WARRANTS

     During July 2001, the Company obtained a Bridge Loan from one of the stockholders, ICG in the amount of $500,000 at an 8% interest rate. The funds were used for general working capital purposes and have a 15 day demand notice call provision. On August 14, 2001 we negotiated a forbearance agreement with ICG that provided the Company with a 30-day period during which ICG will not call the loan. In return, the Company agreed to provide ICG with a warrant to purchase 1,875,000 shares of common stock at a purchase price of $0.30 per share and includes a provision for cashless exercise. In addition, during February 2002, the Company agreed to reprice these warrants from $0.30 to $.09 per share in return for an extension on the Bridge Loan and certain other amendments to the terms of the Bridge Loan, see below for further information.

     In August 2001, the Company entered into an investment banking agreement with vFinance Investments, Inc. to help raise money for the Company for a one year period ending August 2002. The contract with vFinance for financial advisory services requires the Company to issue a warrant for the purchase of 200,000 shares of common stock at an exercise per of $0.27 per share, non-forfeitable, vesting immediately, with a term of five years, piggyback registration rights and a provision for cashless exercise. Additionally, if vFinance raises funds in excess of $1 million, the Company will provide them with 130,000 warrants at an exercise price of $0.27 per share for every $100,000 raised above $1 million.

     In February and March 2002, on two closing dates with the same terms, the Company obtained $1,325,000, less financing and bank fees of $179,300, from a bridge loan from outside investors through a placement agent, vFinance Investments, Inc., (the "Bridge"). The Bridge consisted of 26.5 Units (each unit ("Unit") consisting of a 12% nine-month Promissory Note in the principal amount of $50,000 (the "Notes") and 50,000 five-year Common Stock purchase warrants exercisable at $0.09 per share; pursuant to a Subscription Agreement dated January 25, 2002 by and among the Company and certain investors (the "Investors") (the "Subscription Agreement"). As a result, the Company issued warrants to purchase 1,325,000 shares of common stock to the outside investors with an exercise price of $0.09 per share. Additionally, in connection with the Bridge we issued 265,000 shares of common stock and warrants to purchase an additional 265,000 shares of common stock with an exercise price of $0.09 per share as placement agent fees.

     In February 2002, in connection with the Bridge, Intellect Capital Group, LLC (ICG) agreed to amend certain terms of its earlier bridge loan from July 2001 for $500,000 and we subsequently issued warrants to purchase 500,000 shares of common stock at an exercise price of $0.09 per share to ICG. Additionally, the interest rate on the Bridge Loan from ICG was amendment from 8.0% per annum to 12% per annum effective as of the date of the amendment.

     This has been a brief description of some of the terms of our outstanding warrants. For a more detailed description of the rights of the holders of the warrants, prospective investors are directed to the actual forms of warrants that have been filed as exhibits to the registration statement of which this prospectus is a part.

                              PLAN OF DISTRIBUTION

     We have entered into an agreement with vFinance Investments, Inc. under which vFinance will act as our exclusive placement agent for the sale, solely to "accredited investors" (as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended), of up to 30,000,000 shares of our common stock on a best efforts basis. Our placement agent will, from time to time, offer our shares for sale at varying purchase prices per share which may be based upon:

          -    a fixed price or prices;
          -    market prices prevailing at the time of sale;
          -    prices related to the prevailing market prices; or
          -    negotiated prices.

     The offering of our common stock will commence on the date of this prospectus and will terminate on the earlier of December 31, 2002 or when all 30,000,000 shares offered hereby have been sold.

     We may offer and sell our common stock separately or together in one or more series of transactions, solely to individuals, corporations or other institutions that are "accredited investors," as that term is defined in Rule 501 of Regulation D.

     Each time we sell shares of our common stock:

               -    we will provide a prospectus supplement;

               - the prospectus supplement will inform you about the specific terms of that particular offering and prior sales of our common stock since the date of this document; and

               - the prospectus supplement will also add, update or change information contained in this document, including the selling stockholders table, as needed.

     Each prospective purchaser of our common stock will enter into a securities purchase agreement with us, which purchase agreement and the specific purchaser must be approved and accepted by us. We have the right to reject any proposed subscription by any investor. Within two business days of our acceptance of any securities purchase agreement, the prospective investor must deposit funds representing the full amount of his, her or its investment, and we must deposit certificates representing all of the shares of our common stock being purchased, in an escrow account. Once the funds and securities are fully deposited in escrow, they will be promptly disbursed to the appropriate parties by the escrow agent.

     As compensation for its services, we have agreed to pay the placement agent a placement fee equal to 10% of the proceeds received by us from each purchaser of our common stock in this offering. We have authorized the escrow agent to deduct the placement agent's 10% fee from the proceeds paid to us on each occasion that disbursements are made from the escrow account.

     In addition to its cash placement fee, the placement agent will be entitled to receive at each closing and distribution of funds and securities from escrow, warrants to purchase 3.33% of the number of shares of our common stock sold in this offering. Accordingly, if all 30,000,000 million shares offered hereby are sold, the placement agent will be entitled to receive warrants aggregating 1,000,000 million shares of our common stock. The warrants issued at each closing are exercisable at a purchase price per share equal to 105% of the relevant per share purchase price at which are common stock is sold to investors in such transaction. All warrants expire on the earlier of December 31, 2007 or five years from the expiration date of our offering.

     Under the terms of our agreement with the placement agent, we have agreed that for a period of 120 days after completion of the offering, we will not issue any shares of our common stock or other securities convertible into our shares of common stock, except through the placement agent. In addition, if our bridge loans are not repaid within this 120-day period, we have agreed to grant to the placement agent a right of first refusal to sell any common stock, or securities convertible into common stock, on our behalf for a period of 12 months from the date of this prospectus.

     The placement agent and any other brokers or dealers participating in the offering of our common stock with the placement agent may be deemed to be an underwriter within the meaning of the Securities Act of 1933, as amended, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions.

     We have entered into an agreement with the placement agent to indemnify them against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof.

     Shares of common stock sold pursuant to the registration statement of which this prospectus is a part will be authorized for trading on the OTC BB. To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include short sales of the securities, which involve the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such short positions by making purchases in the open market. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

     In order to comply with the securities laws of certain states, if applicable, the securities offered by this prospectus may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities offered by this prospectus may not be sold unless such securities have been registered or qualified for sale in these states or an exemption from registration or qualification is available and complied with.

     Our common stock is currently traded on the OTC BB, under the symbol
"BRCU."

                                  LEGAL MATTERS

     The validity of the common stock offered hereby has been passed upon for us by Greenberg Traurig, LLP, Santa Monica, California.

                                     EXPERTS

     The financial statements included in the registration statement on Form SB-2 have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report, which contains an explanatory paragraph regarding our ability to continue as a going concern, appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     We file annual, quarterly and special reports, prospectuses and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549, the Woolworth Building, 233 Broadway, New York, New York 10279 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov.

     We have filed a registration statement to register with the SEC the securities offered or registered in this exchange offer. The SEC allows us to "incorporate by reference" information into this document, which means that we can disclose important information to you by referring you to another document we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information contained directly in this document. This document incorporates by reference the documents set forth below that we have previously filed with SEC. These documents contain important information about us and our financial condition.

          -    Annual Report on Form 10-KSB for the period ending December 31,
               2001;
          -    Registration Statement on Form SB-2 filed with the Securities
               Exchange Commission on November 28, 2001, as amended; and
          -    All documents filed by us with the SEC under Sections 13(a),
               13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus.

     You have the right to obtain a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                                BRIGHTCUBE, INC.
                              ATTN. ERIC C. HOWARD
                                240 CENTER STREET
                          EL SEGUNDO, CALIFORNIA 90245
                                 (310) 535-4555
                              AVAILABLE INFORMATION

     We file annual, quarterly and current reports with the SEC. You may read and copy this information at the following locations of the SEC:

Public Reference Room     New York Regional Office      Chicago Regional Office
450 Fifth Street, N.W.       Woolworth Building             Citicorp Center
      Room 1024                 233 Broadway            500 West Madison Street
Washington, D.C. 20549    New York, New York 10279            Suite 1400
                                                    Chicago, Illinois 60661-2511

     You also may obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC's Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy statements and other information regarding issuers, such as the Company, who file electronically with the SEC. The address of that site is http://www.sec.gov.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.       INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Although our Articles of Incorporation provide that the liability of our directors and officers for monetary damages shall be eliminated to the fullest extent permissible under Nevada law, we are limited, pursuant to Section 2115 of the California General Corporation Law, to indemnify agents (as defined in Section 317 of the California General Corporation Law) of the corporation to the extent permitted by Section 317 for breach of duty to the corporation and its stockholders.

     Section 317 sets forth the provisions pertaining to the indemnification of corporate "agents." For purposes of this law, an agent is any person who is or was a director, officer, employee, or other agent of a corporation, or is or was serving at the request of the corporation such capacity with respect to any other corporation, partnership, joint venture, trust or other enterprise. Indemnification for expenses, including amounts paid on settling or otherwise disposing of a threatened or pending action or defending against the same can be made in certain circumstances by actions of Brightcube through: a majority vote of a quorum of Brightcube's Board of Directors consisting of directors who are not party to the proceedings; approval of the stockholders, with the shares owned by the person to be indemnified not being entitled to vote thereon; or a court in which the proceeding is or was pending upon application by designated parties.

     Under certain circumstances, an agent can be indemnified, even when found liable. Indemnification is mandatory where the agent's defense is successful on the merits. The law allows us to make advances of expenses for certain actions upon the receipt of an undertaking that the agent will reimburse the corporation if the agent is found liable.

     We also maintain directors' and officers' liability insurance. There are presently no material pending legal proceedings to which a director, officer and employee of ours is a party. There is no pending litigation or proceeding involving one of our directors, officers, employees or other agents as to which indemnification is being sought, and we are not aware of any pending or threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.

     We have entered into indemnification agreements with our directors and officers. These agreements will provide, in general, that we shall indemnify and hold harmless such directors and officers to the fullest extent permitted by law against any judgments, fines, amounts paid in settlement, and expenses, including attorneys' fees and disbursements, incurred in connection with, or in any way arising out of, any claim, action or proceeding against, or affecting, such directors and officers resulting from, relating to or in any way arising out of, the service of such persons as our directors and officers.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 25        OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth an itemization of various expenses, all of which we will pay, in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimates, except the Securities and Exchange Commission registration fee.

            Accounting Fees and Expenses     $  25,000.00

            Legal Fees and Expenses          $  75,000.00

            Miscellaneous                    $   5,000.00

            SEC Registration Fee             $     512.03

                                   TOTAL:    $ 105,512.03

ITEM 26        RECENT SALES OF UNREGISTERED SECURITIES.

     Set forth in chronological order is information regarding shares of common stock issued and options and warrants and other convertible securities granted by us during the past three years. Also included is the consideration, if any, received by us for such shares and options and information relating to the section of the Securities Act of 1933, as amended, or rule of the SEC under which exemption from registration was claimed. Transactions described in Items
(1) through (4) below refer to the securities of PhotoLoft.com, a California corporation which was the predecessor entity of the filer of this form, and transactions described in Items (5) through (15) below refer to the securities of Brightcube, Inc. a Nevada corporation which is the filer of this form. Unless otherwise indicated, information set forth below regarding shares of our common stock reflect the 1.5133753 for 1 conversion ratio applied to shares of PhotoLoft.com. common stock at the time of the reorganization referred to in Item (5) below. In July 2000, we changed our name to Photoloft, Inc. to reflect our new business model. In December 2000, we changed our name to Brightcube, Inc.

(1) From January 1999 to December 1999 PhotoLoft.com. issued options to purchase the aggregate amount of 970,201 shares of common stock to 22 employees, 6 consultants and 5 directors pursuant to PhotoLoft.com's stock option plan with exercise prices from $0.48 per share to $5.25 per share. These issuances were made in reliance on Section 4(2) of the Securities Act of 1933 and/or Rule 701 promulgated under the Securities Act of 1933 and were made without general solicitation or advertising. The purchasers were sophisticated investors with access to all relevant information necessary to evaluate these investments, and who represented to PhotoLoft.com that the shares were being acquired for investment.

(2) From February 1999 to June 1999, PhotoLoft.com issued 124,111 shares of common stock to 7 consultants of PhotoLoft.com in exchange for services valued at $156,600. The issuances were made in reliance on Section 4(2) of the Securities Act of 1933 and were made without general solicitation or advertising. The purchasers were sophisticated investors with access to all relevant information necessary to evaluate these investments, and who represented to PhotoLoft.com that the shares were being acquired for investment.

(3) In September 1999, we issued warrants to purchase up to 350,000 shares of common stock to Xoom.com in consideration for services performed for PhotoLoft, Inc. by Xoom.com pursuant to a services agreement. The exercise price for the warrants is $2.31 per share. The issuance was made in reliance on
Section 4(2) of the Securities Act of 1933 and/or Regulation D promulgated under the Securities Act of 1933 and was made without general solicitation or advertising. The purchaser was a sophisticated investor with access to all relevant information necessary to evaluate the investment, and who represented to PhotoLoft, Inc. that the shares were being acquired for investment. (11) In November 1999, we issued warrants to purchase up to 500,000 shares of common stock at an exercise price of $1.01 to a financial consultant in partial consideration for services to be performed for us pursuant to a financial management services agreement. The issuance was made in reliance on Section 4(2) of the Securities Act of 1933 and/or Regulation D promulgated under the Securities Act of 1933 and was made without general solicitation or advertising. The purchaser was a sophisticated investor with access to all relevant information necessary to evaluate the investment, and who represented to us that the shares were being acquired for investment. In April 2000, the exercise price was reduced to $0.10.

(4) In November, 1999 we issued 58,700 shares of common stock to one of our option holders upon the exercise of options to purchase common stock. The issuance were made in reliance on Section 4(2) of the Securities Act of 1933 and/or Rule 701 promulgated under the Securities Act of 1933 and was made without general solicitation or advertising. The purchaser was a sophisticated investor with access to all relevant information necessary to evaluate the investment, and who represented to PhotoLoft.com that the shares were being acquired for investment.

(5) In December 1999, we issued options to purchase up to 288,000 shares of common stock to an officer with an exercise price of $1.50 per share. The issuance was made in reliance on Section 4(2) of the Securities Act of 1933 and/or Rule 701 promulgated under the Securities Act of 1933 and was made without general solicitation or advertising. The purchaser was a sophisticated investor with access to all relevant information necessary to evaluate the investment, and who represented that the shares were being acquired for investment.

(6) In December 1999, we issued 326,434 shares of common stock in exchange for $500,000 and warrants to purchase up to 66,000 shares of common stock with exercise prices of $1.5317 per share to three investors. The issuances were made in reliance on Section 4(2) of the Securities Act of 1933 and/or Regulation D promulgated under the Securities Act of 1933 and was made without general solicitation or advertising. The purchasers were sophisticated investors with access to all relevant information necessary to evaluate the investments, and who represented that the shares were being acquired for investment.

(7) In March 2000, we issued options to purchase up to 378,344 shares of our common stock to one of our officers pursuant to the terms of our employment agreement with the officer. The exercise price for the options was $3.44 per share, which was not less than the fair market value of the shares on the date of grant. The issuance was made in reliance on Section 4(2) of the Securities Act of 1933 and/or Rule 701 promulgated under the Securities Act of 1933 and was made without general solicitation or advertising. he purchaser was a sophisticated investor with access to all relevant information necessary to evaluate the investment, and who represented to us that the shares were being acquired for investment.

(8) In March 2000, we issued 106 shares of preferred stock, designated series A preferred stock, in exchange for $1,060,000 to investors in a private placement. We subsequently redeemed the series A preferred stock in June, 2000. In consideration for services in connection with the sale of our Series A Preferred Stock in March 2000 we issued 185,500 warrants to purchase shares of our common stock. These warrants may be exercised at any time during the five-year period following their issuance at an exercise price of $3.30 per share. The number of shares issuable upon exercise of the warrants is subject to adjustment upon the occurrence of stock splits, dividends or reclassifications. The warrants do not carry registration rights. In connection with the June 2000 redemption of our Series A Preferred Stock, we issued warrants to purchase an additional 80,140 shares of common stock with the same terms and conditions; provided that we are obligated to register the shares of common stock underlying the June 2000 warrants.

(9) In March 2000 we entered into a new employment agreement with Jack Marshall in which he will receive 250,000 bonus options, granted under the Employee Stock Option Plan, upon acceptance by the Board of a term sheet for a sale of PhotoLoft, Inc. or a major financing. Employee will receive 500,000 bonus options, granted under the Employee Stock Option Plan, on the Effective Date of a sale of PhotoLoft, Inc. or major financing. In June, 2000 Jack Marshall entered into a new employment agreement which replaced the March 15, 2000 agreement. The new employment agreement did not include the 750,000 bonus options provision for the boards acceptance of a term sheet or major financing.

(10) In March 2000, we sold 400,000 warrants with an exercise price of $0.10 to an investor. The warrants were issued and have been exercised

(11) In April 2000, we granted warrants to purchase 200,000 shares of common stock to an investor at an exercise price of $0.10, and granted warrants to purchase 100,000 shares of common stock to the investor at an exercise price of $1.00. The warrants expire in April 2005 The warrants were issued and are currently exercisable.

(12) In May 2000, we entered into an agreement in which we issued warrants to purchase 200,000 shares of common stock at exercise prices ranging from $2.75 to $4.50 in exchange for investor relation services. Fifty percent of the warrants vested upon execution of the agreement, and the remaining fifty percent will vest if the agreement is renewed after 6 months.

(13) In June 2000, we issued 900 shares of Series B convertible preferred stock to an investor for proceeds of $9,000. The Series B convertible preferred stock was convertible, on or before July 8, 2000, into 50% of our shares of common stock on a fully-diluted basis, following such conversion. In July, 2000, the Series B convertible preferred stock was exchanged for 27,914,023 shares of common stock and warrants to purchase 11,900,000 shares of common stock at an exercise price of $1.65 per share. The warrants may be exercised, or exchanged on a two-for one basis for shares of our common stock.

(14) From May 2000 through July 2000, we issued 10,646,600 shares of common stock and warrants to purchase 5,323,300 shares of common stock at an exercise price of $1.65 for proceeds of $12,218,800, net of stock issuance costs of $1,089,200. We also issued 28,000 shares of common stock and 1,221,000 warrants at an exercise price of $1.65 per share as a stock issuance fee.

(15) In July 2000, we issued warrants to purchase 300,000 shares of common stock at an exercise price of $1.65 in settlement of a dispute relating to a binding letter of intent for an equity financing.

(16) In November 2000, we revised and superceded our May 2000 investor relations service agreement. The new agreement provides for the issuance of 200,000 shares of common stock, payment of $100,000 and the issuance of warrants to purchase 200,000 shares of common stock at exercise prices ranging from $2.75 to $4.50 in exchange for investor relations services.

(17) In January 2001, we issued 100,000 shares of common stock upon the exercise of warrants issued to a former consultant. The exercise price was $0.10 per share and we received $10,000 upon exercise.

(18) In February 2001, we entered into a Separation and General Agreement under which Edward MacBeth, President and Chief Operating Officer, terminated his employment. The terms of this agreement included immediate vesting of options to purchase 500,000 shares of our common stock at an exercise price of $1.38 per share. These options are subject to a six-month lock-up ending July 19, 2001, and will expire in January 2003. Mr. MacBeth's original option grant, based on his July 2000 employment contract, was for 1,500,000 shares vesting over three years. As of February 2001, he had vested in approximately 250,000 shares of his option grant, and therefore, his Separation and General Agreement resulted in the accelerated vesting of 250,000 additional shares.

(19) In April 2001, the Board of Directors approved a new option plan for 8,500,000 shares, amended to 20,000,000 in March of 2002, which will be submitted to the stockholders for approval at the next annual meeting. With the implementation of this new plan, we will not issue any additional shares under our former stock option plan. The former stock option plan authorized 13,750,000 shares of common stock. It is our intention not to issue any additional options in this new plan that, when combined with options granted under the former plan, will exceed this 20,000,000 share limit. During July 2001, we granted 1,440,000 options to employees at a $0.50 exercise price. These options were granted under the new Stock Option plan subject to stockholder approval. Management expects stockholder approval a our Board of Directors approved the plan, and as a group the Directors control a majority of the common stock outstanding. stockholder

(20) In June 2001, we issued 400,000 shares of common stock upon the exercise of a warrant. The exercise price was $0.10 per share and we received $40,000 upon exercise.

(21) During July 2001, we obtained a Bridge Loan from a significant stockholder in the amount of $500,000 at an 8% interest rate. The funds were used for general working capital purposes and have a 15 day demand notice call provision. On August 14, 2001 we negotiated a forbearance agreement with the stockholder that provides us with a 30 day period during which the stockholder will not call the loan. In return, we agreed to provide the stockholder with a warrant to purchase 1,875,000 shares of common stock at a purchase price of $0.30 and includes a cashless exercise provision. As required by investors in an additional bridge loan from outside investors, see below, in February and March of 2002 we amended the terms of the Promissory Note with the stockholder. The amendments included, among other items, a subordination of repayment rights and in return we agreed to reprice the 1,875,000 warrants previously issued from $0.30 to $0.09 per share and amended the interest rate from 8% to 12% per annum.

(22) During July 2001, we entered into a six month contract with an investor relations firm. The contract with requires us to issue 173,333 shares of common stock and a warrant to purchase up to 200,000 shares of common stock at an exercise price of $.50 for 100,000 shares and $.75 for 100,000 shares.

(23) In August 2001, we closed escrow on $1.3 million in new financing from several investors. The investors were issued 6,750,000 shares of common stock.

(24) In September 2001, we issued a warrant to a registered broker-dealer pursuant to an investment banking agreement to further provide financial advisory and investment banking and management consulting services that we executed in August 2001. The warrant covers the issuance of up to 200,000 shares of common stock at an exercise price of $0.27 per share. The warrant was issued in reliance upon Section 4(2) of the Securities Act of 1933 based upon an issuance to a single entity for partial compensation.

(25) In November 2001, the Board of Directors granted incentive stock options to one officer for the purchase of 500,000 shares of common stock at an exercise price of $0.34 per share and vesting over three years and having vested since March of 2001. Additional options for the purchase of 130,000 shares of common stock at an exercise price of $0.34 per share and vesting over four years were issued to two employees.

(26) In January 2002, we entered into a consulting agreement with one of our Directors, for a twelve month period. Under the terms of this consulting agreement the Director also was granted non-qualified options to purchase 350,000 shares of Common Stock at an exercise price of $0.11 per share. 50% of these options vested immediately upon issuance, and the remaining 50% vest quarterly over one-year.

(27) During February and March 2002, we entered into a bridge loan with outside investors for gross proceeds of $1,325,000, less financing and bank fees of $179,350. Under the terms of the bridge loan we issued warrants for the purchase of 1,325,000 shares of common stock at an exercise price of $0.09 per share. For fees and expenses the placement agent received $178,250 in cash, 265,000 shares of common stock and warrants to purchase an additional 265,000 shares of common stock with an exercise price of $0.09 per share to a registered broker dealer as fees on the bridge loan. Additionally, as a result of this bridge, we agreed to amend a earlier bridge loan from July of 2001 from a stockholder, and as a result of the amendment, we issued warrants to purchase 500,000 shares at an exercise price of $0.09 per share and to increase the interest rate on this bridge from the stockholder from 8% to 12% per annum. We are also obligated to issue warrants to purchase 2,500,000 shares of common stock at an exercise price of $0.06 per share per month, up to a maximum of warrants for the purchase of 10,000,000 shares of common stock, if we are past due in repayment of the bridge loans, which are due in full nine months from the dates of closing.

(28) During March 2002, the Board of Directors approved the grant of options to purchase common shares to management, outside board members, and various other employees as part of a 2002 compensation package. Management and several employees and consultants received 5,340,000 stock options to purchase common stock at $0.11 per share, vesting over three years. Outside Board members received 2,200,000 non-qualified stock options with the same exercise price vesting over one year.

(29) During April 2002, we entered into a twelve month contract, effective as of March 1, 2002, with an investor relations firm. The contract requires that we issue 10,000,000 unregistered and restricted shares as payment for twelve months of service.

ITEM 27.       EXHIBITS.

The following exhibits are filed with this Registration Statement; documents incorporated by reference from filings made prior to December 2000 were filed by Photoloft.com, the predecessor of Brightcube, Inc.:

EXHIBIT
-------
   NO.                         DESCRIPTION
   ---                         -----------
2.1 Agreement and Plan of Reorganization dated as of February 16, 1999 by and among Data Growth, Inc. Gary B. Peterson and the Registrant (Incorporated By Reference to Exhibit 2.1 of the Registrant's Registration Statement on Form 10-SB first filed on July 13, 1999 (File No. 000-26693), subsequently amended (the Form 10-SB)).
2.2 Asset Purchase Agreement dated as of November 9, 2001 by and among Brightcube, Inc. and Canon U.S.A., Inc. (Incorporated by reference to
          Exhibit 2.2 of the Form 8-K).
3(i).1 Articles of Incorporation of the Registrant, (Incorporated by reference to Exhibit 3.1 of the Form 10 SB).
3(i).2 Certificate of Amendment to the Articles of Incorporation of the Registrant (Incorporated by Reference to Exhibit 3.2 of the Form 10-SB).
3(i).3 Additional amendments to Articles of Incorporation. (Incorporated by Reference of Form SB-2 filed November 2001).
3(ii) By-Laws of Registrant. (Incorporated by Reference of Form SB-2 filed November 2001).
3(i).4 Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of the Registrant (Incorporated by Reference to Exhibit 3.4 of the Registrant's Annual Report on Form 10-KSB for the year ended December 31, 1999).
3(i).5 Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock of the Registrant (Incorporated by Reference to Exhibit 3.5 of the Form 8-K filed June 23, 2000).
4.1 Form of Voting Agreement, dated as of June 8, 2000, by and between the Registrant and certain stockholders (Incorporated by Reference to
          Exhibit 4.3 of the Form 8-K filed on June 23, 2000).
5         Opinion of Greenberg Traurig, LLP.

10.1 Employment Agreement dated March 15, 2000 by and between Mr. Jack Marshall, Chris McConn, Kay Wolf Jones and the Registrant (Incorporated By Reference to Exhibit 10.2, 10.3 and 10.1 of the Form 10Q SB filed May 15, 2000).
10.2 1999 Stock Option Plan of the Registrant (Incorporated by Reference to Exhibit 10.21 of the Form 10-SB).
10.3 Form of Stock Option Agreement issued under the 1999 Stock Option Plan of the Registrant (Incorporated by Reference to Exhibit 10.22 of the Form 10-SB).
10.4 Stock Option Agreement dated July 1, 1999 by and between Chris McConn and the registrant (Incorporated by Reference to Exhibit 10.23 of the Form 10-SB).
10.5 Stock Option Agreement dated July 1, 1999 by and between Jack Marshall and the Registrant (Incorporated by Reference to Exhibit
          10.24 of the Form 10-SB).

10.6 Stock Purchase Agreement, dated as of April 18, 2000, by and between the Registrant and Intellect Capital Group, LLC stockholders (Incorporated by Reference to Exhibit 10.31 of the Form 8-K filed June 23, 2000).
10.7 Registration Rights Agreement, dated June 8, 2000, by and between the Registrant and Intellect Capital Group, LLC stockholders (Incorporated by Reference to Exhibit 10.32 of the Form 8-K filed June 23, 2000).
10.8 Loan and Security Agreement, dated May 18, 2000, by and between the Registrant and Intellect Capital Group, LLC stockholders (Incorporated by Reference to Exhibit 10.33 of the Form 8-K filed June 23, 2000).
10.9 Promissory Note, dated May 18, 2000, by the Registrant in favor of Intellect Capital Group, LLC stockholders (Incorporated by Reference to Exhibit 10.34 of the Form 8-K filed June 23, 2000).
10.10 Side Letter, dated May 22, 2000, by and between the Registrant and Intellect Capital Group, LLC stockholders (Incorporated by Reference to Exhibit 10.35 of the Form 8-K filed June 23, 2000).
10.11 Form of Stockholder Agreement, dated June 8, 2000, by and among Registrant and certain stockholders (Incorporated by Reference to
          Exhibit 10.36 of the Form 8-K filed June 23, 2000).
10.12     2001 Equity Incentive Plan (incorporated by reference to Exhibit
          10.37 of the Post Effective Amendment No. 1 to the Form SB-2 filed on January 17, 2002 (SEC file no. 333-74044)).
10.13 Loan and Security Agreement, dated July 16, 2001, by and between Intellect Capital Group, LLC and Registrant (Incorporated by Reference to Exhibit 99.14 of the Form 10QSB dated June 30, 2001).
10.14 Forbearance Agreement, dated August 14, 2001 by and between Intellect Capital Group, LLC and the (Incorporated by Reference to Exhibit 99.17 of Form 10QSB dated June 30, 2001).
10.15 Employment Agreement dated December 20, 2000 by and between Al Marco and the Registrant. (Incorporated by Reference to Exhibit 99.3 of the Registrant's Form 8-K/A filed March 5, 2001).
10.16 Employment Agreement dated December 20, 2000 by and between Ralph Roessler and the Registrant. (Incorporated by Reference to Exhibit
          99.4 of the Registrant's Form 8-K/A filed March 5, 2001).
10.17 Employment Agreement dated December 20, 2000 by and between Elizabeth Wenner and the Registrant. (Incorporated by Reference to Exhibit 99.5 of the Registrant's Form 8-K/A filed March 5, 2001).
10.18 Asset Purchase Agreement among Canon, U.S.A., Inc. and Registrant (Incorporated by Reference to Exhibit 2.2. of the Registrant's Form 8-K filed November 21, 2001).
21        Subsidiaries of the Company

22 Certificate of Amendment of Articles of Incorporation of Brightcube California, Inc. (Incorporated by Reference to Exhibit 3.3 of the Form SB-2 filed November 28, 2001).
24        Power of Attorney (included on signature page).
25        Consent of Greenberg Traurig, LLP (included in Exhibit 5).
26        Consent of Independent Certified Public Accountants
99.1      Financial Statements of EVG. (Incorporated by Reference to Exhibit
          99.1 of the Registrant's Form 8-K/A filed March 5, 2001)
99.2 Unaudited Pro Forma Condensed Consolidated Financial Information. (Incorporated by Reference to Exhibit 99.2 of the Registrant's Form 8-K/A filed March 5, 2001)
99.3 Separation Agreement and General Release by and between Edward MacBeth and the Registrant. (Incorporated by Reference to Exhibit 99.12 of the Registrant's Form 10-KSB filed April 17, 2001).
99.4 Forbearance Agreement, dated August 14, 2001 by and between Intellect Capital Group, LLC and the Registrant (as filed with the 10QSB dated September 30, 2001).
99.5 Investment Banking Agreement, dated August 17, 2001 by and between vFinance Investments, Inc. and vFinance Capital L.C. and the Registrant (as filed with the 10QSB dated September 30, 2001).
99.6 Employment Agreement, dated November 5, 2001 by and between Eric Howard and Registrant (as filed with the 10QSB dated September 30,
          2001).
99.7 Loan and Security Agreement, dated July 16, 2001, by and between Intellect Capital Group, LLC and the Registrant (Incorporated by Reference to Exhibit 99.14 of the Registrant's Form 10Q-SB filed August 14, 2001).
99.8      Promissory Note, dated July 16, 2001, by and between Intellect
          Capital Group, LLC and Registrant (Incorporated by Reference to
          Exhibit 99.15 of the Registrant's Form 10Q-SB filed August 14, 2001).
99.9 Bernard Girma consulting agreement dated January 1, 2002 (Incorporated by Reference of Form 10-KSB filed April 1, 2002).
99.10 Intellect Capital Group Promissory Note and Loan and Security Agreement, dated July 16, 2001 as amended dated February 18, 2002 (Incorporated by Reference of Form 10-KSB filed April 1, 2002).
99.11 Financial Statement for the fiscal year 2001 (Incorporated by Reference of Form 10-KSB filed April 1, 2002).
99.12 Placement Agent Agreement, dated March 21, 2002 by and between vFinance Investments, Inc. and Registrant.
99.13 Consulting Agreement, dated April 3, 2002, effective March 1, 2002, by and between Investor Relations Services, Inc. and Registrant.
99.14 Payment Agreement, dated April 3, 2002, effective March 1, 2002, by and between Infusion Capital Investment Corporation and Registrant.

ITEM 28.       UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to: (i) include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material changes to such information in the registration statement or any material change to such information in the registration statement.

     2. For the purpose of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     4. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in a successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     5. For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     6. For purposes determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be as the initial bona fide offering thereof.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the city of El Segundo, state of California, on May 8, 2002.


                                   BRIGHTCUBE, INC.


                                   By:  /s/
                                      ------------------------------------------
                                        Albert L. Marco, Chief Executive Officer

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Albert L. Marco and Eric C. Howard his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form SB-2 was signed by the following persons in the capacities and on the dates stated.

SIGNATURE                                TITLE                         DATE
-------------------  ---------------------------------------------  -----------

  /s/                Chief Executive Officer and Director           May 8, 2002
-------------------
Albert L. Marco

  /s/                Chief Financial Officer (Principal Financial   May 8, 2002
-------------------  and Accounting Officer)
Eric C. Howard

  /s/                Chairman of the Board and Director             May 8, 2002
-------------------
Terren S. Peizer

  /s/                Vice Chairman of the Board and Director        May 8, 2002
-------------------
Jack Marshall

  /s/                Director                                       May 8, 2002
-------------------
Bernard F. Girma

  /s/                Director                                       May 8, 2002
-------------------
Richard A. Anderson

                                  EXHIBIT INDEX


EXHIBIT NO.                   DESCRIPTION
-----------                   -----------

5                             Opinion of Greenberg Traurig, LLP

21                            Subsidiaries of the Company

26                            Consent of Independent Certified Public
                              Accountants

99.12 Placement Agent Agreement, dated March 21, 2002 by and between vFinance Investments, Inc. and Registrant.

99.13 Consulting Agreement, dated April 3, 2002, effective March 1, 2002, by and between Investor Relations Services, Inc. and Registrant.

99.14 Payment Agreement, dated April 3, 2002, effective March 1, ` 2002, by and between Infusion Capital Investment Corporation and Registrant.

                                BRIGHTCUBE, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


REPORT  OF  INDEPENDENT  CERTIFIED  PUBLIC  ACCOUNTANTS             F-2

CONSOLIDATED  FINANCIAL  STATEMENTS
  Consolidated balance sheet                                        F-3
  Consolidated statements of operations                             F-4
  Consolidated statements of stockholders' equity (deficiency)      F-5 to F-6
  Consolidated statements of cash flows                             F-7
  Notes to consolidated financial statements                        F-8 to F-25

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The Board of Directors and Stockholders of Brightcube, Inc. (formerly Photoloft, Inc.)

     We have audited the accompanying consolidated balance sheet of Brightcube, Inc. (formerly Photoloft, Inc. or the Company) as of December 31, 2001, and the related consolidated statements of operations, stockholders' equity (deficiency), and cash flows for the years ended December 31, 2001 and 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing principles generally accepted in the United States of America. Those standards require that we plan and perform our audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Brightcube, Inc. (formerly Photoloft, Inc.) as of December 31, 2001 and the results of its operations and cash flows for the years ended December 31, 2001 and 2000 in conformity with accounting principles generally accepted in the United States of America.

     The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has an accumulated deficit of $27,554,200 as of December 31, 2001 and incurred a net loss of $11,828,300 for the year ended December 31, 2001. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans regarding those matters are also described in Note 1. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of reported asset amounts or the amount and classification of liabilities that might result from the outcome of this uncertainty.

  /s/ BDO Seidman, LLP



San Francisco, California

February 22, 2002, except for Note 16 which is as of March 13, 2002

                         BRIGHTCUBE, INC. (FORMERLY PHOTOLOFT, INC.)
                                 CONSOLIDATED BALANCE SHEET


                                                                          DECEMBER 31, 2001
-----------------------------------------------------------------------  -------------------
ASSETS
CURRENT ASSETS:
Cash and cash equivalents (Note 10 and 11)                               $          237,200
Restricted cash (Note 7)                                                            345,000
Accounts receivable, net of allowance for doubtful accounts of $63,000              297,000
Inventory                                                                           348,400
Prepaid expenses and other current assets  (Note 15)                                213,700
-----------------------------------------------------------------------  -------------------

TOTAL CURRENT ASSETS                                                              1,441,300
PROPERTY AND EQUIPMENT, net (Note 3)                                                309,300
EXCESS OF COST OVER NET ASSETS ACQUIRED, NET (Note 2)                             3,768,000
OTHER ASSETS                                                                         45,100
-----------------------------------------------------------------------  -------------------
TOTAL ASSETS                                                             $        5,563,700
                                                                         ===================
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Note payable to bank (Note 7)                                            $          345,000
Accounts payable                                                                    806,800
Accrued expenses (Notes 4)                                                          220,700
Deferred revenue (Note 15)                                                           63,500
Payable to stockholders (Note 12)                                                   620,500
                                                                         -------------------
TOTAL CURRENT LIABILITIES                                                         2,056,500
                                                                         -------------------

COMMITMENTS AND CONTINGENCIES (NOTES 5,6,10 and 16)

STOCKHOLDERS' EQUITY (Notes 1, 2, 6,7,8 and 16) :
Preferred stock, $0.001 par value; 500,000 shares
    authorized; no shares issued and outstanding                                         --
Common stock, $0.001 par value; 200,000,000 shares
    authorized; 77,641,995 shares issued and outstanding                             77,600
Additional paid in capital                                                       30,983,800
Accumulated deficit                                                             (27,554,200)
                                                                         -------------------
TOTAL STOCKHOLDERS' EQUITY                                                        3,507,200
                                                                         -------------------
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY                                 $        5,563,700
                                                                         ===================

          See accompanying notes to consolidated financial statements.

                             BRIGHTCUBE, INC. (FORMERLY PHOTOLOFT, INC.)
                               CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                         YEARS ENDED DECEMBER 31,
                                                                          2001              2000
                                                                    -----------------  --------------
Revenues                                                            $      1,568,000   $          --
Cost of revenues                                                           1,006,700              --
                                                                    -----------------  --------------
Gross Profit                                                                 561,300              --
                                                                    -----------------  --------------
OPERATING EXPENSES:
Sales and marketing                                                        1,184,700              --
General and administrative, including goodwill impairment loss of         10,427,800              --
    $4,711,800 in 2001 (Note 1)
                                                                    -----------------  --------------
TOTAL OPERATING EXPENSES                                                  11,612,500              --
                                                                    -----------------  --------------

Loss from operations                                                     (11,051,200)             --
                                                                    -----------------  --------------
OTHER INCOME (EXPENSE):
Interest income                                                               26,700              --
Other income (Note 15)                                                       126,200              --
Interest and other expense (Note 8)                                         (542,200)             --
                                                                    -----------------  --------------
TOTAL OTHER INCOME (EXPENSE):                                               (389,300)             --
                                                                    -----------------  --------------
LOSS BEFORE INCOME TAXES                                                 (11,440,500)
Income tax expense (Note 9)                                                    2,400              --
                                                                    -----------------  --------------
LOSS FROM CONTINUING OPERATIONS                                          (11,442,900)             --

DISCONTINUED OPERATIONS (Note 14):
     Loss from discontinued operations                                      (978,500)    (11,074,300)
     Gain on disposal of discontinued operations                             593,100              --
                                                                    -----------------  --------------
                                                                            (385,400)    (11,074,300)
                                                                    -----------------  --------------
NET LOSS                                                                 (11,828,300)    (11,074,300)
Deemed dividend on redemption of
     Series A Preferred Stock (Note 8)
                                                                                  --        (357,000)
                                                                    -----------------  --------------
NET LOSS ALLOCABLE TO COMMON STOCKHOLDERS                           $    (11,828,300)  $ (11,431,300)
                                                                    =================  ==============
Basic and diluted loss per share:
     Continuing Operations                                          $          (0.16)  $           -
     Discontinued  Operations                                                  (0.01)          (0.35)
                                                                    =================  ==============
Net Loss                                                            $          (0.17)  $       (0.35)
                                                                    =================  ==============
Basic and diluted weighted-average common shares outstanding              70,016,600      32,788,300
                                                                    =================  ==============

          See accompanying notes to consolidated financial statements.

                                        BRIGHTCUBE, INC. (FORMERLY PHOTOLOFT, INC.)
                               CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)

                                                   PREFERRED  STOCK         COMMON STOCK
                                               ------------------------  -------------------
                                                                                               Additional      Deferred
                                                                                                Paid-in
(Notes 1,2,6,7,8, and 16)                        Shares       Amount       Shares    Amount     Capital      Compensation
                                               ----------  ------------  ----------  -------  ------------  --------------

BALANCES, December 31, 1999                      -------   $   -------   12,881,875  $12,900  $ 4,904,500   $    (481,200)
Sale of Series A preferred stock,
    net of issuance costs of $79,500                 106     1,060,000           --       --      (79,500)             --
Sale of common stock warrants                         --            --           --       --       10,000              --
Redemption of Series A preferred
    stock                                           (106)   (1,060,000)          --       --     (212,000)             --
Sale of Series B convertible
    preferred Stock                                  900         9,000           --       --           --              --
Private placement of common stock, net
    of cash issuance costs of $1,089,200              --            --   10,646,600   10,700   12,208,100              --
Conversion of Series B convertible
    Preferred stock                                 (900)       (9,000)  27,914,023   27,900      (18,900)             --
Shares and warrants issued for services
    relating to the private placement of
    common stock                                      --            --       28,000       --    1,263,000              --
Offering costs relating to shares and
    warrants issued for services relating to
     private placement of common stock                --            --           --       --   (1,263,000)             --
Exercise of stock options and warrants                --            --      301,432      300       65,000              --
Deferred stock compensation                           --            --           --       --      273,000        (273,000)
Amortization of deferred stock
    compensation                                      --            --           --       --           --         596,000
Compensation associated with stock
    option grants                                     --            --           --       --    3,053,700          24,700
Shares issued for services                            --            --      237,500      200      312,300        (178,100)
Shares issued for EVG acquisition                     --            --   14,984,000   15,000    7,776,700              --
Net loss                                              --            --           --       --           --              --
                                               ----------  ------------  ----------  -------  ------------  --------------
BALANCES, December 31, 2000                           --            --   66,993,430   67,000   28,292,900        (311,600)

Private placement of common stock, net of
    issuance cost of $43,100                          --            --    6,750,000    6,800    1,300,100              --
Exercise of stock options and warrants                                      500,500      500       49,700              --
Compensation associated with stock option
    grants                                            --            --           --       --      370,500              --
Bridge loan interest associated with
    Warrant grant                                     --            --           --       --      475,000              --
Amortization of deferred stock
     compensation                                     --            --           --       --           --         311,600
Shares and warrants issued for services               --            --      189,417      100      145,900              --
Contingent shares issued for  EVG
    acquisition                                                           3,208,648    3,200      349,700              --
Net Loss
                                               ----------  ------------  ----------  -------  ------------  --------------
BALANCES, December 31, 2001                           --   $        --   77,641,995  $77,600  $30,983,800   $          --
                                               ==========  ============  ==========  =======  ============  ==============

                                                              Accumulated Deficit        Total
BALANCES,  December 31, 1999                                           (4,651,600)      (215,400)

Sale of Series A preferred stock,
    net of issuance costs of $79,500                                           --        980,500
Sale of common stock warrants                                                  --         10,000
Redemption of Series A preferred stock                                         --     (1,272,000)
Sale of Series B convertible preferred stock                                   --          9,000
Private placement of common stock, net of
    cash issuance costs of  $1,089,200                                         --     12,218,800
Conversion of Series B convertible preferred stock                             --             --
Shares and warrants issued for services relating
    to the private placement of common stock                                   --      1,263,000
Offering costs relating to shares and warrants
     issued for services relating to the private placement
    of common stock                                                            --     (1,263,000)
Offering costs relating to shares and warrants issued for
    services relating to private placement of common stock                     --         65,300
Deferred stock compensation                                                    --             --
Amortization of deferred stock compensation                                    --        596,000
Compensation associated with stock option grants                               --      3,078,400
Shares issued for services                                                     --        134,400
Shares issued for EVG acquisition                                              --      7,791,700
Net loss                                                              (11,074,300)   (11,074,300)
----------------------------------------------------------  ----------------------  -------------
BALANCES, December 31, 2000                                           (15,725,900)    12,322,400


Private placement of common stock,  net of issuance
     cost of $43,100                                                                   1,306,900
Exercise of stock options and warrants                                                    50,200
Compensation associated with stock option grants                                         370,500
Bridge loan interest associated with warrant grant                                       475,000
Amortization of deferred stock compensation                                              311,600
Shares and warrants issued for services                                                  146,000
Contingent shares issued for EVG acquisition                                             352,900
Net Loss                                                              (11,828,300)   (11,828,300)
                                                            ----------------------  -------------
BALANCES, December 31, 2001                                 $         (27,554,200)  $  3,507,200
                                                            ======================  =============

          See accompanying notes to consolidated financial statements.

                         BRIGHTCUBE, INC. (FORMERLY PHOTOLOFT, INC.)
                            CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                        DECEMBER 31,
                                                                    2001           2000
                                                                -------------  -------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Loss from Continuing Operations                               $(11,442,900)  $         --
  Adjustments to reconcile net loss to net cash
   Used in operating activities:
     Interest expense relating to stock warrants issued              475,000             --
     Depreciation                                                    245,500             --
     Compensation relating to stock options and warrants             682,100             --
     Provision for possible losses                                    33,400             --
     Loss on disposal of fixed assets                                  7,700             --
     Goodwill Impairment Loss                                      4,711,800             --
     Amortization of excess of cost over net assets acquired       1,368,100             --
      loss from discontinued operations                             (978,500)   (11,074,300)
     Gain on disposal of discontinued operations                     593,100             --
     Changes in operating assets and liabilities:
        Accounts receivable                                         (244,900)            --
        Inventory                                                   (168,700)            --
        Prepaid expenses and other current assets                    141,800             --
        Accounts payable                                             301,800             --
        Accrued expenses                                            (194,400)            --
        Deferred revenue                                              63,500             --
                                                                -------------  -------------

NET CASH USED IN CONTINUING OPERATIONS                            (4,405,600)   (11,074,300)
CHANGE IN ASSETS AND LIABILITIES OF DISCONTINUED
      OPERATIONS                                                  (1,397,700)     3,754,100
                                                                -------------  -------------

NET CASH USED IN OPERATING ACTIVITIES                             (5,803,300)    (7,320,200)
                                                                -------------  -------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Principal received under note receivable                                --        250,000
  Other assets                                                        22,900         (3,700)
  Purchase of property and equipment                                 (45,600)      (306,500)
  Proceeds from disposal of discontinued operations                1,020,000             --
                                                                -------------  -------------

  NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES:               997,300        (60,200)
                                                                -------------  -------------

CASH FLOWS FROM FINANCING ACTIVITIES

  Bank Overdraft                                                          --       (219,200)
  Repayments on notes payable to bank                               (345,000)            --
  Proceeds from note and loans payable to stockholder                588,800             --
  Net proceeds from issuance of stock                              1,306,900     13,273,600
  Proceeds from exercise of options and warrants                      50,200         10,000
  Restricted Cash                                                   (345,000)            --
  Payment of Note Payable to Related Party                                --       (800,000)
  Payment for redemption of preferred stock                               --     (1,272,000)
                                                                -------------  -------------
  NET CASH PROVIDED BY FINANCING ACTIVITIES                        1,255,900     10,992,400
                                                                -------------  -------------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS              (3,550,100)     3,612,000
  CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                     3,787,300        175,300
                                                                -------------  -------------
  CASH AND CASH EQUIVALENTS, END OF YEAR                        $    237,200   $  3,787,300
                                                                =============  =============

          See accompanying notes to consolidated financial statements.

                   BRIGHTCUBE, INC. (FORMERLY PHOTOLOFT, INC.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

1.   SUMMARY OF ACCOUNTING POLICIES

THE  COMPANY

     Brightcube, Inc. (formerly Photoloft, Inc., a publicly traded shell corporation) (the Company), a Nevada corporation, was incorporated on January 23, 1986.

     On March 1, 1999, the Company completed the acquisition of 100% of the outstanding common stock of Photoloft, Inc.(Photoloft) in exchange for 9,579,268 shares of the Company's $.001 par value common stock. For accounting purposes, the acquisition has been treated as the acquisition of the Company by Photoloft, with Photoloft as the acquirer (reverse acquisition). The shares held by the stockholders of the Company prior to the acquisition have been recognized as if they were issued in connection with the acquisition of the Company by Photoloft.

     Photoloft, a California corporation, was incorporated on November 17, 1993. Photoloft was a developer and provider of digital imaging infrastructure for the photography markets.

     On December 20, 2000, the Company completed its acquisition of Extreme Velocity Group, Inc. (EVG), a California corporation (see Note 2). EVG was a Los Angeles based corporation, which provided Internet and imaging solutions to the art market. EVG had a proprietary line of digital papers for use on high quality ink-jet printers, which it designed and distributed. In addition, EVG had a paying subscription based network of independent art frame shops nationwide, which received e-commerce and marketing support from EVG.

     During May 2001, the Company's Board of Director's decided to either sell or close the operations of the Company's Photoloft or ASP Services division. In November 2001, the Company sold this division's assets for $1,020,000 (Note 14).

BASIS  OF  PRESENTATION  AND  GOING  CONCERN  UNCERTAINTY

     The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the financial statements, the Company had an accumulated deficit of $27,554,200 as of December 31, 2001 and incurred a net loss of $11,828,300 for the year ended December 31, 2001.

     These conditions give rise to substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of reported asset amounts or the amount and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company's continuation as a going concern is dependent upon its ability to obtain additional financing or refinancing as may be required and ultimately to attain profitability. The Company is actively marketing its existing and new products, which it believes will ultimately lead to profitable operations. The Company currently anticipates that its available funds will be sufficient to meet its anticipated needs for working capital, capital expenditures and business operations until May 24, 2002. After May 24, 2002, the Company will need to seek additional funding or reduce operating expenses. However, no assurances can be given that these available funds will meet the Company's cash requirements in the future.

     During February and March 2002, the Company obtained a bridge loan from outside investors with vFinance Investments, Inc. acting as the Company's placement agent, in the amount of $1,325,000, less financing and bank fees of $179,300, at an annual 12% interest rate. The funds will be used for general working capital purposes.

     The Company anticipates that it will require approximately $3 to $5 million in additional capital funding during 2002 to grow as contemplated. It is estimated that 20% - 30% of these requirements will come from cash from operations. The remainder will be from equity and debt financing sources. The Company is actively seeking such financing at this time. No assurances can be given that such financing will be available on terms favorable to us, or at all. The financial statements do not handle any adjustments for the outcome of this uncertainty.

USE  OF  ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH  AND  CASH  EQUIVALENTS

     The Company considers all highly liquid investments having original maturities of three months or less to be cash equivalents.

ACCOUNTS RECEIVABLE AND ALLOWANCE FOR DOUBTFUL ACCOUNTS

     The Company grants credit to its customers after undertaking an investigation of credit risk for all significant amounts. An allowance for doubtful accounts is provided for estimated credit losses at a level deemed appropriate to adequately provide for known and inherent risks related to such amounts. The allowance is based on reviews of loss, adjustments history, current economic conditions and other factors that deserve recognition in estimating potential losses. While management uses the best information available in making its determination, the ultimate recovery of recorded accounts receivable is also dependent upon future economic and other conditions that may be beyond management's control.

INVENTORY

     Inventory, consisting primarily of finished goods, is stated at the lower of cost (first-in, first-out) or market.

PROPERTY  AND  EQUIPMENT

     Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated economic useful lives of the assets, generally ranging from three to five years.

LONG-LIVED  ASSETS,  INCLUDING  GOODWILL  AND  RELATED  IMPAIRMENT

     The Company periodically reviews its long-lived assets and certain identifiable intangibles for impairment. Should a change in circumstances suggest a possible impairment, the recoverability of long-lived assets is evaluated by comparing undiscounted estimated future net cash flows to the current carrying value. If the current carrying value is greater than the undiscounted estimated future net cash flows, a loss is recognized based on the amount by which the carrying value exceeds the estimated fair market value of the related long-lived assets, including goodwill. The excess of cost over net assets acquired (Goodwill), which relates to the Company's acquisition of EVG, was amortized through December 31, 2001 using the straight-line method over an estimated life of seven years. Subsequent to the acquisition of EVG (see Note
2), the Company has experienced significant decreases in actual and forecasted revenue of a portion of the acquired operations, principally due to a declining membership base in its Dealer Network (part of the Technology division) during the latter part of 2001, which indicate the recorded values of the long-lived assets were impaired. As a result, the Company performed an analysis of its long lived assets in the fourth quarter of 2001 and concluded that a $4,711,800 write-down of goodwill was necessary.

FAIR VALUES OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

     Cash and cash equivalents;

     The carrying amount reported in the balance sheet for cash and cash equivalents approximates fair value;

     Note payable to bank; and

     The fair value of the note payable to bank approximates cost because of the relatively short period of time to maturity and comparability to interest rates that are available to the Company for loans with similar terms and remaining maturities.

     As of December 31, 2001, the fair values of the Company's financial instruments approximate their historical carrying amounts.

REVENUE  RECOGNITION

     The Company's revenues are derived principally from the sale of subscriptions and digital images to a dealer network and the sale of consumable products related to the fine art and digital market.

     The subscription revenues are derived from numerous customers located principally in metropolitan areas throughout the United States and billed to credit cards on a monthly basis. Generally the credit cards are billed at the end of a month of service. Product revenues from the sale of digital paper, related products and images or download of the image are recognized when delivered to the customer (generally upon shipment or download) provided no significant obligations remain and collectibility is likely. The Company is generally responsible for freight costs and bears all risk of loss.

ADVERTISING

     The cost of advertising is expensed as incurred, except for certain magazine advertisements and trade show credits which are capitalized and expensed the first time the magazine advertisement takes place or when the trade show is attended (Note 15). Included in prepaid expenses and other current assets as of December 31, 2001 is $161,200, representing the outstanding balance of the magazine advertisement and trade show credits. Advertising costs for the years ended December 31, 2001 and 2000 aggregated $273,200 and $300,500, respectively.

INCOME  TAXES

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes, which requires an asset and liability approach. This approach results in the recognition of deferred tax assets (future tax benefits) and liabilities for the expected future tax consequences of temporary differences between the book carrying amounts and the tax basis of assets and liabilities. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be deductible or taxable when the assets and liabilities are recovered or settled. Future tax benefits are subject to a valuation allowance when management believes it is more likely than not that the deferred tax assets will not be realized.

NEW  ACCOUNTING  PRONOUNCEMENTS

     In May 2000, the Emerging Issues Task Force ("EITF") reached a consensus on Issue 00-14, "Accounting for Certain Sales Incentives." This issue addresses the recognition, measurement, and income statement classification for sales incentives offered voluntarily by a vendor without charge to customers that can be used in, or are exercisable by a customer as a result of, a single exchange transaction. In April 2001, the EITF reached a consensus on Issue 00-25, "Vendor Income Statement Characterization of Consideration to a Purchaser of the Vendor's Products or Services." This issue addresses the recognition, measurement and income statement classification of consideration, other than that directly addressed by Issue 00-14, from a vendor to a retailer or wholesaler. Issue 00-25 will be effective for the Company's 2002 fiscal year. Both Issue 00-14 and 00-25 have been codified under issue 01-09, "Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor's Products." We are currently analyzing Issue 01-09. Issue 01-09 is not expected to have a material impact on the Company's financial position or results of operations, except that certain reclassifications may occur. The consensus reached in Issue 00-25 and Issue 00-14 (codified by Issue 01-09) are effective for fiscal quarters beginning after December 15, 2001.

     In June 2001, the Financial Accounting Standards Board finalized SFAS No. 141, Business Combinations), and No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires the use of the purchase method of accounting and prohibits the use of the pooling-of-interests method of accounting for business combinations initiated after June 30, 2001. SFAS No. 141 also requires that the Company recognize acquired intangible assets apart from goodwill if the acquired intangible assets meet certain criteria. SFAS No. 141 applies to all business combinations initiated after June 30, 2001 and for purchase business combinations completed on or after July 1, 2001. It also requires, upon adoption of SFAS No. 142, that the Company reclassify the carrying amounts of intangible assets and goodwill based on the criteria in SFAS No. 141.

     SFAS No. 142 requires, among other things, that companies no longer amortize goodwill, but instead test goodwill for impairment at least annually. In addition, SFAS No.142 requires that the Company identify reporting units for the purposes of assessing potential future impairments of goodwill, reassess the useful lives of other existing recognized intangible assets, and cease amortization of intangible assets with an indefinite useful life. An intangible asset with an indefinite useful life should be tested for impairment in accordance with the guidance in SFAS No. 142. SFAS No. 142 is required to be applied in fiscal years beginning after December 15, 2001 to all goodwill and other intangible assets recognized at that date, regardless of when those assets were initially recognized. SFAS No. 142 requires the Company to complete a transitional goodwill impairment test six months from the date of adoption. The Company is also required to reassess the useful lives of other intangible assets within the first interim quarter after adoption of SFAS No. 142.

     The Company's previous business combination (the acquisition of EVG) was accounted for using the purchase method. As of December 31 2001, the net carrying of amount of goodwill remaining is $3,768,000. Amortization expense during 2001 was $1,368,100. The Company will adopt SFAS No. 141 and SFAS No. 142 effective January 1, 2002, and as a result amortization of goodwill will cease beginning in the first quarter of 2002. As a result of a $4,711,800 goodwill write-down recorded as of December 31, 2001, management does not expect the adoption of SFAS No. 141 and SFAS No. 142 to have an adverse impact on the Company's financial position and results of operations.

     In August 2001, the FASB issued SFAS No. 143 Accounting for Obligations Associated with the Retirement of Long-Lived Assets. SFAS No. 143 addresses financial accounting and reporting for the retirement obligation of an asset. SFAS No. 143 states that companies should recognize the asset retirement cost, at its fair value, as part of the cost asset and classify the accrued amount as a liability in the balance sheet. The asset retirement liability is then accreted to the ultimate payout as interest expense. The initial measurement of the liability would be subsequently updated for revised estimates of the discounted cash outflows. SFAS No. 143 will be effective for fiscal years beginning after June 15, 2002. The Company does not expect that the adoption of SFAS No. 143 will have a material impact on its financial position, results of operations, or cash flows.

     In October 2001, the FASB issued SFAS No. 144 Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS 144 supersedes the SFAS No. 121 by requiring that one accounting model to be used for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired, and by broadening the presentation of discontinued operations to include more disposal transactions. SFAS 144 will be effective for fiscal years beginning after December 15, 2001. The Company does not expect that the adoption of the SFAS No. 144 will have a material impact on its financial position, results of operations, or cash flows.

RECLASSIFICATIONS

     Certain prior year amounts in the accompanying consolidated financial statements have been reclassified to conform to the current year presentation.

EARNINGS  PER  COMMON  SHARE

     During 1998, the Company adopted the provisions of SFAS No. 128, Earnings Per Share. SFAS No. 128 provides for the calculation of basic and diluted earnings per share. Basic earnings per share includes no dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities that could share in the earnings of an entity. For the years ended December 31, 2001 and 2000, options and warrants to purchase 29,748,937 and 30,008,629 shares of common stock, respectively, were excluded from computation of diluted earnings per share since their effect would be anti-dilutive.

2.   BUSINESS ACQUISITION

     On December 20, 2000, the Company closed its acquisition of EVG. Based on negotiations between the parties as set forth in the merger agreement, the Company issued an aggregate of 14,984,000 shares of common stock to the former stockholders of EVG in exchange for all of the outstanding stock of EVG. Also, 3,208,600 additional common shares of the Company were placed in a twelve-month escrow account as security for the indemnification obligations of the former EVG stockholders by the Company as set forth in the merger agreement. The shares were released from the escrow account during December 2001. EVG had no options or other rights to purchase its stock outstanding at the time of the acquisition. In addition, the Company agreed to assume and pay an $800,000 liability of EVG to Marco Fine Arts (a corporation owned by Al Marco, the principal stockholder of EVG and now our Chief Executive Officer) and assume certain lines of credit with a balance of approximately $690,000 in the aggregate. The Company paid the $800,000 from its working capital on December 21, 2000. Upon the acquisition of EVG, the former stockholders of EVG held approximately 25% of the Company's common stock.

     The acquisition was accounted for as a purchase, with the assets acquired and liabilities assumed recorded at estimated fair values at the date of acquisition, and the results of EVG's operations included in the Company's financial statements from the date of acquisition. The results of operations of EVG for the period from December 20, 2000 through December 31, 2000 were insignificant. The components of purchase price and its allocation of assets and liabilities of EVG, and subsequent amortization and write-down of resulting goodwill are as follows:

Components of Purchase Price:                                      Original Purchase Price   Contingent Consideration     TOTAL
----------------------------------------------------------------  -------------------------  -------------------------  ----------
Brightcube common stock (a)                                              14,984,000 shares            3,208,600 shares
Value of common stock (b)                                         $         0.52 per share   $          0.11 per share
                                                                  $              7,791,600   $                 353,000
Acquisition costs                                                                  160,000                           0
----------------------------------------------------------------  -------------------------  -------------------------  ----------
Total purchase price                                              $              7,951,700   $                 352,900  $8,304,600
----------------------------------------------------------------  -------------------------  -------------------------
Fair Value of EVG Net Tangible Assets Acquired (c)                                                                      1,584,400
                                                                                                                       -----------
Excess of cost over net assets acquired                                                                                 9,889,000
Less:  Accumulated  amortization through
          December 31, 2001                                                                                            (1,409,200)
                                                                                                                       -----------
                                                                                                                        8,479,800
Less: Impairment charge                                                                                                (4,711,800)
                                                                                                                       -----------
Excess of cost over net assets acquired, net                                                                           $3,768,000
                                                                                                                       ===========

     (a) 3,208,600 shares of stock were placed in a twelve-month escrow account as security for the indemnification obligations of the former EVG stockholders to the Company. These contingent shares were released from escrow and included in the purchase price on December 20, 2001.

     (b) The $0.52 per share represents the average stock price of the Company surrounding a few days before and after the terms of the EVG acquisition were agreed to and announced (December 8, 2000). The $0.11 per share represents the stock price of the Company on December 20, 2001, when the contingent shares were released from escrow.

     (c) The fair value of assets acquired and liabilities assumed approximates their book value. These assets and liabilities are summarized as follows:

              Current  assets                                  $   317,900
              Property  and  equipment,  net                       165,200
              Other  assets                                         53,600
              -----------------------------------------------  ------------
              Total assets                                         536,700
              -----------------------------------------------  ------------
              Lines of credit due bank and related party           690,000
              Due to related party                                 800,000
              Other current liabilities                            631,100
              -----------------------------------------------  ------------
              Total liabilities                                  2,121,100
              -----------------------------------------------  ------------
              Fair Value of EVG Net Tangible Assets Acquired   $(1,584,400)
                                                               ============

     As discussed above in Note 1, the Company determined that the goodwill related to a portion of the acquired operations from EVG, the Technology division's Dealer Network, was impaired and the goodwill, in total, was written down to its current estimated fair value of $3,768,000.


3.   PROPERTY AND EQUIPMENT

     A summary of property and equipment follows:

     A  summary  of  property  and  equipment  follows:

                                               December 31,
                                                  2001
                                            ---------------
            Computer and office equipment   $      571,600
            Furniture and Fixtures                  43,400
            Leasehold Improvements                 103,400
            ------------------------------  ---------------
                                                   718,400
            Less accumulated depreciation         (409,100)
            ------------------------------  ---------------
                                            $      309,300
            ==============================  ===============

     Depreciation expense during the years ended December 31, 2001 and 2000 was $245,500 and $234,400, respectively.

4.   ACCRUED EXPENSES

     A summary of accrued expenses follows:

                                  December 31, 2001
           ---------------------  -----------------
           Vacation               $         139,800
           Professional fees                 50,300
           Salaries and wages                 6,300
           Sales Tax                         10,300
           Other                             14,000
           ---------------------  -----------------
                                  $         220,700
           =====================  =================

5.   COMMITMENTS AND CONTINGENCIES

LEASES

     The Company leases its facility and certain equipment under operating leases expiring on various years through December 2005. With the acquisition of EVG, the facility in El Segundo, CA is leased from the Company's Chief Executive Officer and Stockholder, for $13,120 per month, subject to 5% annual increases (Note 12). The facility leases require the Company to pay certain maintenance and operating expenses, such as utilities, property taxes and insurance costs. Rent expense related to operating leases for the years ended December 31, 2001 and 2000 was $258,200 and $98,100, respectively.

     A summary of the future minimum lease payments required under non-cancelable operating leases with terms in excess of one year, follows:

           Years  ending  December  31,       Amount
           -----------------------------  ----------
           2002                             $186,200
           2003                              185,700
           2004                              111,700
           2005                                4,200
           -----------------------------  ----------
           Future minimum lease payments    $487,800
           -----------------------------  ==========

EMPLOYMENT  AGREEMENTS

     In May 2000, the Company entered into an employment agreement with an officer/director to serve as Vice Chairman and Chairman of the Executive Committee. The agreement term is until April 2002 and provides for a base salary of $240,000 and a bonus of at least 25% of base salary based on meeting certain financial goals. The Company did not meet these goals in either 2000 or 2001.

     In July 2000, the Company entered into an employment agreement with an officer, expiring July 2003, to serve as President and Chief Operating Officer. The agreement provides for his nomination to the Board of Directors, an annual base salary of $240,000 and the granting of an option to purchase 1,500,000 shares of common stock. In February 2001, the Company entered into a Separation and General Release Agreement under which this executive terminated his employment and immediately vested options to purchase 500,000 shares of common stock at an exercise price of $1.38 per share. The contractual life of these options was extended for two years, and as such, will expire in January 2003. The original option grant, based on his July 2000 employment contract, was for 1,500,000 options vesting over three years. As of February 2001, he had vested in approximately 250,000 shares of his option grant, and therefore, the Separation and General Release Agreement resulted in the accelerated vesting of 250,000 additional options. For accounting purposes, the Company treated the accelerated options as a new grant to a non-employee resulting in additional expense of $65,400 under SFAS No. 123.

     In December 2000, the Company entered into an employment agreement with an officer to serve as Chief Executive Officer, reporting to the Board of Directors for a period of three years. The employment agreement provides that the officer receives an annual base salary of $240,000 and a discretionary bonus based on whether certain revenue levels attained by the Company in 2001. If such targets are met, the officer will have the option of either (i) a bonus of 100% of Base salary in cash or (ii) a stock option grant for the number of shares of the Company's common stock equal to 120% of base salary divided by the average closing stock price. The Company did not meet the criteria necessary for the bonus in 2001 and no such bonus was accrued or paid. The officer was granted an option to purchase 1,500,000 shares of the Common Stock, at an exercise price equal to $0.34 per share, vesting over three years.

     In December 2000, the Company entered into two employment agreements with substantially the same terms with two officers. The employment agreements are for three years. The employment agreement provides that the officers will receive an annual base salary of $100,000 each and a discretionary bonus based on certain revenue levels attained by the Company in 2001. The officer will have the option of either (i) a bonus of 100% of base salary in cash or (ii) a stock option grant for the number of shares of the Company's Common Stock equal to 120% of base salary divided by the average closing stock price. The Company did not meet the criteria necessary for the bonus in 2001, and no such bonus was accrued or paid. The officers were granted an option to purchase 500,000 shares of the Common Stock at an exercise price of $0.34 per share, vesting over three years.

     In November 2001, the Company entered into an employment agreement with an officer with substantially the same terms as the agreements with the two officers referred to above. The employment agreement is for three years. The employment agreement provides that the officer will receive an annual base salary of $100,000 and a discretionary bonus based on certain revenue levels attained by the Company in 2001. The officer will have the option of either (i) a bonus of 100% of base salary in cash or (ii) a stock option grant for the number of shares of the Company's Common Stock equal to 120% of base salary divided by the average closing stock price. The Company did not meet the criteria necessary for the bonus in 2001, and no such bonus was accrued or paid. The officer was granted an option to purchase 500,000 shares of the Common Stock at an exercise price of $0.34 per share, vesting over three years.

6.   LEGAL MATTERS

     In January 2000, a plaintiff filed an action against the Company alleging breach of contract arising out of a lease agreement for office space. During May 2001, the Company settled with the plaintiff for $174,000, of which $20,000 was paid in May 2001 and $154,000 was paid in July 2001. The $174,000 estimated settlement amount was included in accrued expenses as of December 31, 2000.

     In September 2001, the Company entered into a settlement agreement and general release relating to claims by a stockholder regarding his purchase of the Company's stock in a non-public transaction. The Company agreed to register for resale certain shares held by that stockholder, and the Company paid the stockholder $100,000 to settle the claim without admitting fault. The settlement amount was included in general and administrative expenses of the Company during the third quarter of 2001.

7.   DEBT AGREEMENTS

     In connection with the acquisition of EVG on December 20, 2000 (Note 2), the Company refinanced a $690,000 bank loan assumed from EVG. Under the refinanced terms, the $690,000 loan is due in twenty-four monthly principal payments of $28,800 plus interest at the prime rate (4.75% at December 31, 2001) plus 1.25% through December 2002. The refinanced terms also require that the Company maintain minimum cash balances of at least 1.75 times the current principal balance of the loan. Should the cash balance fall below the minimum cash requirements, an amount equal to the principal balance will become restricted. In April 2001, the bank informed the Company that it was out of compliance with this loan covenant. As a result, the bank transferred $517,500 into a restricted account. Once the Company's cash balances exceed the minimum requirements, the funds will be released. As of December 31, 2001, the Company's loan balance was $345,000. As required by the Company's loan covenant, $345,000 was held in a restricted account as of December 31, 2001 as collateral for repayment of the loan.

     During July 2001, the Company obtained a bridge loan from one of the stockholders, Intellect Capital Group (ICG), in the amount of $500,000 at an 8% interest rate. The funds were used for general working capital purposes and had a 15 day demand notice call provision. On August 14, 2001 the Company negotiated a forbearance agreement with ICG providing the Company with a 30 day period commencing July 16, 2001 during which ICG would not call the loan. In return, the Company agreed to provide ICG with a warrant to purchase 1,875,000 shares of common stock at a purchase price of $0.30. The warrant includes a provision for cashless exercise. The Company has determined the fair value of these warrants to be $475,000 based on the Black Scholes model and recorded this amount in the statement of operations as interest expense. The assumptions used in the Black Scholes model were as follows: no dividend yield, expected volatility of 132%, risk free interest rate of 5% and expected life of five years. At December 31, 2001, the balance of this bridge loan was $500,000. The bridge loan was subsequently amended in February 2002 (see Note 16).

8.   STOCKHOLDERS' EQUITY

PREFERRED  STOCK

     Upon the reverse acquisition and reorganization referred to in Note 1, the Company authorized 500,000 shares of Preferred Stock, which may be issued in one or more series. The Preferred Stock can be issued with such rights, preferences, and designations as determined by the Board of Directors.

     In March 2000, the Company obtained financing of $980,500, net of issuance costs of $79,500, through the issuance of 106 shares of Series A convertible preferred stock to investors. The Company also issued warrants to purchase an aggregate of 185,500 shares of common stock with an exercise price of $3.30, expiring March 2005. The preferred stock was convertible into shares of the Company's common stock, based on the number of days from the issuance date through the conversion date, and the conversion price, which is the lower of $2.65 per share or 80% of the average market price for the Company's common stock for the last five trading days immediately preceding the date of conversion. In June 2000, the Company redeemed all 106 shares of Series A convertible preferred stock by paying an aggregate of $1,272,000 and issuing warrants to purchase an aggregate of 80,140 shares of common stock at an exercise price of $3.30 per share. The Company recorded a deemed dividend of $357,000 for the $212,000 cash premium paid by the Company to redeem the stock and the $145,000 fair value of the warrants.

     In June 2000, the Company issued 900 shares of Series B convertible preferred stock to an investor for proceeds of $9,000. The Series B convertible preferred stock was convertible, on or before July 8, 2000, into 50% of the Company's shares of common stock on a fully-diluted basis, following such conversion. In July 2000, the Series B convertible preferred stock was exchanged for 27,914,023 shares of common stock and warrants to purchase 11,900,000 shares of common stock at an exercise price of $1.65 per share. The warrants can be exchanged for 5,950,000 shares of common stock (a two-for-one basis) after December 8, 2000. This transaction has been recorded as a stock issuance cost for the subsequent May 2000 private placement of common stock.

COMMON  STOCK

     In July 2000, the Company's Board of Directors increased the number of authorized shares of common stock to 200,000,000.

     From May 2000 through July 2000, the Company issued 10,646,600 shares in a private placement of common stock and three-year warrants to purchase 5,323,300 shares of common stock at an exercise price of $1.65 per share for proceeds of $12,218,800, net of stock issuance costs of $1,089,200. In connection with the private placement, 28,000 shares of common stock and three-year warrants to purchase 1,221,000 shares of common stock at an exercise price of $1.65 per share were issued as investor referral fees. The 28,000 shares of common stock and the 1,221,000 three-year warrants issued as fees have an aggregate value of $1,263,000 and are considered a stock issuance cost.

     In May 2000, the Company entered into a service agreement with a company to provide investor relation services over a six-month period. Based on the fair market value of the Company's common stock, 37,500 shares of common stock were issued to the consultant in lieu of $75,000 in fees, which has been recorded as compensation cost. In addition, warrants to purchase 100,000 shares of common stock at exercise prices ranging from $2.75 to $4.50 were issued. The warrants vested immediately, and their $157,800 value was recorded as compensation cost. In November 2000, the Company entered into a new investor relations service agreement. The new agreement provided for the issuance of 200,000 shares of common stock, payment of $100,000 and the issuance of warrants to purchase 200,000 shares of common stock at exercise prices ranging from $2.75 to $4.50 in exchange for investor relations services to be provided over a six month period. The shares and warrants vested immediately and are non-refundable, resulting in a measurement date upon the execution of the agreement and valuation of $237,500 and $178,000, respectively. The values of these shares and warrants were amortized over the six month term of the agreement, resulting in deferred compensation cost of $178,100 and $133,500 and compensation expense of $59,400 and $44,500 relating to the shares and warrants, respectively.

     In December 2000, the Company acquired all of EVG's common stock in exchange for 18,192,600 restricted common shares of which 3,208,600 shares were placed in a twelve-month escrow account as security for the indemnification obligations of the former EVG stockholders (see Note 2) and subsequently released in December 2001.

     In January 2001 and June 2001, the Company issued 500,000 shares of common stock upon the exercise of warrants. The exercise price was $0.10 per share, and the Company received $50,000 upon exercise. In June 2001, the Company issued 500 shares of common stock upon the exercise of options. The Company received $200 upon exercise.

     In August 2001, the Company accepted $1,325,000 in new equity investment from several accredited investors and issued 6,750,000 shares of common stock. Stock issuance costs relating to this equity financing were $43,100 which have been recorded as a reduction of total proceeds received. The Company filed a registration statement with the Securities and Exchange Commission in November 2001 to register these shares.

     During July 2001, the Company entered into a six month contract with an investor relations firm, which required the Company to issue 173,333 shares of common stock and a warrant to purchase up to 200,000 shares of common stock at an exercise price of $0.50 for 100,000 shares and $0.75 for 100,000 shares. The common stock warrants have piggyback registration rights and are non-forfeitable and vest immediately. The 100,000 warrants at $0.50 are entitled to demand registration rights should the Company's stock price exceed $1.00 per share. The fair value of the shares and warrants totaled $80,900 which was expensed in the statement of operations over the six month term of the contract.

STOCK  PURCHASE  WARRANTS

     In September 1999, the Company issued warrants to purchase 350,000 shares of common stock at an exercise price of $2.31 in connection with a services agreement. 175,000 of these warrants vested immediately, resulting in deferred compensation cost of $218,800, which was amortized over the one year term of the agreement. The remaining 175,000 warrants vested during 2000 resulting in $309,800 in compensation expense, of which $139,500 related to those warrants vesting during 2000 and was originally recorded as deferred compensation cost.

     In November 1999, the Company issued warrants to purchase 500,000 shares of common stock at an exercise price of $1.01 in connection with a service agreement with a consultant. These warrants vested immediately, resulting in deferred compensation cost of $585,000, which was being amortized over the six month term of the agreement. In April 2000, the Company repriced these warrants to $0.10 and recorded $85,000 in compensation expense. In December 2000, 220,000 of these warrants were exercised. In January 2001, an additional 100,000 of these warrants were exercised.

     In March 2000, the Company sold 400,000 warrants with an exercise price of $0.10 to an investor for proceeds of $10,000. The warrants became exercisable in May 2000 and were exercised during 2001.

     In April 2000, the Company granted warrants to purchase 200,000 shares of common stock to a consultant at an exercise price of $0.10, and granted warrants to purchase 100,000 shares of common stock to the same consultant at an exercise price of $1.00. The warrants expire April 2005 and vested during the second quarter of 2000 resulting in $682,000 in compensation expense in 2000.

     In July 2000, the Company issued three year warrants to purchase 300,000 shares of common stock at an exercise price of $1.65 in settlement of a dispute relating to a binding letter of intent for an equity financing. The $378,000 fair value of the warrant was recorded as stock based compensation expense in 2000.

     As further discussed in Note 7 and 16, on August 14, 2001 in connection with a bridge loan, the Company issued a warrant to ICG to purchase 1,875,000 shares of common stock at a purchase price of $0.30. The warrant includes a provision for cashless exercise. During February 2002, the warrant was repriced to $0.09 per share.

     In August 2001, the Company entered into a financial advisory and investment banking agreement with vFinance Investments, LLC (vFinance) to help raise money for the Company for a one year period ending August 2002. The contract with vFinance for financial advisory services required the Company to issue a warrant for the purchase of 200,000 shares of common stock at an exercise per of $0.27 per share, non-forfeitable, vesting immediately, with a term of five years, piggyback registration rights and a provision for cashless exercise. The fair value of the warrant was $56,700 which is being expensed in the statement of operations over the one year period of the agreement to provide financial advisory services.

     A summary of the activity of the Company's outstanding warrants during 2001 and 2000 follows:

                            Warrants Outstanding

                  December 31, 2001                 December 31, 2000
                           Weighted-Average                Weighted-Average
            Shares          Exercise Price      Shares     Exercise Price
            ------------  -----------------  ------------  ----------------
Beginning    20,605,940   $             1.63     916,000   $          1.05
Granted       2,275,050   $             0.15  19,909,940   $          1.64
Exercised      (500,000)  $             0.10    (220,000)  $          0.10
           -------------                      -----------
Ending       22,380,990   $             1.52  20,605,940   $          1.63
---------  =============  ------------------  ===========  ---------------

     The weighted average fair value of warrants granted in 2001 and 2000 was $0.24 and $1.23, respectively.

     As of December 31, 2001, the following common stock warrants were issued, outstanding and exercisable:

                           Shares
                           subject   Exercise    Fair     Expiration
                         to warrant    price    Value        Date
-----------------------  ----------  ---------  ------  --------------
Issued with respect to:
Services agreement          350,000  $    2.31  $ 1.52  September 2004
Services agreement          180,000       0.10    1.17  November 2004
Issuance of common
stock                        66,000       1.53    1.21  December 2004
Issuance of preferred
Stock and redemption of
Previous warrants           265,690       3.30    1.81  May  2005
Services Agreement          200,000       0.10    2.33  April  2005
Services Agreement          100,000       1.00    2.16  April  2005
Conversion of
preferred stock          11,900,000       1.65    1.26  December  2005
Settlement  Agreement       300,000       1.65    1.26  June 2003
Issuance of common
stock                     6,544,300       1.65    1.01  May-July  2003
Services  Agreement          50,000       2.75    0.92  December  2002
Services Agreement           50,000       3.25    0.90  December  2002
Services Agreement           50,000       4.00    0.88  December  2002
Services Agreement           50,000       4.50    0.86  December  2002
Bridge Loan               1,875,000       0.30    0.25  August 2006
Services Agreement          200,000       0.27    0.28  October 2003
Services Agreement          100,000       0.75    0.14  October 2003
Services Agreement          100,000       0.50    0.16  October 2003
-----------------------  ----------  ---------  ------  --------------
Total                    22,380,990  $    1.52
-----------------------  ----------  ---------  ------  --------------


     The Company estimates the fair value of warrants at the grant date by using the Black-Scholes option pricing-model with the following weighted-average assumptions used for the grants in 2001 and 2000, respectively: dividend yield of 0; expected volatility of 128% and 199%; risk-free interest rate of 5.0% and 6.5%; and an expected life of five years for all warrants.

STOCK  OPTIONS

     In March 1999, the Company adopted a stock option plan for its employees, directors, and consultants. This Plan was amended in June 1999 and subsequently in December 2000. In April 2001, the Company adopted a new stock option plan ("the Plan"). The plan has not yet been formally approved by stockholders and therefore no options granted under the plan are exercisable. The number of shares authorized for options under all plans were 13,750,000. In March 2002, the Company's Board of Directors voted to increase the total options available for issuance to 20,000,000, subject to stockholder approval. As of December 31, 2001 there were 6,382,003 options available for grant, prior to the increase of available options to 20,000,000. Options are exercisable as determined by the Board of Directors on the date of grant and expire not more than ten years after the date of grant. The Company applies Accounting Principles Board (APB) No. 25, Accounting for Stock Issued to Employees, and Related Interpretations in Accounting for Stock Options Issued to Employees. Under APB Opinion No. 25, employee compensation cost is recognized when the estimated fair value of the underlying stock on date of grant exceeds the exercise price of the stock option. For stock options and warrants issued to non-employees, the Company applies SFAS No. 123, Accounting for Stock-Based Compensation, which requires the recognition of compensation cost based upon the fair value of stock options at the grant date using the Black-Scholes option pricing model.

     A summary of the status of the Company's stock option plan as of December 31, 2001 and 2000 and changes during the years then ended is presented in the following table:

                                OPTIONS OUTSTANDING

                               December 31, 2001          December 31, 2000
                                        Wtd.-Avg.                  Wtd.-Avg.
                            Shares     Exer. Price     Shares     Exer. Price
-----------------------  ------------  ------------- -----------  ------------
Beginning                  9,402,689   $       1.04   3,641,501   $       0.75
Granted                    2,050,000   $       0.46   7,237,018   $       1.28
Exercised                       (500)  $       0.48     (81,432)  $       0.53
Canceled                  (4,084,192)  $       1.33  (1,394,398)  $       1.50
                         ------------                -----------
Ending                     7,367,997   $       0.72   9,402,689   $       1.04
                         ============                ===========
Exercisable at
year-end                   3,047,260   $       0.78   2,488,404   $       0.92
-----------------------  ------------  ------------- -----------  ------------
Wtd.-avg. fair value of
Options granted
during the year          $      0.11                              $       0.29

     During 2001, $65,400 in non-employee compensation expense was recorded in connection with a Separation and General Release Agreement entered into with a former employee. During the year ended December 31, 2000, the Company granted 140,000 options to non-employees, resulting in compensation expense of $29,100. The Company estimates the fair value of non-employee stock options at the grant date by using the Black-Scholes option pricing-model with the following weighted average assumptions used for grants in 2001 and 2000, respectively: no dividend yield, expected volatility of 128% and 215%; risk free interest rate of 5.0% and 6.5%; and expected life of four and five years. Additionally, the Company granted 475,000 below-market price options to employees in 2000, resulting in compensation expense of $370,500 and $115,700 during 2001 and 2000, respectively.

     During fiscal 2001, the Company did not grant any stock options with exercise prices that were less than the quoted market price of the Company's common stock. A summary of stock option grants with exercise prices equal to or less than the estimated fair market value on the date of grant during the year ended December 31, 2000 is as follows:

                                                          Weighted Avg Exercise  Weighted Avg Fair
                                       Options Granted           Price           Value of Options
                                   ---------------------  ---------------------  ------------------
Fiscal 2000
Grants with exercise price above
  estimated fair market value                    654,112  $                3.38  $            2.98
Grants with exercise price equal
  to fair market value                         4,660,906                   0.91               0.83
Grants with exercise price less than
  estimated fair market value                  1,922,000                   1.40               1.77
                                       -----------------
                                               7,237,018
                                       =================

     The following table summarizes information about stock options outstanding as of December 31, 2001:

                     Options Outstanding                                Options Exercisable
                      Weighted -Average                                  Weighted -Average

Range of Exercise                          Remaining           Exercise        Number
      Prices        Number Outstanding  Contractual Life        Price        Outstanding   Exercise Price
0.34                         3,000,000       9.04  years  $       0.34         958,333           $0.34
0.44-.50                     3,173,349        3.72 years          0.27       1,545,308            0.27
0.84-1.375                     579,970         8.6 years          1.35         265,217            1.35
1.50-2.00                       60,666        8.30 years          1.62          28,195            1.62
2.125-2.80                     100,000        8.50 years          2.59          50,000            2.59
3.40                           454,012        8.24 years          3.44         200,207            3.44
                          ------------                                     -----------
                             7,367,997        6.65 years          0.72       3,047,260            0.78
                          ============                                     ===========

     While the Company continues to apply APB Opinion No. 25, SFAS No. 123, Accounting for Stock-Based Compensation, requires the Company to provide pro forma information regarding net loss as if compensation cost for the Company's stock option plans had been determined in accordance with the fair value based method prescribed by SFAS No. 123. The Company estimates the fair value of employee stock options at the grant date by using the Black-Scholes option pricing-model with the following weighted-average assumptions used for the grants in 2001 and 2000, respectively: no dividend yield, expected volatility of 128% and 215%; risk-free interest rate of 5.0% and 6.5%; and an expected lives of four and five years.

     Under the accounting provisions of SFAS No. 123, the Company's net loss allocable to common stockholders and net loss per share would have been increased to the pro forma amounts indicated below:

                                            Years ended
                                  December 31,        December 31,
                                      2001               2000

                                 Net loss allocable to common stockholders:
                 As reported     $ (11,828,300)     $  (11,431,300)
            -------------------------------------------------------

                 Pro forma       $ (13,757,800)     $  (12,367,500)
                 --------------------------------------------------

                 Basic and diluted loss per share:
                 As  reported    $       (0.17)     $       (0.35)
                 Pro forma       $       (0.20)     $       (0.38)
                                 --------------     --------------

9.   INCOME TAXES

     For the years ended December 31, 2001 and 2000, income tax expense consists of the $800 California state minimum taxes for each entity. In 2000, this amount is included in loss from discontinued operations in the consolidated statement of operations.

     The following summarizes the differences between the income tax expense and the amount computed by applying the Federal income tax rate of 34% in 2001 and 2000 to loss before income taxes:

                                                            Years ended December 31,
                                                               2001          2000
                                                          -------------  -------------
     Federal income tax at statutory rate                 $ (4,020,800)  $ (3,718,200)
     State income taxes, net of federal
     Benefit                                                   (709,600)     (635,200)
     Compensation  associated  with
      Warrant/stock  option  grants                             272,800     1,435,500
     Increase in valuation allowance                          2,021,200     2,634,700
     Non-deductible  expense  and
     other,  net                                              2,438,800       284,000
                                                          -------------  -------------
                                                          $       2,400  $        800
                                                          =============  =============

     Deferred tax assets (liabilities) comprise the following:

                                        December 31, 2001
    ----------------------------------  ------------------
    Loss carryfowards                   $       6,802,700
    Reserves not currently deductible              86,700
    Depreciation                                   (2,000)
                                        ------------------
                                                6,887,400
    Valuation allowance                        (6,887,400)
    ----------------------------------  ------------------
    Net deferred tax asset              $          ------
    ----------------------------------  ------------------

     The Company has placed a valuation allowance against its gross deferred tax assets due to the uncertainty surrounding the realization of such assets.

     As of December 31, 2001, the Company has net operating loss carry forwards available to reduce future taxable income, if any, of approximately $18,465,300 and $8,741,200 for Federal and California state tax purposes, respectively. The benefits from these carry forwards expire in various years through 2021.

     Pursuant to the "change in ownership" provisions of the Tax Reform Act of 1986, utilization of the Company's net operating loss carryover may be limited, if a cumulative change of ownership of more than 50% occurs within any three-year period. The Company has not determined if such a change in ownership has occurred. An ownership change may have occurred as a result of the transactions as described in Notes 2 and 8. However, the Company has not determined the amount of the loss carryover limitation, if any, resulting from these transactions or any prior transaction.

10.  CONCENTRATIONS

MAJOR  CUSTOMERS

     For the year ended December 31, 2001, no individual customer accounted for more than 10% of net revenues.

     During the year ended December 31, 2000, three customers accounted for 19%, 18% and 14% of net revenues, respectively. As of December 31, 2000, these customers accounted for 52% of total accounts receivable.

CREDIT  RISK

     Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash and cash equivalents. The Company places its cash and cash equivalents with high quality financial institutions. As of December 31, 2001, the Company had deposits with financial institutions, including restricted cash, that aggregated $582,200, of which $100,000 is insured by the Federal Deposit Insurance Corporation.

11.  STATEMENTS OF CASH FLOWS

     During the year ended December 31, 2001 the Company paid $46,800 for interest and $2,400 for income taxes. During the year ended December 31, 2000, the Company paid $9,500 for interest and $800 for income taxes. During the year ended December 31, 2001, non-cash financing activities consisted of the following: the issuance of 189,417 shares of common stock and warrants to purchase 400,000 shares of common stock in exchange for services; and the performance of web site development services for $182,500 worth of advertising and trade show credits. During the year ended December 31, 2000, non-cash financing activities consisted of the following: the issuance of 32,500 shares of common stock in exchange for accrued expenses totaling $15,600; the issuance of warrants to purchase an aggregate of 11,900,000 shares of common stock exchangeable on a two for one basis for common stock; the issuance of 28,000 shares of common stock and warrants to purchase 1,221,000 shares of common stock for fees relating to the private placement of common stock; a deemed dividend of $357,000 on the redemption of Series A Preferred Stock; the issuance of 237,500 shares of common stock in exchange for services; and the issuance of 14,984,000 shares of common stock in exchange for EVG's common stock.

12.  RELATED PARTY TRANSACTIONS

     In July 2000, the Company paid one of its stockholders Intellect Capital Group LLC (ICG) fees of approximately $630,000 in connection with a private placement of the Company's common stock. These fees were based on the Stock Purchase Agreement entered into between the Company and ICG on June 8, 2000 under which ICG purchased 900 shares of Series B Convertible Preferred Stock (Note 8). This transaction occurred before ICG owned any common stock of the Company.

     During July 2001, the Company obtained a bridge loan from ICG in the amount of $500,000 at an annual 8% interest rate (see Note 7). The bridge loan had a 15 day demand notice call provision. On July 14, 2001, the Company negotiated a forbearance agreement with ICG that provided the Company with a 30 day period commencing July 16, 2001 during which ICG would not call the loan. In exchange for this, the Company issued 1,875,000 warrants to purchase shares of the Company's common stock at a purchase price of $0.30 and included a provision for cashless exercise. As further discussed in Note 16, an amendment to the bridge loan was executed in February 2002, which resulted in an increase in the interest rate to 12%, the issuance of a warrant to purchase 500,000 additional shares at an exercise price of $0.09 and the repricing of the original 1,875,000 warrants from $0.30 to $0.09 per share.

     Al Marco, the former majority owner of EVG and current minority stockholder of the Company, is a majority owner of Marco Fine Arts ("MFA"). Pursuant to the acquisition of EVG on December 20, 2000, the Company has assumed a non-interest bearing loan of $800,000 owed by EVG to MFA and a $12,000 loan from one of its minority stockholders. The entire balance of both loans were repaid on December 21, 2000 and January 10, 2001, respectively. In connection with the acquisition of EVG, the Company acquired $100,000 of promotional art prints previously contributed to EVG by MFA for use in future promotions. This amount was included in prepaid expenses and other current assets at December 31, 2000. During 2001, due to a change in strategy to no longer utilize these promotional art prints as a promotional tool, the prepaid amounts related to these promotional art prints lost their value and were subsequently written off.

     In September 2001, the Company entered into a settlement agreement and general release relating to claims against us from a third party that also provided a benefit to our Board of Directors.

     As of December 31, 2001, the Company owed $104,500 to ICG, a minority stockholder, for interest on the bridge loan from ICG and expenses paid by ICG on the Company's behalf. This amount is included in the payable to stockholders.

     Al Marco, the Company's CEO and minority stockholder, owns the building occupied by the Company in El Segundo, California. The Company paid $128,700 in rent to Al Marco during 2001. As of December 31, 2001, the Company owed Al Marco $11,400 for rent, including the 5% increase adjustment.

     During 2001, the Company paid $133,900 to Marco Fine Arts, a company owned by Al Marco, the Company's CEO. This payment related to various operating expenses paid on the Company's behalf by Marco Fine Arts. As of December 31, 2001, the Company owed Marco Fine Arts $4,600.

     In January 2002, the Company entered into an independent contractor agreement with one of its directors whereby the Company will receive business development, marketing and product development services over a one-year period (Note 16).

13.  SEGMENT INFORMATION

     The Company has two reportable segments: Technology and Consumables. See
Note 14, Discontinued Operations and Asset Sale below. Technology, previously referred to as Dealer Network, provides marketing and Internet solutions to a network of independent frame shops and art galleries around the country, in addition to the BRIGHTCUBE SOLUTION, which distributes art images via the internet for print-on-demand by its customers. The Consumables unit develops and distributes a line of proprietary digital inkjet papers. Since the Company's Board of Directors decided to discontinue its ASP Service operations in May 2001, the ASP Services division is no longer a reportable segment.

     The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates segment performance based on income or loss before income taxes, not including nonrecurring gains or losses. Inter-segment transfers between reportable segments have been insignificant. Expenses that are incurred for the benefit of all of the business segments and that are not directly attributable to one business line, such as administrative overhead, are allocated to each segment based on that segment's share of the consolidated revenues. During the year ended December 31, 2001, the Company reduced the allocation of general and administrative expenses to the ASP Services division as this division was discontinued. As the majority of these general and administrative expenses will not be reduced with this discontinuation, the expenses are being allocated to the remaining operating divisions. The Company's reportable segments are strategic business units that offer different products and services. They are managed separately because each business requires different technologies or products and marketing strategies.

     The following table presents information about reported segment loss and segment assets for the year ended December 31, 2001:

                                          TECHNOLOGY    CONSUMABLES       TOTAL
                                         ------------  ------------  --------------
Revenues from external customers         $   435,600   $  1,132,400   $  1,568,000
Interest income                                7,400         19,300         26,700
Interest and other expense                   124,600        417,600        542,200
Depreciation                                  56,500        189,000        245,500
Segment loss from continuing operations   (6,235,900)    (5,207,000)   (11,442,900)
Segment assets                             1,093,000      4,470,700      5,563,700
Expenditures for segment assets               18,200         27,400         45,600

     The total of reported segment revenues, loss from continuing operations and total assets equals the Company's consolidated totals except amounts included under discontinued operations. Prior to the year ended December 31, 2001, the Company only operated in one business segment, which was discontinued in 2001.

14.  DISCONTINUED OPERATIONS AND ASSET SALE

     During May 2001 the Company's Board of Directors decided to either sell or close the operations of the Company's ASP Services division. In October 2001 Brightcube entered into an asset purchase agreement to sell this division. This transaction closed during November 2001, and the Company received $1,020,000 in cash at closing. An additional $180,000 is being held in escrow for 14 months but is not included in the gain from the sale of the operations due to the uncertainty of collections.

     A calculation of the gain from the sale of the ASP Services division assets is as follows:

Sales Price                                           $  1,020,000
Net Book Value of Assets Sold                             (203,900)
Loss from operations from May to October 2001             (223,000)
                                                      -------------
Gain                                                  $    593,100
                                                      =============

     The operating results of this discontinued operation for 2001 and 2000 are as follows:

                           Year ended  December 31,
                             2001           2000
                         ------------  --------------
Net Sales                $   505,800   $     481,000
                         ------------  --------------
Gross Profit                 310,900          94,600
                         ------------  --------------
(Loss) from Operations    (1,201,500)    (11,268,500)
                         ------------  --------------
NET (Loss)               $(1,202,300)  $ (11,074,300)
                         ============  ==============

15.  NON-MONETARY TRANSACTION

     During the fourth quarter of 2001, the Company entered into an agreement with an unrelated party whereby the Company agreed to develop and maintain two web sites in return for magazine advertisement and trade show booth space credits. The Company has valued this transaction based on the estimated fair value of the services received of $182,500. As a result of this transaction, the Company recorded $161,200 in prepaid advertising and $63,500 in deferred revenue as of December 31, 2001. During the year ended December 31, 2001, the Company recognized $119,000 in other income for web site development services provided and $21,300 in advertising expense for trade show space utilized related to this agreement.

16.  SUBSEQUENT EVENTS

     In January 2002, the Company entered into a consulting agreement with one of its Directors, for a twelve month period. In exchange for business development, marketing, and product development consulting services, this Director will be paid $2,500 per month as base consulting fees for services in regards to the Company's OEM paper sales and $2,500 per month as a draw against future commissions. Additionally, the Director is to receive 1% to 3% commissions on paper sales to large customers based on his efforts. The Director also was granted non-qualified options to purchase 350,000 shares of Common Stock at an exercise price of $0.11 per share in the Company. 50% of these options vest immediately upon issuance and the remaining 50% vest quarterly over one year. In accordance with SFAS No. 123, the value of the 350,000 options will be recorded as compensation expense over the one year term of the agreement, with the value attributable to the initial 175,000 options vesting immediately ($22,900) being measured upon issuance and the value of the remaining 175,000 options being measured over the one year quarterly vesting period, subject to variable accounting rules.

     In February and March 2002, on two closing dates with the same terms, the Company obtained $1,325,000, less financing and bank fees of $179,300, from a bridge loan from outside investors through a placement agent, vFinance Investments, Inc, (the "Bridge"). The Bridge consisted of 26.5 Units (each unit ("Unit") consisting of a 12% nine-month Promissory Note in the principal amount of $50,000 (the "Notes") and 50,000 five-year Common Stock purchase warrants exercisable at $0.09 per share; pursuant to a Subscription Agreement dated January 25, 2002 by and among the Company and certain investors (the "Investors") (the "Subscription Agreement"). Additionally, under the terms of the Subscription Agreement if the Notes are not repaid within 9-months, the Company will issue to holders of any Notes then outstanding a total of 2,500,000 Common Stock purchase warrants exercisable at $0.06 per share per month past due, up to a maximum of 10,000,000 Common Stock purchase warrants, (the "Penalty Warrants"). Additionally, in connection with the Bridge, the Company issued 265,000 shares of common stock and warrants to purchase an additional 265,000 shares of common stock with an exercise price of $0.09 per share as placement agent fees. The Company has determined the fair value of the 1,590,000 warrants and 265,000 shares of common stock issued in connection with this 2002 Bridge to be $233,700 based on the Black Scholes model, and will record this amount in the statement of operations as interest expense over the nine-month term of the loan. The assumptions used in the Black Scholes model were as follows: no dividend yield, expected volatility of 128%, risk free interest rate of 5% and expected life of five years.

     In February 2002, in connection with the Bridge, ICG agreed to amend its earlier bridge loan from July 2001 for $500,000 as follows: (i) ICG will subordinate its repayment right and will have the right to receive up to $1 for every $2 paid to the note holders under the Bridge unless the Bridge is repaid in full, and (ii) ICG will not exercise the ability under the Loan and Security Agreement and Promissory Note, both dated July 16, 2001 by and between the Company and ICG, for demand payment rights until the earlier of (a) November 30, 2002 or (b) the Bridge is repaid in full. In return the Company agreed to: (i) issue 500,000 Common Stock purchase warrants exercisable at $0.09 per share to ICG under the same terms as the Note holders under the Bridge, (ii) lower the exercise price of the previously issued 1,875,000 Common Stock purchase warrants from $.30 to $.09 per share and (iii) allow ICG to participate pro rata in the Penalty Warrants, if any, and (iv) increase the interest rate on the loan from 8% to 12% per annum effective February 19, 2002. The Company has determined the fair value of the 500,000 additional warrants and the incremental fair value of the 1,875,000 warrants repriced from $0.30 to $0.09 to be $62,200 based on the Black Scholes model and will record this amount in the statement of operations as interest expense over the amended nine-month term of the loan. The assumptions used in the Black Scholes model were the same as noted in the paragraph above.

     On March 13, 2002, the Board of Directors granted options to purchase common shares to management, outside board members, and various other employees as part of a 2002 compensation package. Management and several employees received 5,340,000 options to purchase common stock at $0.11 per share, vesting over three years. Outside Board members received 2,200,000 options with the same exercise price vesting over one year. The intrinsic value of the options issued to management and employees and 600,000 of the options issued to outside Board members was $415,800. The Company has determined the fair value of the remaining 1,600,000 Board options to be $280,800 based on the Black Scholes model, with the following assumptions: no dividend yield, expected volatility of 128%, risk-free interest rate of 5%, and expected life of ten years. The Company will record compensation expense relating to these option issuances over their respective vesting periods.

     (Unaudited) On April 3, 2002, the Company entered into a one-year agreement, effective as of March 1, 2002, with an investor relations firm. The agreement requires the Company to issue a total of 10,000,000 unregistered and restricted shares of common stock in exchange for the investor relations firm's services. The Company has determined that the fair value of the shares to be issued as $1,300,000 based on the price of the Company's stock on March 1, 2002 (the effective date of the agreement). The Company will record this amount in the statement of operations as investor relations expense evenly over twelve months beginning on March 1, 2002. The Company will record a prepaid expense on its balance sheet for any unexpensed amount.